Exhibit 10.3

EXECUTION COPY

FIFTH AMENDMENT TO

SECOND LIEN CREDIT AGREEMENT

FIFTH AMENDMENT TO SECOND LIEN CREDIT AGREEMENT (this “Amendment”) dated as of July 5, 2018 among

SEARS HOLDINGS CORPORATION, a Delaware corporation (“Holdings”),

SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation (“SRAC”), and KMART CORPORATION, a Michigan corporation (“Kmart Corp.”),

the other Guarantors listed on the signature page hereto (the “Guarantors”).

the Lenders party hereto, and

JPP, LLC, as Administrative Agent and collateral administrator (the “Agent”),

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, Holdings, SRAC, Kmart Corp., the other Guarantors party thereto, the Lenders party thereto and the Agent are party to that certain Second Lien Credit Agreement (as amended by that certain First Amendment to Second Lien Credit Agreement, dated as of July 7, 2017, that certain Second Amendment to Second Lien Credit Agreement, dated as of January 9, 2018, that certain Third Amendment to Second Lien Credit Agreement, dated as of February 7, 2018, that certain Fourth Amendment to Second Lien Credit Agreement, dated as of March 20, 2018 and as further amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Second Lien Credit Agreement”; the Existing Second Lien Credit Agreement as amended hereby, the “Amended Second Lien Credit Agreement”); and

WHEREAS, Holdings, SRAC, Kmart Corp., the other Guarantors, the Lenders party hereto (which, collectively, constitute all of the Lenders, including the Alternative Tranche Line of Credit Lenders) and the Agent have agreed to amend the Existing Second Lien Credit Agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1.	Incorporation of Terms. All capitalized terms not otherwise defined herein shall have the same meaning as in the Amended Second Lien Credit Agreement.

2.	Representations and Warranties. By execution of this Amendment, each Loan Party certifies that, as of the Amendment Effective Date:

a.	no Default or Event of Default has occurred and is continuing under the Amended Second Lien Credit Agreement or under any other Loan Document;

b.	all representations and warranties contained in the Amended Second Lien Credit Agreement and the other Loan Documents are true and correct in all material respects as of the date hereof, except to the extent that (A) such representations or warranties are qualified by a materiality standard (in which case such representations or warranties are true and correct in all respects) or (B) such representations or warranties expressly relate to an earlier date (in which case such representations or warranties are true and correct in all material respects as of such earlier date);

c.	the execution, delivery and performance by each Loan Party party hereto and thereto of this Amendment and the other documents executed in connection herewith, and the consummation of the transactions contemplated hereby or thereby, are within such Loan Party’s powers, have been duly authorized by all necessary organizational action, and do not contravene (A) the charter or by-laws or other organizational or governing documents of such Loan Party or (B) law or any contractual restriction binding on or affecting any Loan Party, except, for purposes of this clause (B), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect;

d.	no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance of this Amendment and the other documents executed in connection herewith, in each case by any Loan Party party hereto or thereto, that has not already been obtained if the failure to obtain such authorization, approval or other action could reasonably be expected to result in a Material Adverse Effect; and

e.	this Amendment has been duly executed and delivered by each Loan Party party hereto, constitutes the legal, valid and binding obligation of each Loan Party party hereto enforceable against such Loan Party in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.	Release by Loan Parties. Each Loan Party hereby acknowledges and agrees that it has no actual knowledge of any defenses or claims against any Lender, the Agent, any of their Affiliates, or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns with respect to the Obligations (each, solely in their capacities as such), and that if such Loan Party now has, or ever did have, any defenses or claims with respect to the Obligations against any Lender, the Agent, or any of their respective Affiliates or any of their respective officers, directors, employees, attorneys, representatives, predecessors, successors, or assigns (each, solely in their capacities as such), whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of effectiveness of this Amendment, all of them are hereby expressly WAIVED, and each Loan Party hereby RELEASES each Lender, the Agent, their respective Affiliates and their respective officers, directors, employees, attorneys, representatives, predecessors, successors, and assigns (each, solely in their capacities as such) from any liability therefor.

4.	Amendments to Existing Second Lien Credit Agreement. The Existing Second Lien Credit Agreement and the Exhibits thereto are hereby amended to delete the red stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the blue double-underlined text (indicated textually in the same manner as the following example: double-underlined) as set forth in the pages of the Amended Second Lien Credit Agreement attached as Annex A hereto. The Existing Second Lien Credit Agreement is further amended by the addition of new Schedule 2.03(c) in the form attached hereto as Annex B. Except as provided herein and in the Amended Second Lien Credit Agreement, all of the terms and conditions of the Existing Second Lien Credit Agreement shall remain in full force and effect.

5.	Conditions to Effectiveness. This Amendment shall become effective on the date (the “Amendment Effective Date”) that each of the following conditions precedent has been fulfilled as determined by the Agent:

a.	This Amendment shall have been duly executed and delivered by Holdings, SRAC, Kmart Corp., each other Loan Party, each of the Lenders and the Agent, and the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

b.	All action on the part of Holdings, SRAC and Kmart Corp. necessary for the valid execution, delivery and performance by Holdings, SRAC and Kmart Corp. of this Amendment shall have been duly taken.

c.	The Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party, each dated as of the Amendment Effective Date (or, in the case of certificates of governmental officials, a recent date before the Amendment Effective Date) and each in form and substance satisfactory to Agent:

i.	such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of Holdings, SRAC and Kmart Corp. as the Agent may reasonably require evidencing (A) the authority of Holdings, SRAC and Kmart Corp. to enter into this Amendment and the other documents or instruments executed or to be executed in connection with this Amendment to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Authorized Officer of Holdings, SRAC and Kmart Corp. authorized to act as an Authorized Officer in connection with this Amendment and such other documents to which Holdings, SRAC or Kmart Corp., as applicable, is a party or is to be a party (or, in the case of this clause (B), in the Agent’s discretion, “no change” certifications);

ii.	copies of the organization or other governing documents of Holdings, SRAC and Kmart Corp. and such other documents and certifications as the Agent may reasonably require to evidence that each of Holdings, SRAC and Kmart Corp. is duly organized or formed (or, in the Agent’s discretion, “no change” certifications) and that each of Holdings, SRAC and Kmart Corp. is validly existing and in good standing;

iii.	an opinion of in house counsel to Holdings and of one or more special or local counsel to Holdings, SRAC and Kmart Corp., addressed to the Agent and each Lender as to such matters as the Agent may reasonably request; and

iv.	a certificate signed by an Authorized Officer of Holdings, SRAC and Kmart Corp. certifying (A) that the representations and warranties specified in Section 2 above are true and correct as of the Amendment Effective Date, and (B) that the execution and delivery of the Amendment will not conflict with, and the Liens on the Collateral as of the Amendment Effective Date to secure the Loans are permitted by, (i) the Indenture for the Existing Second Lien Notes, as amended, (ii) the Indenture for the New Second Lien Notes, as amended, (iii) the First Lien Credit Agreement, (iv) the Security Documents in effect as of the Amendment Effective Date, (v) that certain Letter of Credit Reimbursement Agreement, dated as of December 28, 2016, by and among Holdings, the Borrowers, certain financial institutions and Citibank, N.A. as administrative agent and issuing bank, as amended, (vi) that certain Third Amended and Restated Loan Agreement, dated as of June 4, 2018, by and among JPP, LLC, JPP II, LLC, Cascade Investment, L.L.C., Sears, Roebuck and Co, Kmart Corporation and the other borrower parties thereto, as amended, (vii) that certain Term Loan Credit Agreement, dated as of January 4, 2018, among Holdings, the Borrowers, the guarantors party thereto from time to time, the lenders party thereto from time to time and JPP, LLC, as administrative agent and collateral administrator, as amended, (viii) that certain Credit Agreement, dated as of March 14, 2018, among SRC O.P. LLC, SRC Facilities LLC and SRC Real Estate (TX), LLC, as borrowers, and UBS AG, Stamford Branch, as Administrative Agent and the lenders party thereto, as amended, and (ix) that certain Mezzanine Loan Agreement, dated as of March 14, 2018, among SRC Sparrow 2 LLC, as borrower, JPP, LLC as administrative agent and the lenders party thereto, as amended.

d.	After giving effect to this Amendment and the transactions contemplated hereunder, Capped Excess Availability shall not be less than $150,000,000.

e.	Holdings, SRAC and Kmart Corp. shall have paid all fees, expenses and other amounts due and owing to the Agent and the Lenders that have executed this Amendment.

6.	Binding Effect. The terms and provisions hereof and of the Amended Second Lien Credit Agreement shall be binding upon and inure to the benefit of the parties hereto, the Lenders (including, without limitation, the Alternative Tranche Line of Credit Lender party hereto) and their respective successors and assigns.

7.	Expenses. Holdings, SRAC and Kmart Corp. shall reimburse the Agent for all reasonable and documented out-of-pocket expenses incurred in connection herewith, including, without limitation, reasonable attorneys’ fees.

8.	Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

9.	Acknowledgement and Reaffirmation. Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms as of the date hereof the covenants and agreements contained in this Amendment and each Loan Document to which it is a party, including in each case such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby, (c) agrees that this Amendment and all documents executed in connection herewith do no operate to reduce or discharge such Loan Party’s obligations under the Loan Documents, (d) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and secure the Secured Obligations (as defined under the Security Agreement), including those Obligations arising under any of the Amended Second Lien Credit Agreement, the Security Agreement and the Existing Intercreditor Agreement and (e) agrees that neither this Amendment nor any other document executed in connection herewith shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents. Each Guarantor hereby confirms that its guarantee under the Amended Second Lien Credit Agreement remains unaltered and in full force and effect and hereby reaffirms, ratifies and confirms the terms and conditions of such guarantee.

10.	Liens Unimpaired. Neither the modification of the Existing Second Lien Credit Agreement effected pursuant to, or in accordance with, this Amendment nor the execution, delivery, performance or effectiveness of this Amendment: (a) impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or (b) requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

11.	Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[Remainder of page intentionally left blank; Signature pages follow.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as of the date first above written.

SEARS HOLDINGS CORPORATION

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer

CALIFORNIA BUILDER APPLIANCES, INC. FLORIDA BUILDER APPLIANCES, INC. KMART HOLDING CORPORATION KMART OPERATIONS LLC SEARS OPERATIONS LLC SEARS, ROEBUCK AND CO.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer

SEARS HOLDINGS MANAGEMENT CORPORATION SEARS HOME IMPROVEMENT PRODUCTS, INC.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: President

SEARS ROEBUCK ACCEPTANCE CORP.

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President, Finance

[Signature page to Fifth Amendment to Second Lien Credit Agreement]

A&E FACTORY SERVICE, LLC

A&E HOME DELIVERY, LLC

A&E LAWN & GARDEN, LLC

A&E SIGNATURE SERVICE, LLC

KLC, INC.

KMART OF MICHIGAN, INC.

PRIVATE BRANDS, LTD.

SEARS BRANDS MANAGEMENT CORPORATION

SEARS PROTECTION COMPANY

SEARS PROTECTION COMPANY (FLORIDA),

L.L.C.

SEARS, ROEBUCK DE PUERTO RICO, INC.

SOE, INC.

STARWEST, LLC

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President

KMART.COM LLC

By: Bluelight.com, Inc., its Member

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Vice President

KMART OF WASHINGTON LLC KMART STORES OF ILLINOIS LLC KMART STORES OF TEXAS LLC MYGOFER LLC

By: Kmart Corporation, its Member

By:	/s/ Robert A. Riecker
Name: Robert A. Riecker
Title: Chief Financial Officer

[Signature page to Fifth Amendment to Second Lien Credit Agreement]

JPP, LLC, as Agent and as a Lender

By:	/s/ Edward S. Lampert
	Name:	Edward S. Lampert
	Title:	Member

[Signature page to Fifth Amendment to Second Lien Credit Agreement]

JPP II, LLC, as a Lender By: RBS Partners, L.P., as Manager By: ESL Investments, Inc., as General Partner

By:	/s/ Edward S. Lampert
	Name:	Edward S. Lampert
	Title:	Chairman and Chief Executive Officer

[Signature page to Fifth Amendment to Second Lien Credit Agreement]

OCH-ZIFF CAPITAL STRUCTURE ARBITRAGE MASTER FUND LTD. as Lender

By: OZ Management LP, its investment manager

By: Och-Ziff Holding Corporation, its General Partner

By:	/s/ Wayne Cohen
Name: Wayne Cohen
Title: President and Chief Operating Officer

[Signature page to Fifth Amendment to Second Lien Credit Agreement]

Annex A

Conformed Second Lien Credit Agreement

[See Attached]

ANNEX A

SECOND LIEN CREDIT AGREEMENT

Dated as of September 1, 2016

as amended July 7, 2017

as further amended January 9, 2018

as further amended February 7, 2018

as further amended March 20, 2018

as further amended July 5, 2018

among

SEARS HOLDINGS CORPORATION

and

SEARS ROEBUCK ACCEPTANCE CORP.

and

KMART CORPORATION,

as Borrowers

and

THE GUARANTORS PARTY HERETO,

and

THE LENDERS NAMED HEREIN,

and

JPP, LLC,

as Agent

i

ii

SCHEDULES

Schedule 1.01	Reserved

Schedule 2.03(c)	Alternative Tranche Line of Credit Loans

Schedule 5.01(n)	Pension Plan Issues

Schedule 5.01(p)	UCC Filing Jurisdictions

Schedule 5.01(s)	Existing Rights to Purchase Equity Interests

Schedule 5.01(t)	Labor Matters

Schedule 6.01(j)	Financial and Collateral Reports

Schedule 6.02(d)	Restricted Payments

Schedule 6.02(k)(ii)	Investment Policy

EXHIBITS

Exhibit A	Reserved

Exhibit B	Form of Assignment and Acceptance

Exhibit C	Reserved

Exhibit D	Reserved

Exhibit E	Reserved

Exhibit F	Reserved

Exhibit G	Reserved

Exhibit H	Reserved

Exhibit I	Form of Compliance Certificate

Exhibit J	Form of Joinder Agreement

Exhibit K	Form of Line of Credit Lender Joinder Agreement

Exhibit L	Form of Line of Credit Loan Proposal

Exhibit M	Form of Notice of Conversion

iii

SECOND LIEN CREDIT AGREEMENT (this “Agreement”) dated as of September 1, 2016, as amended on July 7, 2017 (the “First Amendment Effective Date”), as further amended on January 9, 2018, as further amended on February 7, 2018, as further amended on March 20, 2018 and as further amended on ~~March 20, 2018,~~ July 5, 2018 among SEARS HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), SEARS ROEBUCK ACCEPTANCE CORP., a Delaware corporation (“SRAC”), KMART CORPORATION, a Michigan corporation (“Kmart Corp.”), the guarantors listed on the signature pages hereto or pursuant to any joinder hereto as provided in Sections 6.01(i) and 10.08, the banks, financial institutions and other institutional lenders listed on the signature pages hereof or pursuant to any joinder hereto as provided in Section 10.10 or through an assignment as provided in Section 9.07 hereof as Lenders, and JPP, LLC, a Delaware limited liability company, as administrative agent and collateral administrator (the “Agent”).

W I T N E S S E T H:

WHEREAS, Holdings, SRAC, Kmart Corp., certain lenders, Wells Fargo Bank, National Association, f/k/a Wells Fargo Retail Finance, LLC. and General Electric Capital Corporation, as co-collateral agents and co-syndication agents, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as documentation agents, Merrill Lynch, Pierce, Fenner & Smith Incorporated f/k/a Banc of America Securities LLC, Wells Fargo Retail Finance, LLC and GE Capital Markets, Inc. as joint lead arrangers and joint bookrunners, and the First Lien Agent (as defined below), are party to the First Lien Credit Agreement (as defined below); and

WHEREAS, the Borrowers have requested that the Term Lenders make term loans to the Borrowers on the terms and subject to the conditions set forth in this Agreement and may request that the Line of Credit Lenders make loans to the Borrowers from time to time~~,~~ and the Alternative Tranche Line of Credit Lenders shall be deemed to have made loans to the Borrowers, in each case as contemplated herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers for three (3) days (whether or not consecutive) during any thirty (30) day period to maintain Capped Excess Availability equal to at least 15% of the Line Cap. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing at the Agent’s option (x) so long as such Event of Default shall be continuing, and/or (y) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to maintain Capped Excess Availability as required hereunder, until Capped Excess Availability has exceeded 15% of the Line Cap for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in clauses (i) or (ii) hereof again arise.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person (a) a purchase of a controlling interest in, the equity interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a controlling interest in the equity interests, of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Commitment Lender” has the meaning set forth in Section 2.19(c).

“Additional Extending Lenders” has the meaning set forth in Section 2.18(c).

“Additional First Lien Debt” means any Debt that is issued or guaranteed by a Borrower and/or any Guarantor (other than the First Lien Credit Agreement Obligations) which Debt and guarantees are permitted to be issued hereunder and are secured by the Collateral (or a portion thereof) on a pari passu basis with the First Lien Credit Agreement Obligations. The Borrowers may designate any such Debt to be Additional First Lien Debt by written notice to the Agent, provided such designation shall not result in the aggregate amount of Priority Obligations exceeding the amounts permitted pursuant to Section 6.02 hereof.

“Additional First Lien Debt Documents” means, with respect to any series, issue or class of Additional First Lien Debt, the promissory notes, loan agreements, indentures, or other operative agreements evidencing or governing such Indebtedness, in each case, as may be amended, restated, amended and restated, modified, supplemented, replaced, extended, renewed and/or refinanced from time to time in accordance with the terms of this Agreement.

“Additional First Lien Debt Obligations” means, with respect to any series, issue or class of Additional First Lien Debt, all amounts owing pursuant to the terms of such Additional First Lien Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest, letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts.

“Adjusted Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any items of loss resulting from the sale of assets other than in the ordinary course of business for such period, (v) any non-cash charges for tangible or intangible impairments or asset write downs for such period (excluding any write downs or write-offs of Inventory other than write-downs or write-offs of Inventory related to up to 100 store closings in any four consecutive fiscal quarters), and (vi) any other non-cash charges for such period (including non-cash charges arising from share-based payments to employees or directors, but excluding (1) any non-cash charge already added back to Consolidated Net Income in the calculation of Adjusted Consolidated EBITDA in a prior period, (2) any non-cash charge that relates to the write-down or write-off of Inventory other than write-downs or write-offs of Inventory related to up to 100 store closings in any four consecutive fiscal quarters, and (3) non-cash charges for which a cash payment is required to be made in that or any other period), minus (b) without duplication and to the extent included in Consolidated Net Income for such period, (i) any items of gain resulting from the sale of assets other than in the ordinary course of business for such period, (ii) any cash payments made during such period in respect of non-cash charges described in clause (a)(vi) taken in a prior period and (iii) any non-cash items of income for such period, all calculated on a Consolidated basis in accordance with GAAP (excluding any non-cash income already deducted from Consolidated Net Income in the calculation of Adjusted Consolidated EBITDA in a prior period). For the purposes of calculating Adjusted Consolidated EBITDA in connection with any determination of the Consolidated Leverage Ratio or Fixed Charge Ratio, (i) if at any time during the applicable four-quarter period, Holdings or any of its Subsidiaries shall have made any Material Disposition, the Adjusted Consolidated EBITDA for such fiscal quarter shall be reduced by an amount equal to the Adjusted Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such period or increased by an amount equal to the Adjusted

Consolidated EBITDA (if negative) attributable thereto for such fiscal period and (ii) if at any time during the applicable four-quarter period, Holdings or any of its Subsidiaries shall have made a Material Acquisition, Adjusted Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Holdings and its Subsidiaries in excess of $100,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $100,000,000.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person by contract or otherwise.

“Agent” has the meaning provided in the Preamble, or any successor thereto. For purposes of the Security Agreement, the Agent shall be a “Pari Passu Agent”, as defined therein.

“Alternative Tranche Fixed Rate” means 6 5/8% per annum.

“Alternative Tranche Line of Credit Lenders” means, collectively, each Person party hereto as a Alternative Tranche Line of Credit Lender on the Fifth Amendment Effective Date and each Person that shall become a party hereto as an Alternative Tranche Line of Credit Lender pursuant to Section 9.07. For the avoidance of doubt, no Alternative Tranche Line of Credit Lender shall be deemed to be a Term Lender or a Line of Credit Lender by reason of holding an Alternative Tranche Line of Credit Loan

“Alternative Tranche Line of Credit Loan” means the line of credit loans deemed to have been made by the Alternative Tranche Line of Credit Lenders on the Fifth Amendment Date pursuant to Section2.03(c).

“Alternative Tranche Line of Credit Loan Obligations” means the Alternative Tranche Line of Credit Loans and the guarantees thereof by the Guarantors and all Obligations related to any of the foregoing.

“Alternative Tranche Maturity Date” means October 15, 2018.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Application of Disposition Proceeds” means, with respect to any applicable Disposition, the application of the Net Proceeds thereof by Holdings and its Subsidiaries in the order set forth in the First Lien Credit Agreement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“April 2016 Mortgage Debt” means the Debt owing by Sears and certain other Subsidiaries of Holdings to JPP, LLC, JPP II, LLC and Cascade Investment, L.L.C., as lenders, pursuant to that certain $500,000,000 secured short-term loan facility dated as of April 8, 2016, as amended and restated on May 22, 2017, and as may be further amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit B hereto.

“Authorized Officer” means, as to Holdings, any Borrower or any other Loan Party, its president, chief executive officer, chief financial officer, vice president and controller, vice president and treasurer, vice president, finance, executive vice president, finance or any other person designated by it and acceptable to the Agent. Any document delivered hereunder that is signed by an Authorized Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the Eurodollar Rate (calculated utilizing a one-month Interest Period) plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by the First Lien Agent as its “prime rate.” Any change in such rate announced by the First Lien Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means a Term Loan Borrowing that bears interest as provided in 2.08(b)(i).

“Board of Directors” means either the board of directors of Holdings or any duly authorized committee of that board or any committee of officers or other representatives of Holdings duly authorized by a board resolution to act on behalf of that board or in its stead.

“Borrower Information” has the meaning specified in Section 9.08.

“Borrowers” means, collectively, SRAC and Kmart Corp.; provided that in the event SRAC is dissolved, merged with and into Holdings or any Subsidiary of Holdings or otherwise ceases to exist in accordance with Section 6.01(d), then Holdings shall designate that Holdings or a direct wholly owned Domestic Subsidiary of Holdings become a Borrower for all purposes of the Loan Documents; provided further that, solely with respect to Alternative Tranche Line of Credit Loan, the sole Borrower shall be Holdings (and, for the avoidance of doubt, not SRAC or Kmart Corp.).

“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type made by each of the applicable Term Lenders pursuant to Section 2.01 provided that no more than ten (10) Interest Periods in the aggregate for Term Loan Borrowings constituting Eurodollar Rate Advances may be outstanding at any time.

“Borrowing Base” means, as of any date, the sum of (1) 90% of the book value (calculated in accordance with GAAP) of the accounts receivable of the Loan Parties, on a consolidated basis, on such date and (2) 75% of the book value (calculated in accordance with GAAP) of the inventory of the Loan Parties, on a consolidated basis, on such date.

“Borrowing Base Certificate” means a certificate, signed by an Authorized Officer of Holdings and in a form reasonably acceptable to the Agent, setting forth the calculation of the Borrowing Base as of the relevant date.

“Business Combination” means a merger, consolidation, statutory share exchange, amalgamation, tender offer, recapitalization, reorganization, scheme of arrangement or similar transaction that requires the approval of Holdings’ stockholders.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York or Boston, Massachusetts or, in the case of matters relating to SRAC, Greenville, Delaware or, in the case of matters relating to Kmart Corp., Detroit, Michigan, and, if the applicable Business Day relates to any Eurodollar Rate Advances, a day of the year on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, all cash expenditures made or costs incurred for the acquisition or improvement of fixed or capital assets of such Person, in each case that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capped Excess Availability” means, at any time, “Capped Excess Availability” as defined in the First Lien Credit Agreement (or analogous term in any successor agreement).

“Cash Election” has the meaning set forth in Section 2.08(c).

“Cash Equivalents” means investments of Holdings and its Subsidiaries recorded as cash or cash equivalents in accordance with GAAP.

“Class” means (a) the class consisting of Term Lenders, (b) the class consisting of Line of Credit Lenders, (c) the class consisting of Alternative Tranche Line of Credit Lenders, (d) any class of Extending Lenders and, if applicable, Additional Extending Lenders having a Commitment established pursuant to Section 2.18, and (~~c~~e) any Class of Incremental Term Loans established pursuant to Section 2.19, as the context may require. For clarity, except as expressly provided herein, ~~each Term~~(x) each Term Lender shall have the same rights and obligations under this Agreement and the other Loan Documents, (y) each Line of Credit Lender shall have the same rights and obligations under this Agreement and the other Loan Documents and (z) each Alternative Tranche Line of Credit Lender shall have the same rights and obligations under this Agreement and the other Loan Documents.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien (excluding any license granted to the Collateral Agent (and deemed to be a Lien pursuant to the definition thereof) for the sole purpose of enabling the Collateral Agent to exercise rights and remedies with respect to Liens otherwise granted on the Collateral) is purported to be created by any Security Document.

“Collateral Agent” has the meaning provided in the Security Agreement.

“Collateral Coverage Certificate” means with respect to any annual or quarterly financial statements provided pursuant to Section 6.01(j), a certificate signed by a financial officer of the Borrowers setting forth an accurate calculation of the Borrowing Base and the Total Extensions of Credit as of the last day of the period covered by such annual or quarterly financial statements.

“Commitments” means, collectively the Term Commitments, and if applicable, the Incremental Term Loan Commitments.

“Common Stock” means, subject to Section 2.20(f), the shares of common stock, par value $0.01 per share, of Holdings authorized at the Fourth Amendment Effective Date or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class from any reclassification or reclassifications, the shares so issuable on conversion of the Term Loan shall include shares of all such classes, and the shares of each such class then so issuable shall be in the applicable proportion as provided by Section 2.20(f)(iv).

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes any Borrower and that is treated as a single employer under Section 414 of the Internal Revenue Code.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Alternative Tranche Line of Credit Loans to be prepaid, refinanced or replaced that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Alternative Tranche Line of Credit Loans.

“Comparable Treasury Price” means, with respect to the date of any Alternative Tranche Prepayment Transaction, (1) the average of the Reference Treasury Dealer Quotations for such date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Borrowers obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated” refers to the consolidation of accounts of Holdings and its Subsidiaries in accordance with GAAP and as presented on a GAAP basis.

“Consolidated Interest Expense” means for any period for any Person, total interest expense of such Person (including that attributable to Capital Lease Obligations and other expenses classified as interest expense in accordance with GAAP) on a Consolidated basis with respect to all outstanding Debt of such Person, as determined in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any given day, the ratio of (a) Consolidated Total Debt on such day to (b) Adjusted Consolidated EBITDA for the four immediately preceding fiscal quarters for which financial statements are available or were required to have been delivered pursuant to Section 6.01(j).

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of Holdings (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Debt of Holdings and its Subsidiaries at such date, determined on a Consolidated basis in accordance with GAAP, but excluding (i) issued but not funded letters of credit, (ii) reimbursement obligations which are characterized as trade payables and are not overdue with respect to trade letters of credit and (iii) contingent obligations.

“Convert”, “Conversion” and “Converted” each refers to a conversion of a Term Loan Borrowing of one Type into a Term Loan Borrowing of the other Type, pursuant to Section 2.09 or 2.10.

“Covenant Compliance Event” means “Capped Excess Availability” at any time is less than $150,000,000.

“Conversion Date” has the meaning set forth in Section 2.20(b).

“Conversion Notice” has the meaning set forth in Section 2.20(b).

“Conversion Price” means, in respect of the Term Loan, as of any date, $1,000 divided by the Conversion Rate in effect on such date. The initial Conversion Price is $5 per share of Common Stock.

“Conversion Rate” means initially 200 shares of Common Stock per $1,000 principal amount of the Term Loan, subject to adjustment as set forth herein.

“Credit Card Accounts Receivable” means each Account or Payment Intangible (each as defined in the UCC) together with all income, payments and proceeds thereof, owed by a credit card payment processor or an issuer of credit cards to a Loan Party resulting from charges by a customer of a Loan Party on credit cards issued by such issuer in connection with the sale of goods by a Loan Party or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Card Program Assets” means the Credit Card Program Documents, all rights or obligations arising thereunder (including, without limitation, royalty fees and other revenues payable to Holdings or any of its subsidiaries pursuant thereto), all related Intellectual Property and such other assets as the Borrowers and the Collateral Agent may agree, but excluding, for the avoidance of doubt, Credit Card Accounts Receivable or any proceeds thereof.

“Credit Card Program Documents” means the Program Agreement, originally dated as of July 15, 2003, amended and restated as of November 3, 2003, and as further amended by the parties from time to time by and among Sears, Roebuck and Co., Sears Brands Business Unit Corporation (as successor in interest to Sears Intellectual Property Management Company) and Citibank, N.A. (as successor in interest to Citibank (South Dakota), N.A., which was successor in interest to Citibank (USA), N.A.), and the other agreements entered into in connection therewith.

“Credit Card Royalty Securitization” means the securitization, subject to Section 6.01(h) hereof, of royalty fees and other revenues payable to Holdings or any of its subsidiaries pursuant to the Credit Card Program Documents, but excluding, for the avoidance of doubt, Credit Card Accounts Receivable or any proceeds thereof; provided that the documents governing such securitization shall not provide, directly or indirectly, for recourse against any Loan Party by way of a guaranty or any other support arrangement other than such limited recourse as is reasonable given market standards for transactions of a similar type, including in connection with any servicing or management of the assets subject thereto by any Loan Party.

“Credit Card Royalty Securitization Subsidiary” means any Subsidiary of Holdings that engages in no material activities other than the transactions contemplated by a Credit Card Royalty Securitization and activities reasonably related thereto,

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) the Collateral Agent, and (iv) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“DC” means any distribution center owned or leased and operated by any Loan Party.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (excluding interest payable thereon unless such interest has been accrued and added to the principal amount of such indebtedness), (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables incurred in the ordinary course of such Person’s business and (ii) any such obligations which are due less than twelve months from the date of incurrence), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeals bonds arising in the ordinary course of business and other than the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) or in respect of bankers’ acceptances or letters of credit, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all direct recourse payment obligations of such Person in respect of any accounts receivable sold by such Person, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender (as reasonably determined by the Agent) that (a) (i) in the case of Term Lenders, has failed to fund any portion of its obligations required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder and (ii) in the case of Line of Credit Lenders, has failed to fund any portion of its obligations required to be funded by it hereunder within three Business Days of the applicable date Line of Credit Loan Date, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, (c) has failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its Commitments, provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon the Agent’s receipt of such confirmation, (d) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender; and provided further that, notwithstanding the foregoing, no Alternative Tranche Line of Credit Lender may be deemed to be a Defaulting Lender.

“Disposition” means any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, of any property (including, without limitation, any equity interests).

“Dollars” and “$” refers to lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico).

“Effective Date” means September 1, 2016.

“Election” has the meaning set forth in Section 2.08(c).

“Eligible Assignee” means (a) a commercial bank or any other Person engaged in the business of making asset based or commercial loans, or any fund or other Person (other than a natural Person) that invests in loans, which bank, Person or fund, together with its Affiliates, has a combined capital and surplus in excess of $300,000,000 and which bank, Person or fund is approved by the Agent, and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Borrowers, in each case such approval not to be unreasonably withheld or delayed, (b) an existing Lender or an Affiliate of an existing Lender or an Approved Fund, or (c) any Permitted Holder; provided that neither the Borrowers nor an Affiliate of the Borrowers (other than a Permitted Holder) shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdings, the Borrowers, or any of their Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with such Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a Reportable Event, as defined herein, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to Section 4043(b)(2)) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Sections 303(k) or 4068(a) of ERISA shall have been met with respect to any Plan; (g) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan, or (h) the Borrowers or any ERISA Affiliate incur liabilities under Section 4069 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” on the signature pages hereof or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

“Eurodollar Rate” means,

(a) for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum (which shall in no event be less than zero) equal to the London interbank offered rate administered by ICE Benchmark Administration Limited (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the First Lien Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Agent (which shall in no event be less than zero) to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period;

(b) for any interest calculation with respect to a Base Rate Advance on any date, the rate per annum (which shall in no event be less than zero) equal to (i) ICE LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the First Lien Agent (which shall in no event be less than zero) to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Advance being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination; and

(c) for any Eurodollar Rate Line of Credit Loan, the rate per annum set forth in the applicable Line of Credit Loan Proposal.

“Eurodollar Rate Advance” means any Term Loan Borrowing that bears interest as provided in Section 2.08(b)(ii).

“Eurodollar Rate Line of Credit Loan” means any Line of Credit Loan that bears interest as provided in Section 2.08(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for a Eurodollar Rate Advance by any Lender means the reserve percentage applicable to such Lender two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the minimum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 7.01.

“Excess Cash Flow” means, for any fiscal year of Holdings, the excess of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year (excluding gains and losses from the sale of assets or businesses outside the ordinary course of business included in the calculation of such Consolidated Net Income), plus (ii) expenses reducing Consolidated Net Income incurred or made with respect to any Plan, plus (iii) depreciation, amortization and other non-cash charges reducing Consolidated Net Income (excluding any non-cash charges to the extent they represent an accrual or reserve for potential cash charges in any future period or amortization of a prepaid cash gain that was paid in a prior period and excluding any such charges which were excluded in the calculation of Consolidated Net Income as set forth in clause (a)(i) above), minus (b) the sum, without duplication, of (i) contributions made in cash to any Plan, plus (ii) non-cash gains and other non-cash items increasing Consolidated Net Income (other than any such gains and items which were excluded in the calculation of Consolidated Net Income as set forth in clause (a)(i) above), plus (iii) the amount of scheduled payments and mandatory prepayments of principal, interest, fees, premiums and make whole or prepayment payments on account of Debt for borrowed money made in cash (excluding any repayments of Obligations hereunder and of prepayments of any revolving credit facility unless there is an equivalent permanent reduction in the commitments thereunder and excluding any such payments or prepayments to the extent financed with the proceeds of Debt), and scheduled payments and mandatory prepayments of Capital Lease Obligations (excluding any interest expense portion thereof deducted in the calculation of Consolidated Net Income and excluding any such payments or prepayments to the extent financed with the proceeds of Debt), plus (iv) the amount of optional prepayments of principal on account of Priority Obligations or the Term Loan made in cash during such fiscal year (as a result of which, in the case of repayments under any revolving credit facility, the revolving credit commitments have been permanently reduced correspondingly), except to the extent that such prepayments are funded with Debt, plus (v) Capital Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Debt, plus (vi) the amount of Permitted Acquisitions and Permitted Investments (pursuant to clauses (d), (i), (o), (q) and (r) of the definition thereof) made in cash during such fiscal year, except to the extent financed with the proceeds of Debt.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated and including any Taxes imposed in lieu of income Taxes), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in any Extension of Credit or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in such Extension of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 9.16) or (ii) in the case of a Lender, such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(e) or (f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Intercreditor Agreement” means that certain Second Amended and Restated Intercreditor Agreement, dated as of ~~September 1, 2016,~~March 20, 2018, by and among the First Lien Agent, the First Lien Co-Collateral Agent, the Collateral Agent, their permitted successors and assigns, and the other parties thereto from time to time.

“Existing Second Lien Notes” means the 6 5⁄8% Senior Secured Notes due 2018 of Holdings outstanding as of the Effective Date.

“Extended Term Loans” has the meaning set forth in Section 2.18(a).

“Extending Lenders” has the meaning set forth in Section 2.18(b).

“Extension Amendment” has the meaning set forth in Section 2.18(d).

“Extension Election” has the meaning set forth in Section 2.18(b).

“Extension Request” has the meaning specified in Section 2.18(b).

“Extensions of Credit” means as to (i) any Term Lender at any time, an amount equal to the sum of the outstanding principal amount of the Term Loans held by such Term Lender ~~and~~, (ii) any Line of Credit Lender, the aggregate principal amount of all Line of Credit Loans held by such Line of Credit Lender then outstanding and (iii) any Alternative Tranche Line of Credit Lender, the aggregate principal amount of all Alternative Tranche Line of Credit Loans held by such Alternative Tranche Line of Credit Lender then outstanding.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing reasonably selected by it.

“Fifth Amendment Effective Date” means the “Amendment Effective Date” as defined in the Fifth Amendment to Second Lien Credit Agreement, dated as of July 5, 2018, among Holdings, the Borrowers, the Guarantors party thereto, the Lenders party thereto and the Agent.

“First Amendment Effective Date” has the meaning provided in the Preamble.

“First Lien Agent” means Bank of America, N.A., in its capacity as administrative agent and co-collateral agent under the First Lien Credit Agreement Documents, or any successor administrative agent and collateral agent, including, if applicable, in respect of any other Priority Obligations.

“First Lien Co-Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as co-collateral agent under the First Lien Credit Agreement Documents, or any successor collateral agent, including, if applicable, in respect of any other Priority Obligations.

“First Lien Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 21, 2015 by and among Holdings, the Borrowers, the lenders party thereto in their capacities as lenders thereunder, the First Lien Agent, as ~~agent~~administrative agent and co-collateral agent, the First Lien Co-Collateral Agent, as co-collateral agent, and the other agents party thereto, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, guarantors, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent not prohibited by this Agreement.

“First Lien Credit Agreement Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Obligations” means all amounts owing pursuant to the First Lien Credit Agreement and the First Lien Credit Documents, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest, letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts, together with all obligations in respect of banking products and cash management services secured pursuant to the First Lien Credit Documents.

“Fixed Charge Ratio” means, the ratio, determined as of the end of each fiscal month of the Borrowers for the most recently ended twelve fiscal months, of (a) Adjusted Consolidated EBITDA minus the unfinanced portion of Capital Expenditures (but including Capital Expenditures financed with proceeds of the revolving facility under the First Lien Credit Agreement) minus taxes paid in cash net of refunds (but in no event less than zero), to (b) Fixed Charges, all calculated on a Consolidated basis in accordance with GAAP.

“Fixed Charges” means, with reference to any period, without duplication, Consolidated Interest Expense paid or payable in cash, plus scheduled principal payments on Debt made during such period, plus Capital Lease Obligation payments made during such period, all calculated on a Consolidated basis.

“Fixed Rate Line of Credit Loan” means any Line of Credit Loan that bears interest as provided in Section 2.08(a)(i).

“Fourth Amendment Effective Date” means the “Amendment Effective Date” as defined in the Fourth Amendment to Second Lien Credit Agreement, dated as of March 20, 2018, among Holdings, the Borrowers, the Guarantors party thereto, the Lenders party thereto and the Agent.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” has the meaning specified in Section 1.03.

“Government Securities” means securities that are (i) direct obligations of the United States for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case under clause (i) or (ii), are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such obligation or a specific payment of interest on or principal of any such obligation held by such custodian for the account of the holder of a depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the obligation or the specific payment of interest on or principal of the obligation evidenced by such depository receipt.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means, collectively, Holdings, ~~the Borrowers~~SRAC, Kmart Corp. and their respective Subsidiaries.

“Guarantors” means, collectively, each Loan Party in its capacity as a guarantor pursuant to Article X (it being understood that, for the avoidance of doubt, SRAC and Kmart Corp. are Guarantors under the Alternative Tranche Line of Credit Loans).

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Holdings” has the meaning provided in the Preamble.

“Incremental Effective Date” has the meaning provided in Section 2.19(e).

“Incremental Term Lender” shall mean a Term Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Term Lender, established pursuant to Section 2.19, to make Incremental Term Loans.

“Incremental Term Loans” shall mean Term Loans made by one or more Term Lenders to one or more of the Borrowers pursuant to Section 2.19.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Borrowers.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Intellectual Property” has the meaning given to such term in the Security Agreement.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Term Loan Borrowing the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two or three months, as the applicable Borrower may, upon notice received by the Agent not later than 12:00 noon on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) a Borrower may not select any Interest Period with respect to a Term Loan Borrowing constituting a Eurodollar Rate Advance that ends after the Termination Date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period of one month or longer to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” as defined in the UCC.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition.

“January 2017 Mortgage Debt” means the Debt owing by Sears and certain other Subsidiaries of Holdings to JPP, LLC and JPP II, LLC, as lenders, pursuant to that certain $500,000,000 secured loan facility dated as of January 3, 2017, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time.

“Junior Debt” means (i) Debt of Loan Parties that is junior in contractual right of payment or payment priority to the Alternative Tranche Line of Credit Loan Obligations or that is not secured by the Collateral and (ii) any Debt of the Loan Parties that is secured by Liens on the Collateral on a junior basis relative to the Alternative Tranche Line of Credit Obligations, it being understood that all “Junior Second Lien Obligations” (as defined in the Security Agreement as in effect on the Fifth Amendment Effective Date) shall constitute Junior Debt.

“Kmart” means Kmart Holding Corporation, a Delaware corporation.

“Kmart Corp.” has the meaning provided in the Preamble.

“Lenders” means, collectively, the Term Lenders, the Line of Credit Lenders and the Alternative Tranche Line of Credit Lenders.

“Lien” means any lien, security interest or other charge or encumbrance of any kind or any other type of preferential arrangement, including the lien or retained security title of a conditional vendor, and any easement, right of way or other encumbrance on title to real property, but excluding consignments or bailments of goods of third parties and the interests of lessors under operating leases.

“Line Cap” means the “Line Cap” as defined in the First Lien Credit Agreement.

“Line of Credit Issuance Period” means the period beginning on the First Amendment Effective Date and ending on, and including, June 30, 2020.

“Line of Credit Lenders” means, collectively, each Person party hereto as a Line of Credit Lender on the First Amendment Effective Date, each Person that shall become a party hereto as a Line of Credit Lender pursuant to Section 9.07 or 10.10 .

“Line of Credit Loan” means, collectively each Eurodollar Rate Line of Credit Loan and each Fixed Rate Line of Credit Loan made by the Line of Credit Lenders on or after the First Amendment Effective Date pursuant to Sections 2.02 and 2.03.

“Line of Credit Loan Proposal” means each proposal delivered to a Line of Credit Lender or prospective Line of Credit Lender substantially in the form of Exhibit L hereto with respect to a Line of Credit Loan pursuant to Section 2.02.

“Loan(s)” shall meant the Term Loans (including, without limitation, any increase in the principal amount of the Term Loan as a result of a PIK Payment), the Line of Credit Loans, the Alternative Tranche Line of Credit Loans or any of them, as the context may require.

“Loan Documents” means this Agreement, the Security Documents, the Notes, each Borrowing Base Certificate, each Line of Credit Loan Proposal in respect of an outstanding Line of Credit Loan, any other document or instrument now or hereafter designated by the Borrowers and the Agent as a “Loan Document” and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties” means each Group Member that is a party to a Loan Document.

“Mandatory Conversion” has the meaning set forth in Section 2.21(a).

“Mandatory Conversion Date” has the meaning set forth in Section 2.21(b).

“Mandatory Conversion Notice” has the meaning set forth in Section 2.21(b).

“Mandatory Conversion Notice Date” has the meaning set forth in Section 2.21(b).

“Mandatory Conversion Trigger Period” has the meaning set forth in Section 2.21(a).

“Market Disruption Event” means, if the Common Stock is listed for trading on The NASDAQ Global Select Market or listed on another U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any Scheduled Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or assets of Holdings and its Subsidiaries taken as a whole, or (b) the ability of the Loan Parties taken as a whole to perform their material obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents taken as a whole or the rights and remedies of the Agent, the Collateral Agent or the Lenders thereunder taken as a whole (including, but not limited to, the enforceability or priority of any Liens granted to the Collateral Agent under the Loan Documents).

“Market Price” means, with respect to a particular security, on any date of determination, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the NASDAQ Global Select Market or if not listed on the NASDAQ Global Select Market, the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the average of the closing bid and ask prices as furnished by two members of the Financial Industry Regulatory Authority, Inc. selected from time to time by Holdings for that purpose. “Market Price” will be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the market price per share of Common Stock will be deemed to be the fair market value per share of such security as determined in good faith by the Board of Directors in reliance on an opinion of a nationally recognized independent investment banking corporation retained by Holdings for this purpose; provided that if any such security is listed or traded on a non-U.S. market, such fair market value will be determined by reference to the closing price of such security as of the end of the most recently ended Business Day in such market prior to the date of determination; and further provided that if making such determination requires the conversion of any currency other than U.S. dollars into U.S. dollars, such conversion will be done in accordance with customary procedures based on the closing price for conversion of such currency into U.S. dollars quoted by Bloomberg on such conversion date. For the purposes of determining the market price of Common Stock on the “trading day” preceding, on or following the occurrence of an event, (i) that trading day will be deemed to commence immediately after the regular scheduled closing time of trading on the NASDAQ Global Select Market or, if trading is closed at an earlier time, such earlier time and (ii) that trading day will end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the market price is to be determined as of the last trading day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the market price would be determined by reference to such 4:00 p.m. closing price).

“Material Subsidiary Guarantor” means a Subsidiary Guarantor that, at the time of determination, accounts for more than 2% of both the total assets and total revenues of Holdings on a consolidated basis (and, together with all other Material Subsidiary Guarantors accounts for more than 5% of both the total assets and total revenues of Holdings on a consolidated basis).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Holdings or any ERISA Affiliate and at least one Person other than Holdings and the ERISA Affiliates or (b) was so maintained and in respect of which Holdings or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Proceeds” means, (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries of any property or any casualty or condemnation of such property, the excess, if any, of (i) the sum of cash and cash equivalents received in such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt owed to Holdings or any of its Subsidiaries, the payment of which in connection with any Permitted Disposition or other transaction shall not, for the avoidance of doubt, be deemed to reduce the amount of Net Proceeds for any purposes under this Agreement) that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Collateral Agent’s Lien, if any, on such asset and that is required, and permitted under this Agreement, to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction, (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, reasonable and customary attorneys’ fees, accountants’ fees, investment banking fees, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party or any of its Subsidiaries to third parties (other than Affiliates), (C) transfer Taxes paid as a result thereof and (D) amounts paid by any Loan Party or any of its Subsidiaries in order to obtain consents required from any third parties (other than Affiliates) to consummate such transaction, and (b) the excess of (i) the sum of the cash and cash equivalents received in connection with the issuance of any equity interests of any Loan Party or any Permitted Refinancing Debt over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party in connection therewith.

“New Second Lien Notes” means the 6 5⁄8% Senior Secured Convertible PIK Toggle Notes due 2019 of Holdings outstanding as of the Fifth Amendment Effective Date.

“Non-Consenting Lender” has the meaning specified in Section 9.16.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non- Senior Debt” means Debt of a Loan Party outstanding on the Fifth Amendment Effective Date that is not already Senior Debt.

“Note” means a promissory note of any Borrower payable to the order of any Lender evidencing the Term Loans of such Lender, the Line of Credit Loans of such Lender or the Alternative Tranche Line of Credit Loans of such Lender.

“Obligations” means all amounts owing pursuant to this Agreement and the other Loan Documents, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorneys costs, indemnities and other amounts, whether in respect of Term Loans, Line of Credit Loans, Alternative Tranche Line of Credit Loans or otherwise. For the avoidance of doubt, Obligations shall include any increase in the principal amount of the Loans as a result of PIK Payment.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Extension of Credit or Loan Document pursuant to an assignment request by the Borrowers under Section 9.16).

“Other Taxes” has the meaning specified in Section 2.15.

“PACA” means the Perishable Agricultural Commodities Act of 1930, as amended.

“Pari Passu Debt” means Debt of the Loan Parties that is equal in contractual right of payment or payment priority with the Alternative Tranche Line of Credit Obligations and that is secured by Liens on the Collateral on an equal basis relative to the Alternative Tranche Line of Credit Obligations, it being understood that all “Senior Second Lien Obligations” (as defined in the Security Agreement as in effect on the Fifth Amendment Effective Date) shall constitute Pari Passu Debt.

“PASA” means the Packers and Stockyards Act of 1921, as amended.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Holdings or any ERISA Affiliate or to which Holdings or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means that certain perfection certificate dated as of the Effective Date and delivered to the Agent with respect to the Borrowers and the other Loan Parties.

“Permitted Acquisition” means any Acquisition permitted under Section 6.02(c).

“Permitted Debt” means each of the following as long as no Default or Event of Default exists at the time of incurrence thereof or would arise from the incurrence thereof:

(a) Debt outstanding on the Effective Date (other than obligations under the First Lien Credit Agreement);

(b) Debt of any Loan Party to any other Loan Party;

(c) Debt of Holdings or any Subsidiary of Holdings which is not a Loan Party to any Loan Party; provided, that (1) such Debt is incurred in the ordinary course of business consistent with past practices in connection with cash management, (2) such Debt shall not exceed $100,000,000 in the aggregate at any one time outstanding or (3) (i) at the time of incurrence of any such Debt and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (ii) after giving effect to any such Debt (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0;

(d) Debt of any Group Member to any Subsidiary of Holdings which is not a Loan Party;

(e) (i) purchase money Debt used to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations, and any Debt assumed in connection with the acquisition of any such assets or secured solely by a Lien on any such assets prior to the acquisition thereof, and (ii) Debt incurred in connection with sale-leaseback transactions with respect to assets not constituting Collateral;

(f) Debt of any Person that becomes a Subsidiary in an Acquisition permitted in accordance with Section 6.02(c), which Debt is existing at the time such Person becomes a Subsidiary (other than Debt incurred solely in contemplation of such Person’s becoming a Subsidiary);

(g) the Obligations;

(h) other Debt in an amount not to exceed $1,250,000,000 in the aggregate outstanding at any time;

(i) Debt described in Section 6.02(a)(vi), provided, that such Debt (i) does not have a maturity date which is earlier than the Termination Date in effect at the time of the incurrence of such Debt, (ii) is incurred on arm’s-length terms, (iii) [reserved], and (iv) the security documents, if any, with respect to such Debt are reasonably satisfactory to the Agent in its Permitted Discretion;

(j) any other Debt (including, without limitation, the January 2017 Mortgage Debt), provided, that such Debt (i) does not require the repayment of principal prior to the Termination Date in effect at the time of the incurrence of such Debt in excess of 1.0% of the original principal amount thereof per annum (excluding, for the avoidance of doubt, repayments required as a result of the sale of assets and repayments required in connection with an event that would constitute an Event of Default under Section 7.01(g) hereof) (ii) does not have a maturity date which is earlier than the Termination Date in effect at the time of the incurrence of such Debt, and (iii) is incurred on arm’s-length terms;

(k) Debt of the type specified in clause (g) of the definition thereof to the extent such Debt constitutes a Permitted Investment;

(l) Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (including, in each case, letters of credit issued to provide such bonds, guaranties and similar obligations), in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(m) Debt arising from overdraft facilities and/or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services (including, but not limited to, intraday, ACH, credit cards, and purchasing card/T&E services) in the ordinary course of business; provided, that (x) such Debt (other than credit cards or purchase cards) is extinguished within ten Business Days of notification to the applicable Loan Party of its incurrence and (y) such Debt in respect of credit cards or purchase cards is extinguished within 60 days from its incurrence;

(n) Debt arising from agreements of Holdings or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with any Permitted Acquisition or the disposition of any business, assets or any Subsidiary not prohibited by this Agreement, other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or any Subsidiary for the purpose of financing such Acquisition;

(o) Debt consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Debt on account of letters of credit issued for the account of any Loan Party by any other Person;

(q) Debt arising from a Credit Card Royalty Securitization in an amount not to exceed $500,000,000, so long as the Net Proceeds of such Credit Card Securitization received by Holdings or any Subsidiary are applied as permitted pursuant to Section 6.02(j)(iii)(B) or, if elected by Borrowers or with respect to any Net Proceeds remaining after such application permitted by Section 6.02(j)(iii)(B), to the Application of Disposition Proceeds;

(r) Permitted Refinancing Debt; and

(s) Debt outstanding pursuant to the First Lien Credit Agreement and other Priority Obligations in an aggregate principal amount not to exceed $4,250,000,000.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable business judgment; provided, however, that so long as the First Lien Credit Agreement remains outstanding, the Agent shall exercise its Permitted Discretion in a manner that is no more restrictive or onerous with respect to the Loan Parties than any corresponding exercise of Permitted Discretion by the First Lien Agent or the First Lien Agent and the First Lien Co-Collateral Agent, as applicable.

“Permitted Dispositions” means any of the following:

(a) transfers and Dispositions of Inventory in the ordinary course of business;

(b) transfers and Dispositions among the Loan Parties;

(c) transfers and Dispositions by any Subsidiary of Holdings which is not a Loan Party to any Loan Party;

(d) transfers and Dispositions by any Subsidiary of Holdings which is not a Loan Party to other Subsidiaries which are not Loan Parties;

(e) transfers and Dispositions (other than transfers and Dispositions of Inventory, Credit Card Accounts Receivable or any other collateral for the Loans)) to any Subsidiary of Holdings which is not a Loan Party by any Loan Party provided, that any such Disposition of Collateral shall be (i) undertaken in the ordinary course of business or (ii) on terms that are fair and reasonable and no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not a Subsidiary of Holdings;

(f) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrowers or any Subsidiary;

(g) transfers and Dispositions of assets of Holdings or any Subsidiary of Holdings as follows:

(i) Dispositions of real property securing the January 2017 Mortgage Debt, provided, that, after giving effect to any repayment of the January 2017 Mortgage Debt from the Net Proceeds of any such Disposition as required pursuant to the loan documentation governing the January 2017 Mortgage Debt (as such loan documentation is in effect as of the First Amendment Effective Date or amended thereafter), any remaining Net Proceeds of such Disposition are applied pursuant to the Application of Disposition Proceeds;

(ii) transfers and Dispositions of any assets held by Holdings or any Subsidiary of Holdings, including any equity interests in any Subsidiary (other than the equity interests of either Borrower or of Sears), in exchange for total consideration in an amount not to exceed $1,000,000 with respect to any transaction or series of related transactions; and

(iii) other transfers and Dispositions of all or any portion of any assets held by Holdings or any of its Subsidiaries (other than substantially all of the assets of either Borrower or of Sears), including, but not limited to, (v) any equity interests of any Subsidiaries (other than the equity interests of either Borrower or of Sears), (w) real property, (x) Intellectual Property (including, without limitation, the Kenmore, Craftsman and Die Hard brands), (y) the Sears Automotive Center business and (z) the Home Services Business of Holdings and its Subsidiaries, provided, that immediately after giving effect to any such Disposition and the application of the proceeds thereof, (i) no Default or Event of Default then exists, (ii) either (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap (provided that, with respect to the transfer or Disposition of the assets of, or any equity interest in, a Material Subsidiary Guarantor (other than Sears), such Pro Forma and Projected Capped Excess Availability is at least the greater of (x) 25% of the Line Cap or (y) $750,000,000), or (B) the Net Proceeds of such Disposition are applied pursuant to the Application of Disposition Proceeds, (iii) if the Disposition is to a Subsidiary or Affiliate of a Loan Party which is not a Loan Party, such Disposition shall be on terms that are fair and reasonable and no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not a Subsidiary or Affiliate of a Loan Party, and (iv) Capped Excess Availability is no less than Capped Excess Availability immediately prior to such Disposition;

(h) transfers and Dispositions which constitute Restricted Payments or Permitted Investments that are otherwise permitted hereunder;

(i) Dispositions permitted pursuant to Section 6.02(b) hereof;

(j) the sale of other Policy Investments in the ordinary course of business;

(k) the sale or Disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of an accounts receivable financing transaction;

(l) leases, licenses or subleases or sublicenses of any real or personal property not constituting Collateral in the ordinary course of business;

(m) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind (other than, in each case, with respect to rights to license the Related Intellectual Property, unless the limited license granted to the Collateral Agent in such Related Intellectual Property pursuant to the Loan Documents remains in effect and is acknowledged by the licensee) to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect;

(n) sales of Inventory determined by the management of the applicable Loan Party not to be saleable in the ordinary course of business of such Loan Party or any of the Loan Parties;

(o) transfers of assets, including Inventory, in connection with Store closings (and/or department closings within Stores) permitted pursuant to Section 6.02(l); and

(q) Dispositions of Credit Card Program Assets to or by a Credit Card Royalty Securitization Subsidiary pursuant to a Credit Card Royalty Securitization, so long as the Net Proceeds of such Credit Card Royalty Securitization received by Holdings or any Subsidiary are applied as permitted pursuant to Section 6.02(j)(iii)(B) or, if elected by Borrowers or with respect to any Net Proceeds remaining after such application permitted by Section 6.02(j)(iii)(B), to the Application of Disposition Proceeds.

“Permitted Holder” means ESL Investments, Inc. and any of its Affiliates other than a Group Member.

“Permitted Investments” means each of the following as long as no Default or Event of Default exists at the time of the making such of Investment or would arise from the making of such Investment:

(a) Investments existing on, or contractually committed as of, the Effective Date;

(b) (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Effective Date, (ii) Investments by any Loan Party and its Subsidiaries in Loan Parties, and (iii) Investments by Subsidiaries that are not Loan Parties in Holdings or any Subsidiary;

(c) other Investments of any Loan Party in any other Subsidiary of Holdings which is not a Loan Party; provided, that (1) such Investment is incurred in the ordinary course of business consistent with past practices in connection with cash management, (2) such Investments shall not exceed $100,000,000 in the aggregate at any one time outstanding and the Pro Forma and Projected Capped Excess Availability is at least 25% of the Line Cap, or (3) (a) at the time of any such Investment and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to any such Investment (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0;

(d) Investments of any Loan Party in any other Person not constituting an Acquisition; provided that (a) at the time of any such Investment and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to any such Investment (A) the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0;

(e) Investments constituting a Permitted Acquisition and Investments held by the Person acquired in such Acquisition at the time of such Acquisition (and not acquired in contemplation of such Acquisition);

(f) Investments arising out of the receipt of non-cash consideration for the sale of assets otherwise permitted under this Agreement;

(g) Policy Investments;

(h) Investments in Swap Contracts not entered into for speculative purposes;

(i) to the extent not prohibited by applicable law, (1) advances to officers, directors and employees and consultants of the Loan Parties made for travel, entertainment, relocation and other ordinary business purposes and (2) advances to officers, directors and employees and consultants of non-Loan Parties made for travel, entertainment, relocation and other ordinary business purposes, provided, in the case of this clause (2), such advances are made by non-Loan Parties and not with the proceeds of any Investments made by any Loan Party in such non-Loan Party unless otherwise permitted hereunder;

(j) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by any Group Member as a result of a foreclosure by any Loan Party with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(k) Investments consisting of contributions of Credit Card Program Assets to a Credit Card Royalty Securitization Subsidiary in connection with a Credit Card Royalty Securitization;

(l) Investments made with the common stock of Holdings;

(m) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business;

(n) Guarantees by Holdings or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Debt, in each case entered into by Holdings or any Subsidiary in the ordinary course of business;

(o) (1) advances in the form of a prepayment of expenses of any Loan Party, so long as such expenses are being paid in accordance with customary trade terms of the applicable Loan Party and (2) advances in the form of a prepayment of expenses of any non-Loan Party, so long as such expenses are being paid in accordance with customary trade terms of the applicable non-Loan Party, provided, in the case of this clause (2), such advances are made by non-Loan Parties and not with the proceeds of any Investments made by any Loan Party in such non-Loan Party unless otherwise permitted hereunder;

(p) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, provided that no such Investment shall impair in any manner the limited license granted to the Collateral Agent in such Intellectual Property pursuant to the Loan Documents;

(q) Investments in joint ventures that own real properties upon which Stores are located existing as of the Effective Date and entered into hereafter in the ordinary course of business; and

(r) other Investments in an amount not to exceed $50,000,000 in the aggregate outstanding at any time; provided that any cash returns on such Investments, whether in the form of dividends or otherwise, other than Investments in Holdings and its Subsidiaries, are subject to the Application of Disposition Proceeds; and

(s) Investments in joint ventures made pursuant to a contribution of assets (other than cash or cash equivalents) constituting all or a portion of the Sears Automotive Center business and/or the DieHard business (including related trademarks and other intellectual property); provided that (i) in the event that any Inventory included in the Borrowing Base is contributed to any such joint venture in connection with such Investment, the Borrowers shall, upon or prior to the making of such Investment, deliver to the Agent a Borrowing Base Certificate giving effect on a pro forma basis to such Investment and, to the extent required pursuant to Section 2.11(c), repay Loans or otherwise satisfy Obligations and (ii) any dividends and distributions received by the Loan Parties from such joint ventures, any Net Proceeds received by the Loan Parties from the sale of any assets by such joint ventures and any other cash received by the Loan Parties from such joint ventures (whether at the time of contribution of assets to such joint venture or any deferred payment received) shall be applied pursuant to the Application of Disposition Proceeds.

“Permitted Liens” means:

(a) Liens for taxes, assessments and governmental charges or levies to the extent such taxes, assessments or governmental charges are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained;

(c) landlords’ Liens arising in the ordinary course of business securing (i) rents not yet due and payable, (ii) rent for Stores in an amount not to exceed the monthly base rent due for the immediately preceding calendar month and (iii) rents for Stores in excess of the amount set forth in the preceding clause (ii) so long as such amounts are being contested in good faith by appropriate proceedings and as to which appropriate reserves are being maintained;

(d) any attachment or judgment lien not constituting an Event of Default under Section 7.01(f);

(e) Liens presently existing or hereafter created in favor of the Agent or the Collateral Agent, on behalf of the Credit Parties;

(f) Liens arising by the terms of commercial letters of credit, entered into in the ordinary course of business to secure reimbursement obligations thereunder, provided that such Liens only encumber the title documents and underlying goods relating to such letters of credit or cash and cash equivalents as permitted under clause (m) hereof;

(g) claims under PACA and PASA;

(h) Liens in favor of issuers of credit cards arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements;

(i) Liens incurred or deposits made by any Group Member in the ordinary course of business in connection with workers’ compensation and other casualty insurance lines, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(j) easements, rights-of-way, covenants, conditions, restrictions (including zoning restrictions), declarations, rights of reverter, minor defects or irregularities in title and other similar charges or encumbrances, whether or not of record, that do not, in the aggregate, interfere in any material respect with the ordinary course of business, or in respect of any real property which is part of the Collateral, any title defects, liens, charges or encumbrances (other than such prohibited monetary Liens) which the title company is prepared to endorse or insure by exclusion or affirmative endorsement reasonably acceptable to the Agent and which is included in any title policy;

(k) any interest or title of a lessor or sublessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases and subleases permitted by this Agreement;

(l) normal and customary rights of setoff upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision, or ordinary course contractual obligation, relating to bankers’ liens, rights of setoff or similar rights in favor of banks or other depository institutions;

(m) Liens on cash and cash equivalents securing obligations in respect of standby or trade letters of credit not constituting Obligations or trade-related bank guarantees;

(n) Liens granted to consignors who have properly perfected on consigned Inventory owned by such consignors and created in the ordinary course of business;

(o) Liens on premium rebates securing financing arrangements with respect to insurance premiums;

(p) deposits and other customary Liens to secure the performance of bids, trade contracts (other than for Debt), leases (other than Capital Lease Obligations), statutory and regulatory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(q) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt or (ii) relating to pooled deposit or sweep accounts of the Borrowers or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers or any Subsidiary;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens on securities that are the subject of repurchase agreements constituting Policy Investments;

(u) Liens on cash and cash equivalents securing Swap Contracts incurred in the ordinary course of business; and

(v) other Liens on cash and cash equivalents in an amount not to exceed $25,000,000 held by a third party as security for any obligation (other than Debt) permitted to be incurred by any Group Member hereunder.

“Permitted Refinancing Debt” shall mean any Debt issued in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Debt being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Debt); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the maturity date of such Permitted Refinancing Debt shall not be earlier than the maturity date of the Debt being Refinanced and weighted average life to maturity of such Permitted Refinancing Debt shall be greater than or equal to the weighted average life to maturity of the Debt being Refinanced, (c) if the Debt being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Debt shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being Refinanced, (d) no Permitted Refinancing Debt shall have different obligors, or greater guarantees or security, or higher priority guarantees or security, than the Debt being Refinanced; and (e) the Permitted Refinancing Debt shall otherwise be on terms which would not reasonably likely result in a Material Adverse Effect.

“Permitted Senior Debt Refinancing” means (i) a refinancing or replacement of Non- Senior Debt using the proceeds of “Revolving Advances” as defined under the First Lien Credit Agreement (as in effect on the Fifth Amendment Effective Date) pursuant to commitments in effect as of the Fifth Amendment Effective Date, which refinancing or replacement is permitted under the First Lien Credit Agreement, (ii) an exchange, conversion, refinancing or replacement of Non- Senior Debt for or with Senior Debt consummated no sooner than the date that is five (5) Business Days prior to the date on which such Non-Senior Debt being exchanged, converted, refinanced or replaced is required to be paid (whether as a result of maturity, mandatory prepayment or repayment or otherwise) pursuant to the terms of such Non-Senior Debt (as in effect on the Fifth Amendment Effective Date), (iii) an exchange, conversion, refinancing or replacement of a class or series of Non-Senior Debt for Senior Debt not described in clause (i) or (ii) of this definition in connection with which Holdings offers (or causes its applicable Subsidiary to offer) the Alternative Tranche Line of Credit Lenders repayment in cash of a Pro Rata Portion of the outstanding Alternative Tranche Line of Credit Loans (plus any accrued and unpaid interest thereon) at par or (iv) an exchange, conversion, refinancing or replacement of the Term Loans or the New Second Lien Notes for new Senior Debt (“New Senior Debt”) that is not described in clause (i), (ii) or (iii) of this definition that is offered to be made to the Alternative Tranche Line of Credit Lenders on substantially the same terms as those offered to the relevant Term Loan Lenders and/or holders New Second Lien Notes (as the case may be), except that the New Senior Debt offered to the Alternative Tranche Line of Credit Lenders shall have the same maturity date, principal amount and interest rate as the Alternative Tranche Line of Credit Loans being so exchanged, converted, refinanced or replaced.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“PIK Election” has the meaning set forth in Section 2.08(c).

“PIK Payment” has the meaning set forth in Section 2.08(c).

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Policy Investments” means Investments made in accordance with the investment policy of the Loan Parties set forth on Schedule 6.02(k)(ii), as such policy may be amended from time to time with the reasonable consent of the Agent, such consent not to be unreasonably withheld.

“Preferred Stock” means any equity interest with a right of payment of dividends or upon liquidation, dissolution or winding up that is senior or preferential to any such right of payment of any equity interest held directly or indirectly by Holdings or any of its Subsidiaries.

“Priority Obligations” means, collectively, the First Lien Credit Agreement Obligations and the Additional First Lien Debt Obligations.

“Pro Forma and Projected Capped Excess Availability” shall mean, for any date of calculation, after giving effect to the applicable transaction or payment, the pro forma and projected Capped Excess Availability for the subsequent twelve (12) fiscal month period, determined as of the last day of each fiscal month in such period and based on Holdings’ good faith projections that are used to run the businesses of the Borrowers and prepared in accordance with past practice, which projections shall be reasonably satisfactory to the Agent.

“Pro Forma Fixed Charge Ratio” shall mean, for any date of calculation, the Fixed Charge Ratio as of the last day of the most recently completed fiscal quarter for which financial statements are available or were required to have been delivered pursuant to Section 6.01(j) (the “Reference Date”), after giving pro forma effect to any applicable transaction or payment as if such transaction or payment had occurred on the first day of the four fiscal quarter period ending on the Reference Date.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by Holdings pursuant to any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or any other offer available to substantially all holders of Common Stock. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange by Holdings under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Pro Rata Portion” means, with respect to an exchange, conversion, refinancing or replacement of a series or class of Non-Senior Debt, a fraction, (x) whose numerator is equal to the aggregate principal amount of such series or class of Non-Senior Debt being exchanged, converted, refinanced or replaced and (y) whose denominator is equal to the aggregate principal amount of such series or class of Non-Senior Debt outstanding immediately prior to such exchange, conversion, refinancing or replacement.

“Pro Rata Share” means, as to any Lender as of any date of determination, a percentage equal to (i) the sum of such Lender’s (x) share of the outstanding principal amount of the Term Loan as of such date, plus (y) outstanding principal amount of Line of Credit Loans as of such date, plus (z) outstanding principal amount of Alternative Tranche Line of Credit Loans as of such date, divided by (ii) the aggregate outstanding principal amount of Loans as of such date.

“Recipient” means the Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and the date of any Alternative Tranche Prepayment Transaction, the average, as determined by the Borrowers, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Borrowers by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such date.

“Reference Treasury Dealers” means (1) Banc of America Securities LLC and its successors; provided, however, that if any of the foregoing shall cease to be a primary Government Securities dealer (a “Primary Treasury Dealer”), the Borrowers shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) two other Primary Treasury Dealers selected by the Borrower.

“Register” has the meaning specified in Section 9.07(e).

“Related Intellectual Property” means such rights with respect to the Intellectual Property of Holdings and its Subsidiaries as are reasonably necessary to permit the Collateral Agent to enforce its rights and remedies under the Loan Documents with respect to the Collateral.

“REMIC Certificates” means the SRC Commercial Mortgage Trust 2003-1 Mortgage Pass-Through Certificates in the aggregate face amount of $1,312,416,000 (as amended, supplemented or otherwise modified, replaced or refinanced, in any case in a manner not materially adverse to the Lenders).

“Reorganization” means with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Alternative Tranche Line of Credit Lenders” means Alternative Tranche Line of Credit Lenders holding more than 50% of the principal amount of the Alternative Tranche Line of Credit Loans then outstanding, other than Holdings and its Subsidiaries.

“Required Lenders” means, at any time, the holders of more than 50% of the principal amount of the Loans then outstanding.

“Required Term Lenders” means, at any time, the holders of more than 50% of the principal amount of the Term Loans then outstanding.

“Requirements of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests in Holdings or any Subsidiary of Holdings, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in Holdings or any Subsidiary of Holdings or any option, warrant or other right to acquire any such equity interests in Holdings or any Subsidiary of Holdings.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“Sears” means Sears, Roebuck and Co., a New York corporation.

“SEC” means the United States Securities and Exchange Commission.

“Security Agreement” means that certain Amended and Restated Security Agreement, dated as of ~~October 12, 2010,~~March 20, 2018, by Holdings and certain of its subsidiaries ~~in favor of~~, Wilmington Trust, National Association (as successor to Wells Fargo Bank, National Association), in its capacity as collateral agent thereunder, the Agent, the trustee in respect of the New Second Lien Notes and the trustee in respect of the Existing Second Lien Notes, as such Security Agreement may be amended, supplemented or otherwise modified from time to time~~, including by that certain First Amendment to Security Agreement, dated as of September 1, 2016 and that certain Pari Passu Joinder Agreement, dated as of September 1, 2016.~~.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the collective reference to the Security Agreement, the Existing Intercreditor Agreement and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Debt” means Debt of the Loan Parties that is senior in contractual right of payment or payment priority to the Alternative Tranche Line of Credit Loan Obligations or that is secured by Liens on the Collateral on a senior basis relative to the Alternative Tranche Line of Credit Loan Obligations; provided that no “Senior Second Lien Obligations” (as defined in the Security Agreement as in effect on the Fifth Amendment Effective Date) or “Junior Second Lien Obligations” (as defined in the Security Agreement as in effect on the Fifth Amendment Effective Date) shall constitute Senior Debt.

“Settlement Amount” has the meaning set forth in Section 2.20(d).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (c) such Person will be able to pay its debts as they mature.

“SRAC” has the meaning provided in the Preamble.

“Store” means any store owned or leased and operated by any Loan Party.

“Store Closure Sale” means a store closure sale that, if including more than twenty (20) stores (whether in one transaction or a series of related transactions), is properly managed by an independent, nationally recognized, professional retail inventory liquidation firm reasonably acceptable to the Agent, over a defined period that is anticipated by the Borrowers not to exceed 12 weeks (on average) from the date of the same commencement.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of the issued and outstanding capital stock or other equity interest having ordinary voting power to elect a majority of the Board of Directors or other governing body of such corporation, partnership, joint venture, limited liability company, trust or estate (irrespective of whether at the time capital stock or other equity interests of any other class or classes of such corporation, partnership, joint venture, limited liability company, trust or estate shall or might have voting power upon the occurrence of any contingency), is at the time directly or indirectly owned by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantor” means each direct and indirect wholly owned Domestic Subsidiary of Holdings, that owns Inventory, Credit Card Accounts Receivable, or other Collateral.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b)

any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, as to any Term Lender, the obligation of such Term Lender to make its portion of the Term Loan on the Effective Date, and thereafter, each Incremental Term Loan Commitment, if any.

“Term Lenders” means, collectively, any Persons party hereto as a Term Lender, and each Person that shall become a party hereto as a Term Lender pursuant to Section 9.07 and shall include all future Term Lenders who hold an Extended Term Loan or Incremental Term Loan.

“Term Loan” means, collectively, (i) the term loans made by the Term Lenders on the Effective Date pursuant to Section 2.01(b) and (ii) any Incremental Term Loans.

“Term Loan Borrowing” means a portion of the Term Loan of a particular Type; provided that no Term Loan Borrowing shall be in an aggregate principal amount of less than $5,000,000 and each Term Loan Borrowing constituting a Eurodollar Rate Advance shall be in a principal amount that is an integral multiple of $1,000,000 (unless no portion of the Term Loan constitutes a Base Rate Advance), and no more than ten (10) Interest Periods in the aggregate for Term Loan Borrowings constituting Eurodollar Rate Advances may be outstanding at any time.

“Term Loan Margin” (a) with respect to any outstanding portion of the Term Loan that is a Eurodollar Rate Advance, 7.50% per annum, and (b) with respect to any outstanding portion of the Term Loan that is a Base Rate Advance, 6.50% per annum.

“Term Loan Shares” means the number of shares of Common Stock issuable upon conversion of any portion of the Term Loan.

“Termination Date” means July 20, 2020.

“Third Amendment Effective Date” means the “Amendment Effective Date” as defined in the Third Amendment to Second Lien Credit Agreement, dated as of February 7, 2018, among Holdings, the Borrowers, the Guarantors party thereto, the Lenders party thereto and the Agent.

“Total Extensions of Credit” means at any time, the aggregate, outstanding principal amount of indebtedness for borrowed money of the Loan Parties secured by Liens on the Collateral, including any applicable Priority Obligations and/or the Existing Second Lien Notes.

“Trading Day” means a Scheduled Trading Day on which (i) there is no Market Disruption Event, and (ii) trading in the Common Stock generally occurs on The NASDAQ Global Select Market or, if the Common Stock is not then listed on The NASDAQ Global Select Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” means a “Business Day.”

“Trading With the Enemy Act” means 50 U.S.C. § 1 et seq., as amended.

“Treasury Rate” means, with respect to the date of any Alternative Tranche Prepayment Transaction, the rate per annum equal to the semi-annual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (express as a percentage of its principal amount) equal to the Comparable Treasury Price for the date of such Alternative Tranche Prepayment Transaction.

“Type” means either a Base Rate Advance or a Eurodollar Rate Advance.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York, provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement, unless otherwise specified, (a) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” (b) “including” means “including without limitation”; and (c) any reference to a time of day means Eastern time.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein or in the other Loan Documents shall be construed in accordance with U.S. generally accepted accounting principles (“GAAP”) which for purposes of Section 6.03 shall be consistently applied. If at any time any change in U.S. generally accepted accounting principles would affect the computation of any financial ratio or requirement set forth herein, and either the Borrowers or the Required Lenders shall so request, the Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders which shall not be unreasonably withheld), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change in principles, and (ii) the Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, no retroactive change in GAAP shall apply to the construction of accounting terms under this Agreement in the absence of an amendment hereto in accordance with the terms of this Section 1.03.

SECTION 1.04. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01. The Term Loan.

(a) Reserved.

(b) Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make its portion of the Term Loan to the Borrowers on the Effective Date in a principal amount not to exceed the Term Commitment of such Term Lender. Amounts repaid in respect of the Term Loan may not be reborrowed. Upon each Term Lender’s making of its portion of the Term Loan, the Term Commitment of such Term Lender shall be terminated.

SECTION 2.02. Line of Credit Loan Proposals. At any time and from time to time during the Line of Credit Issuance Period, Borrowers may deliver Line of Credit Loan Proposals to any Line of Credit Lender or prospective Line of Credit Lender, specifying in each such Line of Credit Loan Proposal:

(a) the date on which the Borrowers propose that a Line of Credit Loan be made by such Line of Credit Lender (the “Line of Credit Loan Date”), which in the case of any Line of Credit Loan Proposal delivered after the First Amendment Effective Date shall be not less than one Business Day after the date on which such Line of Credit Loan Proposal is delivered;

(b) the aggregate principal amount of such proposed Line of Credit Loan, which shall be $10,000,000 or a whole multiple of $5,000,000 in excess thereof;

(c) the date on which the Borrowers propose that any unpaid principal amount of such Line of Credit Loan be due and payable (the “Line of Credit Loan Maturity Date”), which date may not be more than 270 days following the Line of Credit Loan Date (but no later than the Termination Date);

(d) whether such Line of Credit Loan shall bear interest at a fixed rate (“Fixed Rate Line of Credit Loans”) or a floating rate (“Eurodollar Rate Line of Credit Loans”);

(e) in the case of Line of Credit Loans with a Line of Credit Loan Maturity Date that is more than 30 days from the Line of Credit Loan Date, whether such interest shall be payable in arrears monthly, quarterly or on the Line of Credit Loan Maturity Date;

(f) (i) in the case of Fixed Rate Line of Credit Loans, the fixed interest rate (the “Line of Credit Loan Fixed Rate”), and (ii), in the case of Eurodollar Rate Line of Credit Loans, the (x) Eurodollar Rate and (y) the margin over the Eurodollar Rate (the “Line of Credit Loan Margin”), as applicable, proposed by the Borrower for such Line of Credit Loan; provided, that any Line of Credit Loan Proposal may provide that in the case of any Fixed Rate Line of Credit Loan, such interest is payable in the form of original issue discount (the “Line of Credit Loan Issuance Discount”); and

(g) whether the proposed Line of Credit Loan is to be funded in cash or to be set off against the amount of any Line of Credit Loan obligation of the Borrowers to the applicable Line of Credit Lender with a Line of Credit Loan Maturity Date equal to the proposed Line of Credit Loan Date, provided, provided, the aggregate principal amount of all Line of Credit Loans outstanding hereunder, after giving effect to any Line of Credit Loan proposed to be made pursuant to this Section 2.02, shall not exceed $600,000,000.

SECTION 2.03. Line of Credit Lender Confirmations; Line of Credit Loans.

(a) If, after receiving a Line of Credit Loan Proposal, the applicable Line of Credit Lender or prospective Line of Credit Lender, in its sole and absolute discretion, wishes to make a Line of Credit Loan in the amount and having the terms set forth in such Line of Credit Loan Proposal, then the Line of Credit Lender shall confirm acceptance of such Line of Credit Loan Proposal to Borrowers in writing (including electronic writing). Upon delivery of such confirmation, the Line of Credit Lender shall become obligated to advance the amount of the Line of Credit Loan (after giving effect to any Line of Credit Loan Issuance Discount) to the Borrowers on the applicable Line of Credit Loan Date on the terms set forth in the Line of Credit Loan Proposal. If the applicable Line of Credit Lender does not confirm its acceptance of the Line of Credit Loan Proposal, then it shall have no obligations with respect thereto and no such Line of Credit Loan will be made.

(b) Each Line of Credit Lender severally agrees, on the terms and conditions set forth herein, to make each of its Line of Credit Loans to the Borrowers on the applicable Line of Credit Loan Date in the principal amounts set forth in the applicable confirmed Line of Credit Loan Proposals (after giving effect to any Line of Credit Loan Issuance Discount). Amounts repaid in respect of the Line of Credit Loans may not be reborrowed; provided that the Borrowers may, in their discretion, make Line of Credit Loan Proposals to Line of Credit Lenders with outstanding Line of Credit Loans for new Line of Credit Loans with Line of Credit Loan Dates that correspond to the Line of Credit Loan Maturity Date of any outstanding Line of Credit Loan. In the event that any Line of Credit Loan Proposal in respect of a Line of Credit Loan so specifies, the Borrowers and applicable Line of Credit Lender shall fulfill their respective obligations to pay the applicable outstanding Line of Credit Loan on the applicable Line of Credit Loan Maturity Date and fund the applicable Line of Credit Loan on the corresponding Line of Credit Loan Date by setting off such amounts.

(c) Each Alternative Tranche Line of Credit Lender shall be deemed to have made, on the terms and conditions set forth herein, Alternative Tranche Line of Credit Loans to Holdings on the date on which the exchange contemplated by that certain Note Exchange Agreement, dated as of July 5, 2018, by and among Holdings and the other parties thereto is consummated in the principal amount set forth on Schedule 2.03(c). Amounts repaid in respect of the Alternative Tranche Line of Credit Loans may not be reborrowed. Notwithstanding anything to the contrary contained in this Agreement, no Alternative Tranche Line of Credit Lender shall be required to make any advances under this Agreement.

SECTION 2.04. Notes. Each Lender shall be entitled to request one or more Notes in form reasonably satisfactory to such Lender to evidence such Lenders Term Loans, Line of Credit Loans and/or Alternative Tranche Line of Credit Loans.

SECTION 2.05. Fees.

~~(a)~~ (a) Upfront fees. The Borrowers shall pay to each Term Lender an upfront fee on the Effective Date in an amount equal to 3.0% of such Lender’s Term Commitment, which fee shall be paid by the netting of such amount from the proceeds of the Term Loans.

(b) Term Loan Repayment Premium. In the event that, prior to the two year anniversary of the Effective Date, all or any portion of the Term Loans is voluntarily prepaid, refinanced or replaced (a “Prepayment Transaction”), the Borrowers shall pay (x) a prepayment premium equal to 2.00% of the aggregate principal amount of the Term Loan so prepaid, refinanced or replaced, if such Prepayment Transaction occurs on or prior to the first anniversary of the Effective Date, and (y) a prepayment premium equal to 1.00% of the aggregate principal amount of the Term Loan so prepaid, refinanced or replaced, if such Prepayment Transaction occurs after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date. Such amounts shall be due and payable on the date of effectiveness of such Prepayment Transaction.

(c) Other Fees. The Borrowers shall pay to the Agent the agency and administrative fees, if any, as may be separately agreed in writing between the Borrowers and such party.

(d) Alternative Tranche Line of Credit Loan Repayment Premium. In the event that all or any portion of the Alternative Tranche Line of Credit Loan is voluntarily prepaid, refinanced or replaced (an “Alternative Tranche Prepayment Transaction”), Holdings shall pay a prepayment premium equal to the excess (if any) of (i) the sum of the present values of the remaining scheduled payments of principal and interest with respect to such portion of the Alternative Tranche Line of Credit Loans included in such Alternative Tranche Prepayment Transaction, discounted to the date of completion of such Alternative Tranche Prepayment Transaction at the Treasury Rate plus 50 basis points over (ii) the principal amount of the Alternative Tranche Line of Credit Loans included in such Alternative Tranche Prepayment Transaction.

SECTION 2.06. Reserved.

SECTION 2.07. Repayment of Loans.

(a) Each Borrower shall repay to the applicable Line of Credit Lenders on the applicable Line of Credit Loan Maturity Dates the aggregate principal amount of the applicable Line of Credit Loans then outstanding.

(b) Each Borrower shall repay to the Agent for the ratable account of the Term Lenders on the Termination Date the aggregate principal amount of the Term Loan then outstanding (which shall include any PIK Payment that may have been added to the principal amount of the Term Loan pursuant to this Agreement).

(c) Holdings shall repay to the applicable Alternative Tranche Line of Credit Lenders on the Alternative Tranche Maturity Date the aggregate principal amount of the Alternative Tranche Line of Credit Loans then outstanding.

SECTION 2.08. Interest.

(a) Line of Credit Loans. Each Borrower shall pay interest on the unpaid principal amount of each Line of Credit Loan (other than any Fixed Rate Line of Credit Loan made with a Line of Credit Loan Issuance Discount) made to it and owing to each Line of Credit Lender from the applicable Line of Credit Loan Date until such principal amount shall be paid in full, at the following rates per annum:

(i) Fixed Rate Line of Credit Loans. During such periods as any Fixed Rate Line of Credit Loan is outstanding, such Fixed Rate Line of Credit Loan shall earn interest at a rate per annum equal to the Line of Credit Loan Fixed Rate set forth in the applicable Line of Credit Loan Proposal, payable in arrears on the dates set forth in the applicable Line of Credit Loan Proposal for such Fixed Rate Line of Credit Loan.

(ii) Eurodollar Rate Line of Credit Loans. During such periods as any Eurodollar Rate Line of Credit Loan is outstanding, such Eurodollar Rate Line of Credit Loan shall earn interest at a rate per annum equal to the sum of (x) the Eurodollar Rate for such Line of Credit Loan, plus (y) the Line of Credit Loan Margin, in each case as set forth in the applicable Line of Credit Loan Proposal, payable in arrears on the dates set forth in the applicable Line of Credit Loan Proposal for such Eurodollar Rate Line of Credit Loan.

(b) Term Loan. Each Borrower shall pay interest on the unpaid principal amount of the Term Loan made to it and owing to each Term Lender from the Effective Date until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as any outstanding portion of the Term Loan is a Base Rate Advance, each such Term Loan Borrowing shall earn interest at a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Term Loan Margin for Base Rate Advances, payable in arrears quarterly on the 5th day subsequent to the last day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as any outstanding portion of the Term Loan is a Eurodollar Rate Advance, each such Term Loan Borrowing shall earn interest at a rate per annum equal at all times during each Interest Period for such Eurodollar Rate Advance to the greater of (A) 1.00% or (B) the Eurodollar Rate for such Interest Period for such outstanding portion of the Term Loan plus, in either case, the Term Loan Margin for Eurodollar Rate Advances, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(c) PIK Election. With respect to any payment of interest on the Term Loan (including, without limitation, default interest payable pursuant to Section 2.08(e) below and additional interest pursuant to Section 2.08(f)), the Borrowers may, at their option, elect to pay such interest in whole or in part (i) in cash in same day funds (a “Cash Election”) or (ii) by increasing the outstanding principal amount of the Term Loan by the amount of interest payable (a “PIK Election” and, together with a Cash Election, an “Election”; any payment of interest on the Term Loan made by adding such interest to the principal amount of the Term Loan, a “PIK Payment”). The Borrowers shall make an Election with respect to any payment of interest by providing notice to the Administrative Agent at least five (5) Business Days prior to the date on which such Interest Payment is due and payable (or such later date as to which the Administrative Agent may consent in its sole and absolute discretion). If an Election is not made by the Borrowers in a timely fashion or at all with respect to any payment of interest, such payment shall be payable according to the Election for the previous payment of interest. Notwithstanding the foregoing, on the Termination Date or in the event of any repayment or prepayment of a Term Loan all accrued and unpaid interest on the principal amount of the Term Loan repaid or prepaid shall be paid in cash. Following an increase in the principal amount of the Term Loan as PIK Payment, interest shall be payable on such increased amount of the Term Loan.

(d) Line of Credit Loan Default Interest. Upon the occurrence and during the continuance of an Event of Default, at the option of the Agent or on the request of the applicable Line of Credit Lender, the Borrowers shall pay interest on the principal amount of the Line of Credit Loans then outstanding, payable in arrears on demand, at a rate per annum equal to 2% per annum above the rate per annum otherwise required to be paid on the outstanding amount of each applicable Line of Credit Loan. Further, the Borrowers shall pay interest, to the fullest extent permitted by law, on the amount of any interest, fee or other amount (other than principal) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal to 2% per annum above the rate per annum otherwise required to be paid with respect to the applicable Line of Credit Loan.

(e) Default Interest. Upon the occurrence and during the continuance of an Event of Default, at the option of the Agent or on the request of the Required Term Lenders, the Borrowers shall pay interest on the principal amount of the Term Loan then outstanding, payable in arrears on the dates referred to in Sections 2.08(b) above, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on the outstanding amount of the Term Loan pursuant to Section 2.08(b)(i) above. Further, the Borrowers shall pay interest, to the fullest extent permitted by law, on the amount of any interest, fee or other amount (other than principal) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.08(b)(i).

(f) Regulation D Compensation. Each Term Lender that is subject to reserve requirements of the Board of Governors of the Federal Reserve System (or any successor) may require the Borrowers to pay, contemporaneously with each payment of interest on the Eurodollar Rate Advances, additional interest on the related Eurodollar Rate Advances of such Term Lender at the rate per annum equal to the excess of (i) (A) the applicable Eurodollar Rate divided by (B) one minus the Eurodollar Rate Reserve Percentage over (ii) the applicable Eurodollar Rate. Any Term Lender wishing to require payment of such additional interest (x) shall so notify the Agent and the Borrowers, in which case such additional interest on the Eurodollar Rate Advances of such Term Lender shall be payable to such Term Lender at the place indicated in such notice with respect to each Interest Period commencing at least five Business Days after the giving of such notice and (y) shall notify the Agent and the Borrowers at least five Business Days prior to each date on which interest is payable on the amount then due it under this Section. Each such notification shall be accompanied by such information as the Borrowers may reasonably request.

(g) Alternative Tranche Line of Credit Loan Interest. Holdings shall pay interest on the unpaid principal amount of each Alternative Tranche Line of Credit Loan owing to each Alternative Tranche Line of Credit Lender from April 15, 2018 (regardless of the Fifth Amendment Effective Date) until such principal amount shall be paid in full, at a rate per annum equal to the Alternative Tranche Fixed Rate, payable in arrears on the Alternative Tranche Maturity Date.

(h) Alternative Tranche Line of Credit Loan Default Interest. Holdings shall pay interest, to the fullest extent permitted by law, on the amount of any interest, fee or other amount (other than principal) payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal to the Alternative Tranche Fixed Rate.

SECTION 2.09. Interest Rate Determination. ~~(a)~~(a) The Agent shall give prompt notice to the Borrowers and the Term Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(b).

(b) If, with respect to any Eurodollar Rate Advances, the Required Term Lenders notify the Agent at least one Business Day before the date of any proposed Eurodollar Rate Advance that the Eurodollar Rate for any Interest Period for such Eurodollar Rate Advances will not adequately reflect the cost to such Required Term Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrowers and the Term Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Term Lenders to Convert Base Rate Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Term Lenders that the circumstances causing such suspension no longer exist.

(c) If any Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Term Lenders and such Eurodollar Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Eurodollar Rate Advances shall automatically Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, at the option of the Agent or on the request of the Required Term Lenders (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Term Lenders to Convert any outstanding portion of the Term Loan into Eurodollar Rate Advances shall be suspended.

SECTION 2.10. Optional Conversion of Term Loan Borrowings. The Borrowers may on any Business Day, upon notice given to the Agent not later than 12:00 noon on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert any Term Loan Borrowing of one Type into a Term Loan Borrowing of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) Term Loan Borrowings to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Term Loan Borrowing. Each notice of Conversion shall be irrevocable and binding on the applicable Borrower.

SECTION 2.11. Optional and Mandatory Prepayments of Term Loan.

(a) ~~(i)~~(i) Any Borrower may, upon notice given not later than 12:00 noon on the date three Business Days prior to such prepayment to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of any Line of Credit Loan in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (y) in the event of any such prepayment of a Eurodollar Rate Line of Credit Loan, the applicable Borrower shall be obligated to reimburse the Line of Credit Lenders in respect thereof pursuant to Section 9.04(e).

(ii) Any Borrower may, subject to the terms of this Section 2.11(a)(ii) and Section 2.05(b) and upon notice given not later than 12:00 noon on the date three Business Days prior to such prepayment to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Term Loan in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (w) each partial prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (x) reserved, (y) reserved, and (z) in the event of any such prepayment of a Eurodollar Rate Advance, the applicable Borrower shall be obligated to reimburse the Term Lenders in respect thereof pursuant to Section 9.04(c).

(iii) Holdings may, upon notice given not later than 12:00 noon on the date three Business Days prior to such prepayment to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given Holdings shall, prepay the outstanding principal amount of any Alternative Tranche Line of Credit Loan in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

(b) Reserved.

(c) No later than ten (10) Business Days following the last day of any fiscal quarter of Holdings ending on or after November 3, 2018 (which is the last day of the third fiscal quarter of the fiscal year of Holdings ending on February 2, 2019) (a “Reference Quarter”), if (i) the Total Extensions of Credit as of the last day of such Reference Quarter exceeded the Borrowing Base as of the last day of the Reference Quarter, and (ii) the Total Extensions of Credit as of the last day of the fiscal quarter of Holdings immediately preceding such Reference Quarter exceeded the Borrowing Base as of the last day of the fiscal quarter of Holdings immediately preceding such Reference Quarter, the Borrowers shall prepay Loans in an amount equal to the excess described in the foregoing clause (i).

(d) Reserved.

(e) The Borrowers shall prepay Priority Obligation and/or Loans in an amount necessary to avoid the occurrence of a Collateral Coverage Event (as defined in the Indenture for the Existing Second Lien Notes).

(f) Reserved.

(g) The Borrowers shall prepay ~~(x) the Term Loan in an amount equal to 50% of Excess Cash Flow for each fiscal year of Holdings beginning with the fiscal year ending on or about January 31, 2016, and (y) the Term Loan and the 2016 Term Loan on a ratable basis in an aggregate~~the Term Loan in an amount equal to 50% of Excess Cash Flow for each fiscal year of Holdings beginning with the fiscal year ending on or about January 31, 2017. Each prepayment under this clause (g) shall be made within 90 days following the end of each applicable fiscal year of Holdings; provided, however, that no prepayment shall be required under this clause (g) if, after compliance with any prepayment obligation in any Priority Obligation, any Priority Obligations remain outstanding on the date on which such prepayment would otherwise be required.

(h) The Borrowers shall deliver to the Agent, in connection with each prepayment required under Section 2.11(g), a certificate signed by an Authorized Officer of the Borrowers setting forth in reasonable detail the calculation of the amount of such prepayment.

(i) Any prepayment of the Term Loan pursuant to clauses (c), (e) or (g) of this Section 2.11 shall be applied, first, to any Base Rate Advances then outstanding and the balance of such prepayment, if any, to the Eurodollar Rate Advances then outstanding.

SECTION 2.12. Increased Costs. ~~(a)~~(a) If, due to either (i) after (A) the Effective Date, with respect to Term Loans, ~~or~~(B) the date of any Line of Credit Loan, with respect to such ~~Extension of Credit~~Line of Credit Loan, or (C) the Fifth Amendment Effective Date, with respect to Alternative Tranche Line of Credit Loans, the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) made or issued after (A) the Effective Date, with respect to Term Loans, ~~or~~(B) the date of any Line of Credit Loan, with respect to such ~~Extension of Credit~~Line of Credit Loan, or (C) the Fifth Amendment Effective Date, with respect to Alternative Tranche Line of Credit Loans, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that a Lender claiming additional amounts under this Section 2.12(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office and/or take other commercially reasonable action if the making of such a designation or the taking of such actions would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrowers and the Agent by such Lender, shall be entitled to a presumption of correctness. If any Borrower so notifies the Agent after any Lender notifies the Borrowers of any increased cost pursuant to the foregoing provisions of this Section 2.12(a), such Borrower may, upon payment of such increased cost to such Lender, replace such Lender with a Person that is an Eligible Assignee in accordance with the terms of Section 9.07 (and the Lender being so replaced shall take all action as may be necessary to assign its rights and obligations under this Agreement to such Eligible Assignee).

(b) If any Lender determines that compliance with any change after (i) the Effective Date, with respect to Term Loans, ~~or~~(ii) the date of any Line of Credit Loan, with respect to such ~~Extension of Credit~~Line of Credit Loan or (iii) the Fifth Amendment Effective Date, with respect to Alternative Tranche Line of Credit Loans, in law or regulation or any guideline or request after (x) the Effective Date, with respect to Term Loans, ~~or~~(y) the date of any Line of Credit Loan, with respect to such ~~Extension of Credit~~Line of Credit Loan or (z) the Fifth Amendment Effective Date, with respect to Alternative Tranche Line of Credit Loans, from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any entity controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such entity in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrowers and the Agent by such Lender shall be entitled to a presumption of correctness. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act

and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law covered by this Section 2.12 regardless of the date enacted, adopted, issued or implemented.

(c) The Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or capital, liquidity or reserve requirement or pursuant to Section 2.15 for any Taxes incurred more than six months prior to the date that such Lender notifies the Borrowers of the change or issuance giving rise to such increased costs or capital, liquidity or reserve requirement or Tax and of such Lender’s intention to claim compensation therefor; provided that if the change or issuance giving rise to such increased costs or capital, liquidity or reserve requirement or Tax is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance, (b) the obligation of the Term Lenders to Convert Term Loan Borrowings into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Term Lenders that the circumstances causing such suspension no longer exist and (c) each Eurodollar Rate Line of Credit Loan will automatically, upon such demand, convert into a ~~fixed rate~~Fixed Rate Line of Credit Loan with an equivalent effective interest rate as reasonably agreed by the Borrowers and the applicable Line of Credit Lender.

SECTION 2.14. Payments and Computations. ~~(a)~~(a) Except as set forth in Section 2.08(c), the Borrowers shall make each payment hereunder and under the other Loan Documents, without any right of counterclaim or set-off, not later than 1:00 P.M. on the day when due in U.S. dollars to the Agent into the account specified by the Agent in writing from time to time in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees (i) in the case of Term Loans, ratably (other than amounts payable pursuant to Section 2.12, 2.15 or 9.04(c)) to the Term Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Term Lender to such Term Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement ~~and~~, (ii) in the case of Line of Credit Loans, to the applicable Line of Credit Lender(s) and (iii) in the case of Alternative Tranche Line of Credit Loans, to the Alternative Tranche Line of Credit Lenders. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed by it to such Lender is not made when due hereunder or under the other Loan Documents, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due. Any such Lender so charging such accounts shall deliver the proceeds therefrom to the Agent for distribution to the Credit Parties in the manner set forth herein and in the other Loan Documents.

(c) (i) In the case of Term Loans, all computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of duration-based fees, if any, shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable, (ii) in the case of Fixed Rate Line of Credit Loans, all computations of interest shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, ~~and~~ (iii) in the case of Eurodollar Rate Line of Credit Loans, all computations of interest shall be made by the Agent on the basis of a year of 360 days and (iv) in the case of Alternative Tranche Line of Credit Loans, all computations of interest shall be computed on the basis of a 360-day year of twelve 30-day months, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or Eurodollar Line of Credit Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due by it to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that the applicable Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.15. Taxes. ~~(a)~~(a) Any and all payments by the Borrowers to or for the account of any Lender, the Agent or the Collateral Agent hereunder or under the other Loan Documents or any other documents to be delivered hereunder shall be made, in accordance with Section 2.14 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future Taxes (excluding any Excluded Taxes). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document or any other documents to be delivered hereunder to any Lender, the Agent or the Collateral Agent, (i) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable shall be increased as may be necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.15) such Lender, the Agent and the Collateral Agent (as the case may be) receive an amount equal to the sum each would have received had no such deductions of Indemnified Taxes been made, (ii) the Borrowers shall make such deductions as are determined by such Borrowers to be required based upon the information and documentation it has received pursuant to Sections 2.15(e) and (f) and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents or any other documents to be delivered hereunder, but excluding (i) any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 9.16), and (ii) all other United States federal taxes other than withholding taxes (hereinafter referred to as “Other Taxes”). Other Taxes shall not include any Taxes imposed on, or measured by reference to, gross income, net income or gain.

(c) Without duplication of any additional amounts paid pursuant to Section 2.15(a), the Borrowers shall indemnify each Lender, the Agent and the Collateral Agent for and hold it harmless against the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.15) imposed on or paid by such Lender, the Agent or the Collateral Agent (as the case may be) and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender, the Agent or the Collateral Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Indemnified Taxes, the Borrowers shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(i) Without limiting the generality of the foregoing:

(a) Each Lender that is a United States person, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers or the Agent), shall provide each of the Agent and the Borrowers with two executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax on payments pursuant to this Agreement or the other Loan Documents; and

(b) Each Lender organized under the laws of a jurisdiction outside the United States, and each other Lender that is not a domestic corporation within the meaning of Section 7701(a)(30) of the Internal Revenue Code:

(1) represents that all payments to be made to it under this Agreement or any other Loan Document are exempt from United States withholding tax (including backup withholding tax) under an applicable statute or tax treaty;

(2) on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrowers with two executed originals of Internal Revenue Service Forms W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the other Loan Documents; and

(3) on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrowers with executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Agent to determine the withholding or deduction required to be made.

If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Indemnified Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Indemnified Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Indemnified Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Indemnified Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8BEN-E, or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information. For purposes of this subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(f) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form, certificate or other document described in Section 2.15(e) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.15(a) or (c) with respect to Indemnified Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Indemnified Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Indemnified Taxes. Further, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (f), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(g) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 2.15 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so.

(h) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(i) If any Lender determines, in its sole discretion exercised in good faith, that it has actually and finally realized, by reason of a refund, deduction or credit of any Indemnified Taxes paid or reimbursed by the Borrowers pursuant to subsection (a) or (c) above in respect of payments under this Agreement or the other Loan Documents, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.15 exceeding the amount needed to make such Lender whole, such Lender shall pay to the Borrowers, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the amount of such excess, net of all out-of-pocket expenses incurred by such Lender reasonably allocable in securing such refund, deduction or credit, provided that the Borrowers, upon the request of such Lender, agree to repay the amount paid over to the Borrowers to such Lender in the event such Lender is required to repay such refund to such jurisdiction. Nothing in this subsection (i) shall be construed to require any Lender to make available to the Borrowers or any other Person its tax returns or any confidential tax information.

(j) If the Agent, the Collateral Agent or any Lender, as the case may be, shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Indemnified Taxes or Other Taxes paid by Borrower pursuant to this Section 2.15, including Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower, or with respect to which Borrower or a Group Member that is a signatory hereto has paid additional amounts pursuant to this Section 2.15, it shall notify Borrower of the availability of such refund claim and, if the Agent, the Collateral Agent or any Lender, as the case may be, determines in good faith that making a claim for refund will not have any adverse consequence to its taxes or business operations, shall, after receipt of a request by Borrower, make a claim to such Governmental Authority for such refund at Borrower’s expense.

SECTION 2.16. Sharing of Payments, Etc. If any Term Lender shall obtain any payment from any Group Member (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Term Loan or other amounts owing to it (other than pursuant to Section 2.05(b), 2.07, 2.11, 2.12, 2.15, 2.18, 2.19 or 9.04(c)) in excess of its ratable share, such Term Lender shall forthwith purchase from the other Term Lenders such participations in the Term Loan or other amounts owing to them as shall be necessary to cause such purchasing Term Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Term Lender, such purchase from each Term Lender shall be rescinded and such Term Lender shall repay to the purchasing Term Lender the purchase price to the extent of such recovery together with an amount equal to such Term Lender’s ratable share (according to the proportion of (i) the amount of such Term Lender’s required repayment to (ii) the total amount so recovered from the purchasing Term Lender) of any interest or other amount paid or payable by the purchasing Term Lender in respect of the total amount so recovered. The Borrowers agree that any Term Lender so purchasing a participation from another Term Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Term Lender were the direct creditor of the Borrowers in the amount of such participation.

SECTION 2.17. Use of Proceeds of the Loans. The proceeds of the Loans shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of Holdings and its Subsidiaries, including, without limitation, for Acquisitions, Capital Expenditures, cash dividends, payment of any of the Obligations, and stock and bond repurchases, all to the extent not prohibited under the Loan Documents. Notwithstanding the foregoing, the Alternative Tranche Line of Credit Loans shall be deemed to have no proceeds to which this covenant shall be applicable.

SECTION 2.18. Extension of Loans.

(a) Extension of Term Loans. The Borrowers may at any time and from time to time request that all or a portion of the Term Loans be amended to extend the termination date with respect to all or a portion thereof (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.18. In order to establish any Extended Term Loans, the Borrowers shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Term Lenders) (each, a “Extension Request”) setting forth the proposed terms (which shall be determined in consultation with the Agent) of the Extended Term Loans to be established, which shall (x) be identical as offered to each Term Lender (including as to the proposed interest rates and fees payable) and offered pro rata to each Term Lender hereunder, and (y) be identical to the Term Loans hereunder, except that: (i) the maturity date of the Extended Term Loans shall be later than the Termination Date, (ii) payments of interest and fees may be at different rates on Extended Term Loans (and related outstandings) (iii) the terms of the Extended Term Loans may provide, subject to the consent of the Required Term Lenders (excluding from the calculation thereof, any Term Lenders who decline to extend their Term Loans) for other or different covenants and terms that apply solely to any period after the Termination Date, or, if earlier, the repayment in full of Term Loans that are not Extended Term Loans, and (iv)(A) reserved; (B) all repayments of the Term Loans (including Extended Term Loans) shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on commitments (and related outstandings) in accordance with the rights of the applicable Class and (2) repayments required upon the maturity date of the Term Loans of any Class); and (C) reserved; provided, further, that (A) reserved, (B) reserved, (C) in connection with an Extension Request with respect to the Term Loans either (i) the Term Lenders collectively have consented to the applicable Extension Request with respect to a majority in amount of the Term Loans or (ii) simultaneously with the effectiveness of the maturity extension in respect of the Extended Term Loans, the Term Loans that are not Extended Term Loans shall be paid in full (the foregoing not being deemed to modify or waive the provisions of Section 2.11 hereof regarding the conditions precedent to repayment of the Term Loans), (D) reserved and (E) all documentation in respect of such extension shall be consistent with the foregoing.

(b) Extension Request. The Borrowers shall provide the applicable Extension Request at least ten (10) Business Days (or such shorter period as may be agreed by the Agent) prior to the date on which the applicable Term Lenders are requested to respond. No Term Lender shall have any obligation to agree to provide any Extended Term Loan pursuant to any Extension Request. Any Term Lender (each, an “Extending Lender”) wishing to have all or a portion of its Term Loans subject to such Extension Request amended into Extended Term Loan shall notify the Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans which it has elected to request be amended into Extended Term Loan (subject to any minimum denomination requirements imposed by the Agent). In the event that the aggregate principal amount of Term Loans in respect of which applicable Term Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loan requested to be extended pursuant to the Extension Request, Extension Elections shall be amended to reflect allocations of Term Loans as agreed by Agent and the Borrowers.

(c) New Lenders. Following any Extension Request made by the Borrowers in accordance with this Section 2.18, if the Term Lenders shall have declined to agree during the period specified in Section 2.18(b) above to provide Extended Term Loan in an aggregate principal amount equal to the amount requested by the Borrowers in such Extension Request, the Borrowers may request that banks, financial institutions or other institutional lenders or investors (including any Extending Lender) provide an Extended Term Loan or a commitment to provide an additional term loan tranche hereunder (the “Additional Extending Lenders”); provided that such Extended Term Loan of such Additional Extending Lenders (i) shall be in an aggregate principal amount for all such Additional Extending Lenders not to exceed the aggregate principal amount of Extended Term Loan so declined to be provided by the existing Term Lenders and (ii) shall be on identical terms to the terms applicable to the terms specified in the applicable Extension Request (and any Extended Term Loan provided by existing Term Lenders in respect thereof) and, if a new tranche of term loans is to be incurred including other terms as are customary for a term loan provided that the maturity term for any term loan commitment hereunder shall not be earlier than the Termination Date; provided further that, as a condition to the effectiveness of any Extended Term Loan or term loan commitment of any Additional Extending Lender, the Agent shall have consented (such consent not to be unreasonably withheld or delayed) to each Additional Extending Lender. Upon the earlier of the Termination Date (including a deemed Termination Date in accordance with clause (C) of the proviso to Section 2.18(a) above) or such earlier date as any declining Term Lenders may agree), (a) the Term Loans of the applicable declining Term Lenders will be repaid in an aggregate principal amount equal to the Extended Term Loans provided by Additional Extending Lenders and (b) the term loan commitment of each such Additional Extending Lender will become effective. The Extended Term Loans of Additional Extending Lenders will be incorporated as Term Loans hereunder in the same manner in which Extended Term Loans of existing Term Lenders are incorporated hereunder pursuant to this Section 2.18.

(d) Extension Amendment. Extended Term Loans and term loan commitments of Additional Extending Lenders shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Agent and each Extending Lender and each Additional Extending Lender, if any, providing an Extended Term Loan or a term loan commitment as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.18(a), (b) and (c) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Agent, receipt by the Agent of legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Effective Date. The Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent necessary to (i) reflect the existence and terms of the Extended Term Loans or the term loan commitments as the case may be, incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrowers, to effect the provisions of this Section.

SECTION 2.19. Incremental Term Loans.

(a) Request for Incremental Term Loan Commitments . Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Borrowers may make Incremental Term Loan Commitment requests from time to time; provided, however, that (w) no such Incremental Term Loan Commitments may be made without the consent of the Agent, whose consent shall not be unreasonably withheld, (x) the aggregate amount of all Incremental Term Loan Commitments (including, once funded, all Incremental Term Loans) pursuant to this Section 2.19(a) shall not exceed $200,000,000, (y) each Incremental Term Loan Commitment request shall be in a minimum amount of $25,000,000, and (z) the Borrowers may request Incremental Term Loan Commitments a maximum of eight separate times. At the time of sending such notice, the Borrowers (in consultation with the Agent) shall specify the time period within which each existing Term Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). To the extent there is accrued and unpaid interest on the Term Loan outstanding immediately prior to the effectiveness of an Incremental Term Loan Commitment, such interest shall be paid in full (in cash or by means of a PIK Payment) substantially concurrently with the effectiveness of such Incremental Term Commitment.

(b) Lender Elections. Each Term Lender shall notify the Agent within the time period described in Section 2.19(a) whether or not it agrees to make an Incremental Term Loan Commitment on the terms requested and, if so, in what amount. Any Term Lender not responding within such time period shall be deemed to have declined to participate, and no Term Lender shall have any obligation to participate.

(c) Notification by Agent. The Agent shall notify the Borrowers and each existing Term Lender of the Term Lenders’ responses to each request made under Section 2.19(a). To achieve the full amount of any Incremental Term Loan Commitment request, subject to the approval of the Agent (which approval shall not be unreasonably withheld), to the extent that the existing Term Lenders decline to participate, or decline to participate in the full amount requested by the Borrowers, other consenting Eligible Assignees (each an “Additional Commitment Lender”) may become an Incremental Term Lender hereunder and furnish an Incremental Term Loan Commitment in the amount requested by the Borrowers under Section 2.19(a) and not provided by the existing Term Lenders.

(d) Conditions to Effectiveness of each Incremental Term Loan Commitment. As a condition precedent to the effectiveness of each Incremental Term Loan Commitment, (i) the Borrowers shall deliver to the Agent a certificate of each Borrower dated as of the applicable Incremental Effective Date signed by an Authorized Officer of such Borrower (A) certifying and attaching the resolutions adopted by the board of directors (or other applicable governing body) of such Borrower approving or consenting to such Incremental Term Loan Commitment, and (B) certifying that, before and after giving effect to such Incremental Term Loan Commitment, the representations and warranties contained in Article V hereof and the other Loan Documents are true and correct in all material respects on and as of the Incremental Effective Date, except to the extent (1) such representations or warranties are qualified by a materiality standard, in which case they shall be true and correct in all respects, and (2) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) the Borrowers, the Agent, each Term Lender providing an Incremental Term Loan Commitment (including each Additional Commitment Lender, if any) shall have executed and delivered an amendment (each, an “Incremental Amendment”) to this Agreement (which amendment shall not require the consent of any other Lender) in such form as the Agent shall reasonably require to establish such Incremental Term Loan Commitment; provided, that any Incremental Term Loans made pursuant to such Incremental Term Loan Commitments (A) except as to amortization, final maturity date and participation in mandatory prepayments (which shall, subject to the other clauses of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), shall have (x) the same terms as the Term Loans made on the Effective Date (or any other Class of Incremental Term Loans) and form part of the same Class as such Term Loans or (y) such other terms as shall be reasonably satisfactory to the Agent, in which case they shall be part of a separate Class; (B) shall have a maturity date no earlier than the Termination Date, (C) shall, if subject to amortization, not amortize prior to the Termination Date, and (D) may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term Loans borrowed on the Effective Date in any mandatory or voluntary prepayment hereunder (and shall not otherwise be mandatorily or voluntarily prepayable); (iii) the Borrowers shall have paid such fees to the Additional Commitment Lenders and the other Term Lenders who agree to provide such Incremental Term Loans, as the Borrowers and such Lenders may agree; (iv) the Borrowers shall deliver to the Agent and the Term Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; and (vi) no Default or Event of Default shall exist or result therefrom.

(e) Effectiveness of Incremental Amendments; Conflicting Provisions. The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment (such date of effectiveness, the “Incremental Effective Date”). Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Incremental Amendment, without the consent of any other Lenders, to the extent necessary to (i) reflect the existence and terms of the Incremental Term Loan Commitments and the Incremental Term Loans incurred pursuant thereto and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Borrowers, to effect the provisions of this Section 2.19. This Section 2.19 shall supersede any provisions in Sections 2.16 or 9.01 to the contrary.

SECTION 2.20. Conversion of Term Loans.

(a) Subject to, and upon compliance with, the provisions of this Section 2.20, each Term Lender shall have the right, at such Term Lender’s option, to convert all or any portion (if the portion to be converted would result in the issuance of at least one whole share of Common Stock upon conversion) of the Term Loan held by such Term Lender at any time at the Conversion Rate. Notwithstanding the foregoing, except for any Person who beneficially owned more than 4.9% of the Common Stock immediately prior to the Fourth Amendment Effective Date, to the extent that any proposed conversion of the Term Loan by any Term Lender would result in any Person beneficially owning more than 4.9% of the Common Stock, the Term Loan will not be convertible at the option of such Term Lender to such extent. Notwithstanding the foregoing, except for any Person who directly or indirectly owned (including by virtue of relevant tax attribution rules) more than 9.9% of the vote or value of the Common Stock (as calculated for purposes of Section 871(h)(3) of the Internal Revenue Code) immediately prior to the Fourth Amendment Effective Date, to the extent that any proposed conversion of the Term Loan by any Term Lender would result in any non-U.S. Person directly or indirectly owning (including by virtue of relevant tax attribution rules) more than 9.9% of the vote or value of the Common Stock (as calculated for purposes of Section 871(h)(3) of the Internal Revenue Code), the Term Loan will not be convertible at the option of such Term Lender to such extent.

(b) To exercise the conversion right with respect to any portion of the Term Loan, the applicable Term Lender must (i) complete and manually sign a conversion notice in the form attached hereto at Exhibit M (a “Conversion Notice”) or a facsimile of the Conversion Notice; (ii) deliver such signed and completed Conversion Notice, which is irrevocable, to the Conversion Agent; (iii) if required, furnish appropriate transfer documents; and (iv) if required, pay all transfer or similar governmental charges or duties as set forth in Section 2.20(c). For any portion of the Term Loan, the date on which the applicable Term Lender satisfies all of the applicable requirements set forth above with respect to such portion of the Term Loan shall be the “Conversion Date” with respect to such portion of the Term Loan. Each conversion shall be deemed to have been effected as to any portion of the Term Loan designated for conversion at 5:00 p.m., New York City time, on the applicable Conversion Date; provided, however, the Person in whose name any shares of Common Stock shall be issuable upon conversion, if any, shall be treated as a stockholder of record as of 5:00 p.m., New York City time, on the Conversion Date. For the avoidance of doubt, until a Term Lender is deemed to become the holder of record of shares of Common Stock issuable upon conversion of such Term Lender’s portion of the Term Loan as contemplated in the immediately preceding sentence, such Term Lender shall not have any rights as a holder of the Common Stock with respect to the shares of Common Stock issuable upon conversion of such portion of the Term Loan. At 5:00 p.m., New York City time, on the Conversion Date for a portion of the Term Loan, the converting Term Lender shall no longer be the holder of such portion of the Term Loan. Any Conversion Notice shall, unless the shares of Common Stock issuable on conversion of the applicable portion of the Term Loan are to be issued in the same name as such portion of the Term Loan, be accompanied by instruments of transfer in form satisfactory to Holdings and the Borrowers duly executed by, such Term Lender or its duly authorized attorney. Upon the conversion of any portion of the Term Loan, the principal amount of the Term Loan shall be reduced by the principal amount of such portion.

(c) If a Term Lender converts a portion of the Term Loan, Holdings and the Borrowers will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of the Common Stock upon such conversion, unless the tax is due because the applicable Term Lender requests that any shares of Common Stock be issued in a name other than such Term Lender’s name, in which case such Term Lender will pay any such taxes. The Conversion Agent may refuse to deliver the Common Stock to be issued in a name other than such Term Lender’s name until the Conversion Agent receives a sum sufficient to pay any tax or duty which will be due because such shares of Common Stock are to be issued in a name other than such Term Lender’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(d) Subject to this Section 2.20(d) and Sections 2.20(f) and 2.20(g) hereof, upon conversion of any portion of the Term Loan, Holdings shall deliver to the applicable Term Lender, in full satisfaction of its conversion obligation under Section 2.20(a) hereof, in respect of each $1,000 principal amount of the Term Loan being converted, a Settlement Amount. The shares of Common Stock in respect of any conversion of any portion of the Term Loan (the “Settlement Amount”) shall be computed as follows: Holdings shall deliver to the converting Term Lender, in respect of each $1,000 principal amount of any portion of the Term Loan being converted, a number of shares of Common Stock equal to the Conversion Rate, rounded down to the nearest whole share pursuant to this Section 2.20(d). Holdings shall deliver the Settlement Amount due in respect of its conversion obligation under this Section 2.20(d), not later than the second Business Day immediately following the relevant Conversion Date. Notwithstanding the foregoing, Holdings will not issue fractional shares of Common Stock as part of the Settlement Amount due with respect to any converted portion of the Term Loan. Instead, if any Settlement Amount includes a fraction of a share of the Common Stock, the number of shares of Common Stock issuable will be rounded down to the nearest whole share. If a Term Lender converts a portion of the Term Loan, Holdings will not adjust the Conversion Rate to account for any accrued and unpaid interest on such portion of the Term Loan, and Holdings’ delivery or payment of shares of Common Stock into which a portion of the Term Loan is convertible will be deemed to satisfy and discharge in full the Borrowers’ obligation to pay the principal of, and accrued and unpaid interest, if any, on, such portion of the Term Loan to, but excluding, the Conversion Date. As a result, except as otherwise provided in the proviso to the immediately preceding sentence, any accrued and unpaid interest with respect to a converted Term Loan will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Whenever a Conversion Date occurs with respect to any portion of the Term Loan, the Conversion Agent will, as promptly as possible, and in no event later than 9:00 a.m., New York City time, on the Business Day immediately following such Conversion Date, deliver to Holdings and the Borrowers notice that a Conversion Date has occurred, which notice will state such Conversion Date, the principal amount of the portion of the Term Loan converted on such Conversion Date and the name of the Term Lender that converted portion of the Term Loan on such Conversion Date.

(e) Holdings shall at all times reserve out of its authorized but unissued shares of Common Stock a number of shares of Common Stock sufficient to permit the conversion, in accordance herewith, of all of the then-outstanding Term Loan. Any shares of Common Stock delivered upon the conversion of any portion of the Term Loan will be newly issued shares or treasury shares, duly and validly issued, fully paid, nonassessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the converting Term Lender or other Person to whom such shares of Common Stock will be delivered). In addition, Holdings will comply with all federal and state securities laws regulating the offer and delivery of any shares of Common Stock issuable upon conversion of the Term Loan. Holdings will also cause any shares of Common Stock issuable upon conversion of a portion of the Term Loan to be listed on whatever stock exchange(s) the Common Stock is listed on the date the converting Holder becomes a record holder of such Common Stock. If any shares of the Common Stock issued upon conversion will, upon delivery, be “restricted securities” (within the meaning of Rule 144 or any successor provision in effect at such time), such shares of Common Stock (i) will be issued in physical, certificated form; (ii) will not be held in book-entry form through the facilities of The Depository Trust Company or any other Person designated as depository by Holdings; and (iii) will bear any restrictive legends Holdings or the Conversion Agent deems necessary to comply with applicable law.

(f) The Conversion Rate and the Conversion Price shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 2.20(f) is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 2.20(f) so as to result in duplication:

(i) Stock Splits, Subdivisions, Reclassifications or Combinations. If Holdings shall (i) declare and pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Term Loan Shares at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification will be proportionately adjusted so that a Term Lender after such date will be entitled, upon conversion of any portion of the Term Loan, to the number of shares of Common Stock that it would have received in respect of the number of Term Loan Shares it would have owned on account of such portion of the Term Loan had such portion of the Term Loan been converted immediately prior to such date. The Conversion Price in effect immediately prior to the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification will be adjusted by multiplying such Conversion Price by the quotient of (x) the number of Term Loan Shares immediately prior to such adjustment divided by (y) the new number of Term Loan Shares as determined in accordance with the immediately preceding sentence.

(ii) Other Distributions. In case Holdings shall fix a record date for the making of a distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants (excluding dividends of its Common Stock and other dividends or distributions referred to in Section 2.20(f)(i)), in each such case, the Conversion Price in effect prior to such record date shall be reduced immediately thereafter or at such later date as the Board of Directors may determine for purposes of the determination of Fair Market Value of the distribution (but in any event not later than 10 Business Days after the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution) to the price determined by multiplying the Conversion Price in effect immediately prior to the reduction by the quotient of (x) the Market Price of the Common Stock on the last Trading Day preceding the first date on which the Common Stock trades regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the Fair Market Value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one share of Common Stock divided by (y) such Market Price on such date specified in clause (x). Such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Term Loan Shares shall be increased (and the Conversion Rate increased proportionately) to the number obtained by multiplying the Term Loan Shares immediately prior to such adjustment by the quotient of (x) the Conversion Price in effect immediately prior to the distribution giving rise to this adjustment divided by (y) the new Conversion Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Conversion Price, Conversion Rate and the number of Term Loan Shares then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the Conversion Price, Conversion Rate and the number of Term Loan Shares that would then be in effect if such record date had not been fixed.

(iii) Certain Repurchases of Common Stock. In case Holdings effects a Pro Rata Repurchase of Common Stock, then the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the Trading Day immediately preceding the first public announcement by Holdings or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (x) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (y) the Market Price per share of Common Stock on the Trading Day immediately preceding the first public announcement by Holdings of the intent to effect such Pro Rata Repurchase. In such event, the number of Term Loan Shares shall be increased (and the Conversion Rate increased proportionately) to the number obtained by multiplying the number of Term Loan Shares immediately prior to such adjustment by the quotient of (x) the Conversion Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment divided by (y) the new Conversion Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase to the Conversion Price or decrease in the number of Term Loan Shares (or Conversion Rate) shall be made pursuant to this Section 2.20(f)(iii).

(iv) Business Combinations; Reclassifications of Common Stock. In case of any Business Combination or any reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 2.20(f)(i)), the right of a Term Lender to receive shares of Common Stock upon conversion of a portion of the Term Loan shall be converted into the right to receive the number and amount of shares of stock or other securities or property (including cash) upon conversion of a portion of the Term Loan that the Common Stock issuable upon conversion of such portion of the Term Loan immediately prior to such Business Combination or reclassification would have been entitled to receive upon closing of such Business Combination or reclassification.

(g) Whenever the Conversion Rate and Conversion Price is adjusted, Holdings shall promptly mail, cause to be delivered to the Term Lenders in accordance with Section 9.02 a notice of the adjustment and file with the Conversion Agent a certificate signed on behalf of Holdings by an Authorized Officer thereof briefly stating the facts requiring the adjustment and the manner of computing it (such certificate, an “Officer’s Certificate”). The certificate shall be conclusive evidence of the correctness of such adjustment.

(h) Responsibility of Agent. The Conversion Agent does not have any duty or responsibility to calculate the Conversion Price, Conversion Rate or Term Loan Shares or to determine when an adjustment under this Section 2.20 should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of the correctness of any such adjustment, and shall be protected in relying upon, the Officer’s Certificate with respect thereto which Holdings is obligated to file with the Conversion Agent pursuant to Section 2.20(g) hereof. The Conversion Agent does not make any representation as to the validity or value of any securities or assets issued upon conversion of any portion of the Term Loan, and the Conversion Agent shall not be responsible for the failure by Holdings to comply with any provisions of this Section 2.20 and Section 2.21. The Conversion Agent shall not be responsible for any failure of Holdings to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock or share certificates or other securities or property upon the surrender of any portion of the Term Loan for the purpose of conversion; and the Conversion Agent shall not be responsible or liable for any failure of Holdings to comply with any of the covenants of Holdings contained in Sections 2.20 or 2.21. Without limiting the generality of the foregoing, the Conversion Agent shall not be under any responsibility to determine the correctness of any provisions contained in any Officer’s Certificate delivered in connection with this Section 2.20 or Section 2.21 relating either to the kind or amount of shares of stock or securities or other property or assets (including cash) receivable by Term Lenders upon the conversion of any portion of their Term Loan after any event referred to in Section 2.20(f) or to any adjustment to be made with respect thereto, but may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate which Holdings shall be obligated to deliver pursuant to Section 2.20(g).

(i) Holdings and the Borrowers shall use commercially reasonable efforts to retain a Person reasonably acceptable to each of Holdings, the Borrowers and the Agent to act as agent for the purpose of converting the Term Loan in accordance with the terms of Sections 2.20 and 2.21 (the “Conversion Agent”) reasonably promptly following the Fourth Amendment Effective Date; provided that if such Person is not retained within 10 Business Days of the date hereof, the Agent shall have the option to act as the Conversion Agent.

SECTION 2.21. Mandatory Conversion of Term Loans.

(a) Holdings and the Borrowers may elect at their option to cause all (but not less than all) of the Term Loan to be mandatorily converted (the “Mandatory Conversion”) within 30 days following the end of any 30 consecutive Trading Day period, ending on or after July 2, 2018, during which the volume weighted average trading price of the Common Stock on the NASDAQ Global Select Market (or any successor market thereto) exceeds $10.00 for a period of 20 Trading Days (any such 30 consecutive Trading Day period, a “Mandatory Conversion Trigger Period”). The volume-weighted average trading price referenced in the preceding sentence will be calculated by Holdings and the Borrowers and the Conversion Agent shall not have any duty to confirm or verify, or in any case, be responsible for, the calculation by Holdings and the Borrowers.

(b) In order to exercise the Mandatory Conversion pursuant to Section 2.21(a), Holdings and the Borrowers or, at the written request and expense of Holdings and the Borrowers, the Conversion Agent on behalf of Holdings and the Borrowers, shall deliver to each Term Lender a notice (a “Mandatory Conversion Notice”) of exercise of the Mandatory Conversion within five Business Days after the end of the Mandatory Conversion Trigger Period (the date such Mandatory Conversion Notice is sent to the Term Lenders in the manner herein provided, the “Mandatory Conversion Notice Date”). Holdings and the Borrowers will select the date on which the Term Loan will be converted pursuant to the Mandatory Conversion, which shall be not more than 30 calendar days after the Mandatory Conversion Trigger Period concludes (such date, the “Mandatory Conversion Date”). Holdings and the Borrowers shall also deliver a copy of such Mandatory Conversion Notice to the Conversion Agent concurrently with the delivery thereof to the Term Lenders to the extent that the Conversion Agent does not deliver such Mandatory Conversion Notice on behalf of Holdings and the Borrowers. If such Mandatory Conversion Notice is to be given by the Conversion Agent, Holdings and the Borrowers shall prepare and provide the form and content of such Mandatory Conversion Notice to the Conversion Agent at least three Business Days prior to the date the notice will be delivered to the Term Lenders (or such later date as the Conversion Agent may approve). The Mandatory Conversion Notice, if sent in the manner provided in Section 9.02, shall be conclusively presumed to have been duly given, whether or not any Term Lender receives such Mandatory Conversion Notice.

(c) The Mandatory Conversion Notice shall state:

(i) the Mandatory Conversion Notice Date;

(ii) the Mandatory Conversion Trigger Period;

(iii) the aggregate principal amount of Term Loan to be mandatorily converted;

(iv) the Mandatory Conversion Date;

(v) the Conversion Rate and Conversion Price then in effect; and

(vi) that on and after the Mandatory Conversion Date interest on the Term Loan to be converted will cease to accrue.

(d) Each Term Lender agrees to take the following actions prior to the Mandatory Conversion Date in respect of its Term Loan subject to a Mandatory Conversion: (i) if required, furnish appropriate transfer documents; (ii) pay any transfer or other tax, if required by Section 2.20(d); and (iii) any other action necessary to effectuate the Mandatory Conversion as may be reasonably requested by Holdings. In the event that a Term Lender does not take any of the actions set forth in the immediately preceding sentence prior to the Mandatory Conversion Date, each Term Lender authorizes and directs Holdings to take any action on such holder’s behalf to effectuate the Mandatory Conversion and appoints Holdings as such holder’s attorney-in-fact for any and all such purposes.

(e) Holdings will deliver to the Term Lenders, not later than the third Business Day immediately following the Mandatory Conversion Date for any portion of the Term Loan, a number of shares of Common Stock equal to the product of (A)(x) the aggregate principal amount of such portion of the Term Loan to be converted divided by (y) $1,000 and (B) the Conversion Rate in effect on such Conversion Date, rounded down to the nearest whole number. Upon the Mandatory Conversion Date, unless Holdings defaults in delivering or paying the amounts due pursuant to the foregoing sentence, interest on the Term Loan so called for the Mandatory Conversion shall cease to accrue and the holders thereof shall have no right in respect of such portion of the Term Loan except the right to receive the shares of Common Stock and cash, if any, to which they are entitled pursuant to this Section 2.21. Upon a conversion pursuant to this Section 2.21, the Person in whose name such shares of Common Stock will be registered will become the holder of record of such shares of Common Stock at 5:00 p.m., New York City time, on the Mandatory Conversion Date for such portion of the Term Loan.

(f) If any of the provisions of this Section 2.21 are inconsistent with applicable law at the time of such Mandatory Conversion, such law shall govern.

ARTICLE III

RESERVED

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

SECTION 4.01. Conditions Precedent to Effectiveness. The effectiveness of this Agreement is conditioned upon satisfaction of the following conditions precedent:

(a) The Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by an Authorized Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before such date) and each in form and substance satisfactory to the Agent:

(i) this Agreement duly executed by each of Holdings, the Borrowers, the Agent, and the Lenders.

(ii) the Security Documents (including, without limitation, the Security Agreement), each duly executed by the applicable Loan Parties;

(iii) reserved;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Loan Party as the Agent may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(v) copies of each Loan Party’s organization or other governing documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where failure to so qualify could reasonably be expected to have a Material Adverse Effect;

(vi) an opinion of in house counsel to Holdings and of one or more special or local counsel to Holdings, the Borrowers, and the other Loan Parties, addressed to the Agent and each Lender as to such matters as the Agent may reasonably request;

(vii) a certificate signed by an Authorized Officer of Holdings and the Borrowers certifying (A) that the conditions specified in Section 4.02 have been satisfied and (B) that the incurrence of the Term Loans does not conflict with (i) the indenture governing the Existing Second Lien Notes or (ii) the First Lien Credit Agreement, (B) that the Loan Parties, taken as a whole, are Solvent as of the date hereof after giving effect to the transactions contemplated hereby and (C) that the Perfection Certificate is true and correct in all material respects; and

(viii) such other customary certificates, documents or consents as the Agent reasonably may require.

(b) all actions required by law or reasonably requested by the Collateral Agent or the Agent to be undertaken, and all, documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent or the Agent to be filed, registered, or recorded to create or perfect the Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent

(c) Reserved.

(d) Reserved.

(e) Reserved.

(f) Reserved.

(g) Reserved.

(h) The conditions set forth in Section 4.02 shall be satisfied.

(i) There shall have been no event or circumstance since January 30, 2016 that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(j) All fees required to be paid to the Agent on or before the Effective Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Effective Date shall have been paid in full.

(k) The Borrowers shall have paid all costs and expenses of the Agent (to the extent set forth in Section 9.04(a)) incurred in connection with or relating to this Agreement and the other Loan Documents, including reasonable fees, charges and disbursements of counsel to the Agent, to the extent invoiced prior to or on the Effective Date, (provided that such payment shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).

SECTION 4.02. Conditions Precedent to Each Extension of Credit. The obligation of each Lender to make an Extension of Credit on any date shall be subject to the conditions precedent that, with respect to Term Loans, the effectiveness of this Agreement and, with respect to Line of Credit Loans, the First Amendment Effective Date, shall have occurred and on the date of such Extension of Credit the following statements shall be true (and (i) in the case of Term Loans, each of the giving of the applicable notice of borrowing and the acceptance by the applicable Borrower of the proceeds of such Borrowing and (ii) in the case of Line of Credit Loans, each of the delivering of the applicable Line of Credit Loan Proposal and the acceptance by the applicable Borrower of the proceeds of such Line of Credit Loan, shall in each case constitute a representation and warranty by the applicable Borrower that on the date of such Borrowing or Line of Credit Loan, as applicable, such statements are true):

(i) the representations and warranties made by each Loan Party in or pursuant to the Loan Documents are true and correct on and as of such date in all material respects, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that (A) such representations or warranties are qualified by a materiality standard, in which case they shall be true and correct in all respects, (B) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (C) such representations relate to Section 5.01(f), in which case the representation shall be limited to clause (c) of the definition of “Material Adverse Effect”;

(ii) no event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default; and

(iii) after giving effect to such Extension of Credit, (A) the sum of the Total Extensions of Credit will not exceed the Borrowing Base, and (B) no Collateral Coverage Event (as defined in the Indenture for the Existing Second Lien Notes) shall result therefrom.

The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.01. Representations and Warranties of the Borrowers. Holdings and the Borrowers hereby jointly and severally represent and warrant as follows:

(a) Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby or thereby, are within such Loan Party’s powers, have been duly authorized by all necessary organizational action, and do not contravene (i) the charter or by-laws or other organizational or governing documents of such Loan Party or (ii) law or any contractual restriction binding on or affecting any Loan Party, except, for purposes of this clause (ii), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is a party that has not already been obtained if the failure to obtain such authorization, approval or other action could reasonably be expected to result in a Material Adverse Effect.

(d) Each Loan Document has been duly executed and delivered by each Loan Party party thereto. This Agreement constitutes, and each other Loan Document will constitute upon execution, the legal, valid and binding obligation of each Loan Party party thereto enforceable against such Loan Party in accordance with its respective terms subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(e) The consolidated balance sheet of Holdings and its Subsidiaries as at January 30, 2017, and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, copies of which have been furnished to the Agent, fairly present the consolidated financial condition of Holdings and its Subsidiaries as at such date and the consolidated results of the operations of Holdings and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied.

(f) Since January 30, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(g) There is no action, suit, investigation, litigation or proceeding, including any Environmental Action, which is pending or, to Holdings or any Borrower’s knowledge, threatened affecting Holdings, the Borrowers or any of their respective Subsidiaries before any court, Governmental Authority or arbitrator that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect other than as reported in filings with the SEC made prior to the date hereof.

(h) On the Effective Date and the date on which any Loans are borrowed, not more than five (5%) percent of the value of the assets of the Borrowers and their respective Subsidiaries on a consolidated basis will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(i) No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(j) All United States Federal income tax returns and all other material tax returns which are required to be filed have been filed by or on behalf of Holdings, the Borrowers and their respective Subsidiaries, and all taxes due with respect to Holdings, the Borrowers and their respective Subsidiaries pursuant to such returns or pursuant to any assessment received by Holdings, the Borrowers or any Subsidiary have been paid except to the extent permitted in Section 6.01(b). The charges, accruals and reserves on the books of Holdings, the Borrowers and their Subsidiaries in respect of taxes or other governmental charges have been made in accordance with, and to the extent required by, GAAP.

(k) All written factual information heretofore furnished by Holdings, the Borrowers or their Subsidiaries to the Agent or any Lender (including the Perfection Certificate) for purposes of or in connection with this Agreement or any other Loan Document, taken as a whole, was true and correct in all material respects on the date as of which such information was stated or certified, provided that with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(l) (i) Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property necessary for the conduct of its business and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (ii) no Inventory, Credit Card Account Receivable, DC or Related Intellectual Property is subject to any Lien except as permitted by Section 6.02(a).

(m) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (i) each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) no material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor do Holdings or the Borrowers know of any valid basis for any such claim; and (iii) the use of Intellectual Property by each Group Member does not infringe on the rights of any Person in any material respect.

(n) Except as disclosed in the publicly available reports of Holdings filed with the SEC prior to the Effective Date or as would not reasonably be expected to result in a Material Adverse Effect, (i) neither a Reportable Event nor a failure to meet minimum required contributions (in accordance with Section 430 or any prior applicable section of the Internal Revenue Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, (ii) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other applicable federal or state laws, and (iii) no termination of a Single Employer Plan has occurred. Except as set forth on Schedule 5.01(n), no Lien imposed under the Internal Revenue Code or ERISA exists on account of any Plan, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period ending on the Effective Date. Each Single Employer Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the United States Internal Revenue Service (the “IRS”) and, to the best knowledge of Holdings and the Borrowers, nothing has occurred which would cause the loss of, such qualification. Except as set forth on Schedule 5.01(n) or as would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 430 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 430 of the Internal Revenue Code has been made with respect to any Plan. There are no pending or, to the best knowledge of Holdings and the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary duty rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, in each case that would reasonably be expected to result in a Material Adverse Effect. Neither any Loan Party nor any ERISA Affiliate has incurred, or would reasonably be expected to incur, any liability under Title IV of ERISA with respect to any Pension Plan, other than premiums due and not delinquent under Section 4007 of ERISA or as would not reasonably be expected to have a

Material Adverse Effect; neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and, to the knowledge of the Borrowers, no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan except as would not reasonably be expected to have a Material Adverse Effect; and neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither Holdings, the Borrowers nor any Commonly Controlled Entity has had a complete or partial withdrawal (as such terms are defined in Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA. No such Multiemployer Plan is in Reorganization or Insolvent except as would not reasonably be expected to result in aggregate liability to Holdings and its Subsidiaries of $100,000,000 or more.

(o) Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Group Member (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(p) The Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Credit Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. Financing statements and other filings specified in Schedule 5.01(p) in appropriate form have been filed in the offices set forth on Schedule 5.01(p). On the Effective Date, the security interests granted pursuant to the Security Agreement shall, to the extent a security interest in such Collateral can be perfected by filing a UCC financing statement, constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to the Lien or claim of any other Person (except Liens permitted by Section 6.02(a) securing Priority Obligations and/or the Existing Second Lien Notes and Liens which by operation of law would have priority over the Liens securing the Obligations).

(q) The Loan Parties, taken as a whole, are, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith will be, Solvent.

(r) The properties of the Loan Parties are insured as required pursuant to Section 6.01(c) hereof. Each insurance policy required to be maintained by the Loan Parties pursuant to Section 6.01(c) is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

(s) As of the Effective Date: (1) except as listed on Schedule 5.01(s), there are no outstanding rights to purchase any equity interests in any Subsidiary of a Loan Party, and (2) the copies of the organization and governing documents of each Loan Party and each amendment hereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

(t) As of the Effective Date, except as would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary thereof pending or, to the knowledge of Holdings or any Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign law dealing with such matters, (c) all payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.01(t) (as updated by the Borrowers from time to time) (i) no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement or any material bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (excluding in each case individual employment agreements) and (ii) no employee of a Loan Party is also an employee of the Permitted Holder. There are no representation proceedings pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition, in each case which would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of Holdings or any Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries which would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(u) No broker or finder brought about the obtaining, making or closing of the Loans or this Agreement or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(v) Reserved.

(w) To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) the United States Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act, (iii) the United States Foreign Corrupt Practices Act of 1977, and (iv) the Corruption of Foreign Public Officials Act, as amended (the “FCPA”). No part of the proceeds of any credit extensions will be used, directly or, to the Loan Parties’ knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(x) None of Holdings, the Borrowers, nor any of their respective Subsidiaries, nor, to the knowledge of the Borrowers, any director, officer, employee, agent or affiliate of the Borrowers is an individual or entity (for purposes of this clause (x), a “Person”) that is, or is owned or controlled by Persons that are the subject of any sanctions (A) administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other applicable sanctions authority or (B) pursuant to the U.S. Iran Sanctions Act, as amended, or Executive Order 13590 (collectively, “Sanctions”) or (C) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Burma/Myanmar, Iran, North Korea, Sudan and Syria). The Loan Parties will not, directly or, to their knowledge, indirectly, use the proceeds of any credit extensions, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in any manner that would directly or indirectly result in a violation of Sanctions by any Person.

~~(y) As of the First Amendment Effective Date, each Person that has provided a guarantee of any First Lien Credit Agreement Obligations is a Guarantor hereunder and has executed the Security Agreement as a “Grantor” thereunder (as such term is defined in the Security Agreement).~~

ARTICLE VI

COVENANTS

SECTION 6.01. Affirmative Covenants. So long as any Loan or other Obligation (other than contingent indemnification obligations for which no claim shall have then been asserted) shall remain unpaid or any Term Lender shall have any Commitment hereunder, each of Holdings and the Borrowers will, and will cause each of their Subsidiaries to:

(a) Compliance with Laws, Etc. Comply in all respects with all applicable Requirements of Law, such compliance to include compliance with ERISA and Environmental Laws, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property (ii) all payments required to be made to any Pension Plan, and (iii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided that neither Holdings, the Borrowers nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors or (y) if such non-payments, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is consistent with prudent business practice; provided that Holdings, the Borrowers and their Subsidiaries may self-insure to the extent consistent with prudent business practice; provided further that policies maintained with respect to any Collateral located at a warehouse or DC shall provide coverage for Inventory at (x) the retail selling price of such Inventory less any permanent markdowns, consistent with the Loan Parties’ past practices, or (y) another selling price permitted by the Agent in its Permitted Discretion. None of the Credit Parties shall be a co-insurer with any Loan Party or any other Person with respect to any fire and extended coverage policies maintained with respect to any Collateral without the prior written consent of the Agent. Within thirty (30) days following delivery of written notice from the Agent to Holdings, Holdings shall notify the insurers and use commercially reasonable efforts to have such policies amended to include such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties. Holdings shall cause the Agent to be named as an additional insured party on such policies within thirty (30) days following the Effective Date (or such longer period as the Agent may agree to in its reasonable discretion). The Borrowers shall deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, evidence of renewal or replacement of a policy previously delivered to the Agent, including an insurance binder therefor, together with evidence satisfactory to the Agent of payment of the premium therefor and, upon request of the Agent, a copy of such renewal or replacement policy. In the event that the Borrowers fail to maintain any such insurance as required pursuant to this Section 6.01(c), the Agent may obtain such insurance on behalf of the Borrowers and the Loan Parties shall reimburse the Agent as provided herein for all costs and expenses in connection therewith; the Agent’s obtaining of such insurance shall not be deemed a cure or waiver of any Default or Event of Default arising from the Loan Parties’ failure to comply with the provisions of this Section 6.01(c).

(d) Preservation of Corporate Existence, Etc. Preserve and maintain its corporate existence, material rights (charter and statutory) and franchises; provided that (i) Holdings, the Borrowers and their Subsidiaries may consummate any merger or consolidation permitted under Section 6.02(b); (ii) neither Holdings nor the Borrowers nor any of their Subsidiaries shall be required to preserve or maintain the corporate existence of any Subsidiary (other than Sears, SRAC, Kmart Corp. or any Material Subsidiary Guarantors) if the Board of Directors of the parent of such Subsidiary, or an executive officer of such parent to whom such Board of Directors has delegated the requisite authority, shall determine that the preservation and maintenance thereof is no longer desirable in the conduct of the business of such parent and that the loss thereof is not disadvantageous in any material respect to the Borrowers, Sears, any Material Subsidiary Guarantor, such parent or the Lenders; (iii) Sears shall not be required to preserve or maintain the corporate existence of SRAC, provided that in the event SRAC is dissolved, merged with or into Holdings or any Subsidiary of Holdings or otherwise ceases to exist, then Sears shall or shall cause a direct wholly owned Domestic Subsidiary of Sears to, execute and deliver to the Agent an assumption agreement with respect to SRAC’s obligations under the Loan Documents in form and substance reasonably satisfactory to the Agent and such other officer certificates, legal opinions, financing statements (if applicable) and documentation as the Agent reasonably requests; (iv) none of Holdings, the Borrowers or any of Material Subsidiary Guarantors shall be required to preserve any right or franchise of any Subsidiary (other than a Material Subsidiary Guarantor) if the Board of Directors of Holdings, such Borrower or such Material Subsidiary Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to Holdings, the Borrowers, such Material Subsidiary Guarantor or the Lenders and (v) no Subsidiary Guarantor which is not a Material Subsidiary Guarantor shall be required to preserve or maintain its corporate existence if (A) no Default or Event of Default has occurred and is continuing, and (B) such Subsidiary Guarantor is merged or liquidated into another Subsidiary Guarantor.

(e) Inspection Rights. Subject to reasonable confidentiality limitations and requirements imposed by Holdings or the Borrowers due to competitive concerns or otherwise, at any reasonable time and from time to time (but no more than twice a year unless a Default or an Event of Default has occurred and is continuing), permit the Agent or any of the Lenders or any agents or representatives thereof, at the Lenders’ expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Holdings, the Borrowers and any of their Subsidiaries, and to discuss the affairs, finances and accounts of Holdings, the Borrowers and any of their Subsidiaries, as the case may be, with any of their officers or directors and with their independent certified public accountants.

(f) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Holdings, the Borrowers and each such Subsidiary in accordance with GAAP in effect from time to time.

(g) Maintenance of Properties, Etc. Except as otherwise permitted pursuant to Section 6.02(b), or where the failure to do so, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h) Transactions with Affiliates. Conduct all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to Holdings, the applicable Borrower or their respective Subsidiaries than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate other than (i) as required by any applicable Requirement of Law, (ii) so long as no Default or Event of Default has occurred and is continuing, transactions between or among the Loan Parties and any of their Subsidiaries, to the extent not prohibited hereunder, or (iii) if a Default or Event of Default has occurred and is continuing, transactions in the ordinary course of business between or among the Loan Parties and any of their Subsidiaries and transactions between or among Loan Parties, to the extent not prohibited hereunder; provided, that the foregoing shall not prohibit (i) any Loan Party or any Subsidiary thereof from entering into employment arrangements with its officers and retention and other agreements with officers and directors pursuant to the reasonable requirements of its business or (ii) any transactions pursuant to the agreements in effect on the Effective Date.

(i) Further Assurances.

(i) With respect to any (i) Inventory, Credit Card Accounts Receivable and other Collateral acquired after the Effective Date by any Group Member that is or is required to become a Loan Party hereunder and (ii) any property required to become subject to a perfected Lien in favor of the Collateral Agent pursuant to Section 6.02(a)(vi) hereunder, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement or such other documents as the Agent or the Collateral Agent, may reasonably request in order to grant to the Collateral Agent, for the benefit of the Credit Parties, a security interest in such property and (ii) take all actions as the Agent, may reasonably request to grant to the Collateral Agent, for the benefit of the Credit Parties, a perfected security interest in such property with the priority required herein, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Agent or the Collateral Agent; provided, however, that notwithstanding anything to the contrary in this Agreement, the Borrowers shall not be required to deliver any blocked account agreement, deposit account control agreement or similar agreement, or provide any notices to any credit card processor or third-party payors (nor shall the Agent provide any such notice).

(ii) With respect to any new Domestic Subsidiary (other than any Credit Card Royalty Securitization Subsidiary) which is created or acquired after the Effective Date by any Group Member and which owns any Inventory, Credit Card Accounts Receivable and other Collateral related to such receivables and Inventory, or which guarantees any Priority Obligations, promptly cause such new Domestic Subsidiary to (i) become a party to this Agreement pursuant to Section 10.08 hereof, (ii) become a party to the Security Agreement,

(iii) take such actions as the Agent, may reasonably request to grant to the Collateral Agent for the benefit of the Credit Parties a security interest, with the priority and perfection required herein, in the Collateral described in the Security Agreement held by such new Domestic Subsidiary, including, to the extent applicable, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Agent, (iv) if requested by the Agent, deliver to the Agent an officer’s certificate with respect to such Domestic Subsidiary in form and substance reasonably satisfactory to the Agent, and (v) if requested by Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

(j) Reporting Requirements. Furnish to the Agent:

(i) as soon as available and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, (a) the consolidated balance sheet of Holdings and its Subsidiaries and the consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of Holdings and its Subsidiaries and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by an Authorized Officer of Holdings as having been prepared in accordance with GAAP and (b) (1) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit I, including in reasonable detail the calculations necessary to determine the Fixed Charge Ratio (whether or not compliance therewith is then required under Section 6.03), provided that in the event of any change in GAAP used in the preparation of such financial statements, subject to Section 1.03, the Borrowers shall also provide, if necessary for the calculation of the Fixed Charge Ratio, a statement of reconciliation conforming such financial statements to GAAP (the Borrowers being permitted to satisfy the requirements of clause (i)(a) by delivery, in the manner provided in Section 9.02(b), of its quarterly report on form 10-Q (or any successor form), as filed with the SEC) and (2) a Collateral Coverage Certificate (which may be incorporated in the Compliance Certificate contemplated by clause (1) above);

(ii) as soon as available and in any event within 95 days after the end of each fiscal year of Holdings, (a) a copy of the annual audit report for such year for Holdings and its Subsidiaries, containing the consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year, in each case reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by its Board-appointed auditor of national standing (b) a consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for such fiscal year duly certified by an Authorized Officer of Holdings as having been prepared in accordance with GAAP, and (c) (1) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents in the form of Exhibit I, including in reasonable detail the calculations necessary to determine the Fixed Charge Ratio (whether or not compliance therewith is then required under Section 6.03), provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrowers shall also provide, if necessary for the calculation of the Fixed Charge Ratio, a statement of reconciliation conforming such financial statements to GAAP (the Borrowers being permitted to satisfy the requirements of clause (ii)(a) by delivery, in the manner provided in Section 9.02(b), of its annual report on form 10-K (or any successor form), as filed with the SEC) and (2) a Collateral Coverage Certificate (which may be incorporated in the Compliance Certificate contemplated by clause (1) above);

(iii) as soon as available and in any event within 10 Business Days of the end of each fiscal month (and, if any fiscal quarter does not end on the last day of a fiscal month, within 10 Business Days of the end of such fiscal quarter), a Borrowing Base Certificate as of the end of the preceding fiscal month (or, as applicable, fiscal quarter) and supporting information satisfactory to the Agent in its Permitted Discretion with respect to the determination of the Borrowing Base; provided, that upon the occurrence and during the continuance of an Accelerated Borrowing Base Delivery Event, such Borrowing Base Certificate and supporting information shall be delivered on Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday (and within 10 Business Days of the end of each fiscal quarter with respect to the last day of such fiscal quarter);

(iv) promptly and in any event within five days after any Authorized Officer of Holdings or any Borrower has knowledge of the occurrence and continuance of a Default or Event of Default, a statement of an Authorized Officer of Holdings or such Borrower setting forth details of such Default or Event of Default and the action that Holdings or such Borrower has taken and proposes to take with respect thereto;

(v) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that Holdings sends to its public security holders generally, and copies of all reports on form 8-K (or its equivalent) and registration statements for the public offering (other than pursuant to employee Plans) of securities that Holdings or any of its Subsidiaries files with the SEC or any national securities exchange;

(vi) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting Holdings, the Borrowers or any of their Subsidiaries of the type described in Section 5.01(g);

(vii) as soon as available, but in any event no later than 60 days after the end of each fiscal year of Holdings, forecasts prepared by management of Holdings for Holdings and its domestic Subsidiaries in form satisfactory to the Agent and containing information reasonably required by the Agent;

(viii) (A) contemporaneously with the delivery of the reports required pursuant to clauses (i) and (ii) above, a report (which may take the form of a footnote to Holdings’ quarterly and annual reports filed with the SEC and delivered to the Agent) setting forth the estimated Unfunded Pension Liability of Holdings and its Subsidiaries, and (B) promptly after receipt thereof by the Loan Parties, a copy of the funded status report received from the Loan Parties’ actuaries with respect to amounts to be funded under the Loan Parties’ Pension Plan;

(ix) promptly, notice of any event that the Loan Parties reasonably believes has resulted in a Material Adverse Effect;

(x) the financial and collateral reports described on Schedule 6.01(j), at the times set forth in such Schedule;

(xi) during the continuance of an Accelerated Borrowing Base Delivery Event, as soon as available and in any event within 30 days after the end of each fiscal month of each fiscal year of Holdings, (a) the consolidated balance sheet of Holdings and its Subsidiaries and the consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such month and consolidated statements of income and cash flows of Holdings and its Subsidiaries and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, duly certified (subject to year-end audit adjustments) by an Authorized Officer of Holdings as having been prepared in accordance with GAAP and (b) a certificate of an Authorized Officer of Holdings as to compliance with the terms of this Agreement and the other Loan Documents, including in reasonable detail the calculations necessary to determine the Fixed Charge Ratio (whether or not compliance therewith is then required under Section 6.03), provided that in the event of any change in GAAP used in the preparation of such financial statements, subject to Section 1.03, the Borrowers shall also provide, if necessary for the calculation of the Fixed Charge Ratio, a statement of reconciliation conforming such financial statements to GAAP; and

(xii) such other information respecting Holdings, the Borrowers or any of their Subsidiaries, or the Borrowing Base as the Agent or any Lender through the Agent may from time to time reasonably request.

Reports and financial statements required to be delivered by the Borrowers pursuant to clauses (i)(a), (ii)(a) and (v) of this subsection (j) shall be deemed to have been delivered on the date on which Holdings causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by the Borrowers in a notice to the Agent and the Lenders and that is accessible by the Lenders without charge.

(k) Reserved.

(l) Reserved.

(m) Cash Management.The Borrowers shall maintain in effect the cash management arrangements currently existing pursuant to the First Lien Credit Agreement, including with respect to deposit account control agreements and credit card processors, or such other arrangements not less favorable to the Agent and the Lenders as to which the Agent may consent, such consent not to be unreasonably withheld.

(n) Liens on Non-Collateral Assets. In the event of the incurrence of Debt and the granting of a Lien pursuant to Section 6.02(a)(vi) hereof, grant, and cause each of its Subsidiaries to, grant the Collateral Agent, as security for the Obligations, a Lien on the assets of Holdings or any of its Subsidiaries which is the subject of the Lien of the Person holding such Debt (to the extent that such assets do not then constitute Collateral) pursuant to Section 6.02(a)(vi) hereof.

(o) Physical Inventories. Cause physical inventories and periodic cycle counts to be undertaken, at the expense of the Loan Parties, in each case consistent with past practices (but in no event less frequently than one physical inventory per fiscal year), conducted by such inventory takers and following such methodology as is consistent with the immediately preceding inventory or as otherwise may be satisfactory to the Agent in its Permitted Discretion. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Loan Parties, within five (5) days following the completion of any such inventory, shall provide the Collateral Agent and the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(p) Reserved.

(q) Security Documents. Holdings shall, and shall cause each other Loan Party to, and each other Loan Party shall, make all filings (including filings of continuation statements and amendments to financing statements that may be necessary to continue the effectiveness of such financing statements) and take all other actions as are necessary or required by the Security Documents to maintain (at the sole cost and expense of the Loan Parties) the security interest created by the Security Documents in the Collateral (other than with respect to any Collateral the security interest in which is not required to be perfected under the Security Documents) as a perfected security interest subject only to Permitted Liens.

(r) Post-Closing Matters. Within ten (10) Business Days after the First Amendment Effective Date (subject to extension by the Agent in its sole discretion), (1) deliver to the Agent an opinion of in house counsel to Holdings and of one or more special or local counsel to Holdings, the Borrowers and the other Loan Parties, addressed to the Agent and each Lender as to such matters as the Agent may reasonably request, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent, and (2) deliver to Agent results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Liens permitted by Section 6.02(a).

SECTION 6.02. Negative Covenants. So long as any Obligation (other than contingent indemnification obligations for which no claim shall have then been asserted) shall remain unpaid or any Term Lender shall have any Commitment hereunder, each of Holdings and the Borrowers will not, and will not permit any of their Subsidiaries to:

(a) Liens, Etc. Create or suffer to exist any Lien upon property of Holdings, the Borrowers or any Domestic Subsidiary constituting Inventory, Credit Card Accounts Receivable or any other Collateral or any Related Intellectual Property, other than:

(i) Permitted Liens,

(ii) Liens existing on the Effective Date, other than liens securing Priority Obligations,

(iii) the replacement, extension or renewal of any Lien permitted by clause (ii) above upon or on the same property theretofore subject thereto (and on any additions to any such property and in any property taken in replacement or substitution for any such property), or the replacement, extension or renewal (without increase in the amount) of the Debt secured thereby,

(iv) to the extent any Liens permitted by clause (ii) above are terminated (and not replaced, extended or renewed in accordance with clause (iii) above), Liens not otherwise permitted by clause (iii) above securing Debt in an amount up to the amount of Debt secured by such terminated Liens; provided that (A) any such Lien (and the Debt secured thereby) shall be incurred no later than ninety (90) days after the termination of the Lien permitted by clause (ii) above, and (B) any such Lien shall be granted on the same property (and on any additions to such property or any property taken by the Loan Parties in replacement or substitution for such property) as the terminated Lien,

(v) Liens on Related Intellectual Property with Persons that have entered into an agreement, reasonably satisfactory to the Agent, acknowledging the limited license granted to the Collateral Agent in such trademarks or trade names pursuant to the Loan Documents and agreeing to abide by, and not interfere with, such limited license;

(vi) Liens to secure (A) the Existing Second Lien Notes and any Permitted Refinancing Debt with respect thereto and (B) additional Debt of the Borrowers for borrowed money in an aggregate principal amount not to exceed, at any time outstanding, the difference between $2,000,000,000 and the sum of (1) the principal amount of Debt outstanding pursuant to the preceding clause (A) and (2) the outstanding balance of the Term Loan, provided, that, (1) no Default or Event of Default then exists or would arise from the incurrence of such Debt or the granting of such Lien, (2) Reserved, (3) such Lien shall be pari passu with or subordinate to the Lien of the Collateral Agent securing the Term Loans, and junior to the Lien securing the Priority Obligations, in each case pursuant to arrangements reasonably satisfactory to the Agent (including without limitation through joinder to the Existing Intercreditor Agreement and/or the Security Agreement), (4) if the Debt secured by such Liens is secured by both Collateral and by property and assets of any Loan Party which do not constitute Collateral, the Collateral Agent shall have obtained a Lien on such property and assets that do not otherwise constitute Collateral to secure the Obligations, pari passu with the Lien of the holder of such Debt pursuant arrangements reasonably satisfactory to the Agent, and (5) the documentation granting such Lien shall be in form and substance reasonably satisfactory to the Agent in its Permitted Discretion;

(vii) Liens to secure obligations under the First Lien Credit Agreement and other Priority Obligations, to the extent constituting Permitted Debt; and

(viii) Liens arising under or in connection with a Credit Card Royalty Securitization; provided that any Liens granted by a Loan Party pursuant to this clause (viii) shall be limited to Credit Card Program Assets.

(b) Fundamental Changes. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary of any Borrower may merge into such Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Subsidiary of Holdings may merge into Holdings or any other Subsidiary of Holdings (provided that (A) if Kmart Corp. is a party to such merger, such merger shall be with Holdings, Kmart or a direct Subsidiary of Kmart Corp. and Kmart Corp. shall be the continuing or surviving entity, (B) if any Subsidiary Guarantor is a party to such merger (other than with a Borrower or Holdings), such Subsidiary Guarantor shall be the continuing or surviving entity or the continuing or surviving entity shall become a Subsidiary Guarantor and (C) if SRAC is a party to such merger, then Sears shall comply with the requirements of Section 6.01(d)), (iii) any Subsidiary of Holdings other than the Borrowers may sell, transfer, lease or otherwise dispose of its assets to any Borrower, to Holdings or to a Subsidiary of Holdings (provided that if such sale or transfer includes Collateral and the transferee is not the Borrower or Holdings, the transferee shall be a Subsidiary Guarantor), (iv) any Subsidiary of Holdings other than the Borrowers or Sears may sell, transfer, lease or otherwise dispose of its assets to a Person that is not a Subsidiary or merge with a Person that is not a Subsidiary, in each case pursuant to a Permitted Disposition, (v) any Subsidiary of Holdings other than the Borrowers, Sears or any Material Subsidiary Guarantor (except, in the case of SRAC, as provided in Section 6.01(d)) may liquidate or dissolve if Holdings and the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of Holdings, the Borrowers, Sears, the other Material Subsidiary Guarantors and their Subsidiaries and is not disadvantageous in any material respect to Holdings, the Borrowers, Sears, the other Material Subsidiary Guarantors or the Lenders; provided, that a Material Subsidiary Guarantor may liquidate or dissolve into a Person that is a Subsidiary of Holdings immediately prior to such liquidation or dissolution, if the continuing or surviving entity is or shall become a Subsidiary Guarantor in accordance with Section 6.01(i)(ii), (vi) Holdings or any Subsidiary of Holdings may merge with a Person that is not a Subsidiary of Holdings immediately prior to such merger if, in the case of any merger involving Holdings, a Borrower or a Subsidiary Guarantor, Holdings, such Borrower or such Subsidiary Guarantor, as applicable, is the continuing or surviving entity or, in the case of any merger involving a Subsidiary Guarantor, the continuing or surviving entity shall become a Subsidiary Guarantor in accordance with Section 6.01(i)(ii) and (vii) any Credit Card Royalty Securitization Subsidiary may sell or otherwise finance or Dispose of the assets subject to the Credit Card Royalty Securitization; provided that contemporaneously with (x) the occurrence of any of the actions permitted to be taken pursuant to the foregoing clauses (i) through (vi) of this clause (b) or (y) the consummation of a Credit Card Royalty Securitization, the Borrowers shall furnish to the Collateral Agent an updated Borrowing Base Certificate.

(c) Acquisitions. Make any Acquisition unless (a) at the time of any such Acquisition and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (b) after giving effect to any such Acquisition (A) Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (B) the Pro Forma Fixed Charge Ratio shall be at least 1.0 to 1.0, and (D) immediately after giving effect to any such Acquisition, Holdings and the Borrowers shall comply with Section 6.01(i) to the extent applicable, (c) such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable law, and (d) any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or acquisition of equity interests, the Person which is the subject of such Acquisition shall be engaged in, a business engaged by, or related to a business engaged by, the Loan Parties as of The Effective Date.

(d) Restricted Payments.

(i) Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, if at the date of declaration thereof (either before or immediately after giving effect thereto and the payment thereof), a Default or Event of Default shall have occurred and be continuing, except that at any time that a Default or Event of Default shall exist and be continuing, (A) Holdings may declare and pay dividends with respect to its equity interests payable solely in additional shares of its common stock, (B) Subsidiaries of Holdings may declare and pay dividends to Holdings, the Borrowers or another wholly owned Subsidiary of any Borrower and (C) non-wholly-owned Subsidiaries may declare and pay dividends to the holders of their equity interests other than a Group Member on a ratable basis.

(ii) Declare or make, or agree to pay or make, directly or indirectly, any other Restricted Payment (other than a Restricted Payment to a Loan Party), except that if no Default or Event of Default shall have occurred and be continuing (either before or immediately after giving effect thereto and the payment thereof):

(A) Holdings and its Subsidiaries may make Restricted Payments in an aggregate amount not to exceed $1,500,000,000 from and after the Effective Date through the Termination Date, provided, that, (i) immediately after giving effect to any such Restricted Payment, Pro Forma and Projected Capped Excess Availability is greater than 50% of the Line Cap and (ii) Restricted Payments pursuant to this subsection (A) shall not exceed $1,000,000,000 in any rolling twelve month period;

(B) Holdings and its Subsidiaries may make other Restricted Payments, provided, that, immediately after giving effect thereto (i) Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (ii) the Pro Forma Fixed Charge Ratio shall be at least 1.05 to 1.0; provided, that, for purposes of the calculation of Pro Forma Fixed Charge Ratio (x) Adjusted Consolidated EBITDA and Consolidated Interest Expense shall be computed on a trailing four quarter basis, and scheduled principal payments shall be computed on a four quarter forward basis, and (y) the amount of the Restricted Payment paid in cash being made in connection with the calculation shall be added to Fixed Charges;

(C) Holdings and its Subsidiaries may make other Restricted Payments in cash or in kind (with values equal to the amount of any cash otherwise distributable hereunder) (1) in an amount not to exceed the Net Proceeds of any common stock issuances by Holdings after the Effective Date, (2) in an amount not to exceed the Net Proceeds of any Permitted Dispositions of the type set forth in clauses (f) and (g) of the definition thereof, and (3) in an amount not to exceed any dividends and distributions received (directly or indirectly) on account of equity interests in any Subsidiary of Holdings which is not a Loan Party, and (4) to the stockholders of Holdings in the form of the equity interests of the subsidiaries set forth on Schedule 6.02(d), provided, that (x) in each case, immediately after giving effect thereto, the Pro Forma and Projected Capped Excess Availability is at least 15% of the Line Cap, and (y) the aggregate amount of any such Restricted Payments pursuant to clauses (1) through (and including) (3) (whether in cash or in other property or a combination thereof) shall not exceed in any twelve consecutive months 75% of any such Net Proceeds, dividends and distributions received in such twelve consecutive month period; provided that Restricted Payments made pursuant to this clause (C) in cash during any twelve consecutive month period shall not exceed $125,000,000. For the avoidance of doubt, any Net Proceeds of the type described in clauses (1) through and including (3) of this Section 6.02(d)(ii)(C) may be utilized to repay the Obligations or Priority Obligations and shall not be required to be segregated prior to making any Restricted Payments otherwise permitted under this clause (C); and

(D) Holdings and its Subsidiaries may make other Restricted Payments as long as (i)(A) such Restricted Payment is funded from cash on hand and not from proceeds of Debt, (B) for the 120 days before any such Restricted Payment, no revolving credit loans were outstanding under the First Lien Credit Agreement, and (C) for each of the 120 days before any such Restricted Payment, the Borrowers shall have had cash on hand sufficient to make such Restricted Payment without the necessity of obtaining proceeds of revolving advances under the First Lien Credit Agreement for the operations of their businesses or for the purpose of making such Restricted Payment, and (ii) after giving effect to such Restricted Payment, no revolving advances under the First Lien Credit Agreement are outstanding.

(e) Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings or any Subsidiary of Holdings to create, incur, assume or suffer to exist any Lien in favor of the Collateral Agent upon the Collateral (as defined in the Security Agreement and other Security Documents in effect from time to time, and including assets which become Collateral pursuant to Section 6.01(n)), whether now owned or hereafter acquired, other than any agreement relating to any Lien on cash and cash equivalents not prohibited by Section 6.02(a) (including, for the avoidance of doubt, the First Lien Credit Agreement Documents and any Additional First Lien Debt Documents).

(f) Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of Holdings other than a Loan Party to (a) make Restricted Payments in respect of any equity interests of such Subsidiary held by, or pay any indebtedness owed to, Holdings or any other Subsidiary of Holdings, (b) make loans or advances to, or other investments in, Holdings or any other Subsidiary of Holdings or (c) transfer any of its assets to Holdings or any other Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under this Agreement and the other Loan Documents, the First Lien Credit Agreement Documents or any Additional First Lien Debt Documents; (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or any portion of the equity interests or assets of such Subsidiary; (iii) the provisions contained in any agreement governing indebtedness existing as of the Effective Date (and in any refinancing of such indebtedness so long as no more restrictive than those contained in the respective existing indebtedness); (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or a Subsidiary of any Borrower entered into in the ordinary course of business, (v) customary restrictions and conditions contained in the documents relating to any Lien, so long as such Lien is not prohibited hereunder and such restrictions or conditions relate only to the specific asset subject to such Lien; (vi) customary provisions restricting assignment of any contract entered into by any Borrower or any Subsidiary of any Borrower in the ordinary course of business, (vii) any agreement or instrument governing acquired debt, which restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective acquisition; (viii) customary provisions restricting the assignment of licensing agreements, management agreements or franchise agreements entered into by any Borrower or any of its Subsidiaries in the ordinary course of business; (ix) restrictions on the transfer of assets securing purchase money obligations and capitalized lease obligations; (x) customary net worth provisions contained in real property leases entered into by Subsidiaries of any Borrower, so long as the applicable Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrowers and their Subsidiaries to meet their ongoing obligations, (xi) restrictions in respect of the REMIC Certificates and the real property assets related thereto, the Intellectual Property held by KCD IP, LLC and any proceeds of the foregoing, (xii) restrictions governing a Subsidiary of Holdings in connection with a Credit Card Royalty Securitization, and (xiii) such other restrictions as the Borrowers and Agent and/or the Collateral Agent may agree .

(g) Accounting Changes. Make or permit any change in accounting policies or reporting practices, except as required or permitted by GAAP.

(h) Reserved.

(i) Dispositions. Make any Disposition except Permitted Dispositions.

(j) Debt; Prepayment of Debt.

(i) Create, incur, assume, suffer to exist or otherwise become or remain liable with respect to, any Debt, except Permitted Debt;

(ii) Reserved; and

(iii) Prepay any Debt (other than Priority Obligations) except:

(A) Prepayments of Debt solely with Net Proceeds of Dispositions permitted pursuant to clause (g)(iii) of the definition of “Permitted Dispositions” and with the proceeds of Permitted Dispositions of collateral for such Debt, including, as applicable, the April 2016 Mortgage Debt and the January 2017 Mortgage Debt;

(B) Prepayments of the April 2016 Mortgage Debt solely with Net Proceeds received from the Credit Card Royalty Securitization; and

(C) Other prepayments of Debt so long as at the time of any such prepayment and immediately after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing. Further, if Holdings, the Borrowers or any of their Subsidiaries shall prepay any Debt (including Debt owed by a Loan Party to a Subsidiary that is not a Loan Party, but excluding other Debt owed to Holdings or any of its Subsidiaries and excluding Priority Obligations) on any date (each, a “Prepayment Date”) then the Borrowers shall not permit Capped Excess Availability to be less than 12.5% of the Line Cap (or such lesser amount as may be permitted under the First Lien Credit Agreement) at any time from the Prepayment Date until one year following the Prepayment Date; provided this sentence shall not apply to (x) prepayments of Debt (for the avoidance of doubt, other than intercompany Debt) (A) with the proceeds of the incurrence of Permitted Debt as long as the maturity of such Permitted Debt (i) with respect to Permitted Debt prepaying Debt having a maturity of one year or less, is at least sixty (60) days later than the maturity of the Debt so refinanced, or (ii) with respect to all other Debt, is later than the maturity of the Debt so refinanced and the latest Termination Date, or (B) with the proceeds from the issuance of equity interests in a Group Member (other than to another Group Member), or (C) in a principal amount not to exceed $25,000,000 in the aggregate in any fiscal year and (y) solely for the 60 day period commencing with the date that is 60 days prior to the maturity date (as in effect on the Third Amendment Effective Date) of the Existing Second Lien Notes outstanding on the Third Amendment Effective Date (without regard to any notes issued in exchange or replacement therefor, or in lieu thereof), prepay the Existing Second Lien Notes in an aggregate principal amount not to exceed $150,000,000 during the term of this Agreement, commencing with the Third Amendment Effective Date.

The consummation of a cashless offer to exchange outstanding Permitted Debt for new Permitted Debt shall not be prohibited by this Section 6.02(j) so long as the maturity date of such new Permitted Debt is no earlier than the earlier of (1) the maturity date of the Debt being exchanged and (2) the date that is one year after the latest Termination Date. For the avoidance of doubt, the last sentence of Section 6.02(j)(iii)(C) shall not apply to any such exchange.

(k) Investments. Make any Investments, except Permitted Investments.

(l) Store Closings. Close more than 250 full line Sears or Kmart Stores in any fiscal quarter or more than 500 full line Sears or Kmart Stores in any four consecutive fiscal quarters without the consent of the Agent, such consent not to be unreasonably withheld and/or fail to comply with the requirements of the definition of Store Closure Sale when and as applicable.

SECTION 6.03. Financial Covenant. During the continuance of a Covenant Compliance Event, each of Holdings and the Borrowers will not permit the Fixed Charge Ratio as of the last day of any fiscal month of Holdings to be less than 1.0 to 1.0.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Any Borrower shall fail to pay (i) any principal of any Loan when the same becomes due and payable, or (ii) any interest on any Loan or any fees, or any other amounts payable under this Agreement or any other Loan Document, in each case under this clause (ii), within three (3) days after the same becomes due and payable; or

(b) Any representation or warranty made by any Loan Party herein or in any other Loan Document shall prove to have been incorrect in any material respect when made; or

(c) (i) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 6.01 (d), (e), (h), (j) (other than 6.01(j)(viii)), or (m), 6.02, or 6.03 of this Agreement or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to Holdings and the Borrowers by the Agent or any Lender; or

(d) Any Group Member shall fail to pay principal of at least $50,000,000 on any Debt that is outstanding (but excluding Debt outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Debt that is outstanding in a principal amount of at least $50,000,000 and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made and is accepted in an amount of at least $50,000,000 (in each case other than (i) a scheduled prepayment, redemption or purchase, or (ii) a mandatory prepayment, redemption or purchase, or a required offer to prepay, redeem or purchase, that results from the voluntary sale or transfer of property or assets), in each case prior to the stated maturity thereof; or

(e) Any Group Member shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Group Member shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) A judgment or order for the payment of money in excess of $50,000,000 (net of any portion of such judgment to be paid by a third-party insurer as to which coverage has not been disputed) shall be rendered against any Group Member and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act , but excluding any employee benefit plan of such person or its Subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the Board of Directors of Holdings on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) and such “person” or “group” shall beneficially own (as such term is used herein) a greater percentage of the equity Securities of Holdings entitled to vote for members of the Board of Directors than the Permitted Holders shall, collectively, beneficially own; or (ii) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of Holdings cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (iii) Holdings shall cease for any reason to own, directly or indirectly, 100% of the Voting Stock of Sears and Kmart; or

(h) (i) Any Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of such Borrower or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; or (iv) the PBGC shall have filed a notice of Lien; or

(i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party shall so state in writing, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, including as a result of the failure to comply with Section 4.4 of the Security Agreement; or

(j) The guarantees contained in Article X hereof shall cease, for any reason, to be in full force and effect or any Loan Party shall so state in writing;

then, and in any such event, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions upon notice to the Borrowers: (i) Reserved; and (ii) declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the ~~Borrowers~~Loan Parties; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any ~~Borrower~~Loan Party under the United States Bankruptcy Code, (A) Reserved and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the ~~Borrowers~~Loan Parties.

Notwithstanding anything to the contrary in this Agreement, if (A) an Event of Default under Section 7.01(a) with respect to any Alternative Tranche Line of Credit Loan shall have occurred and be continuing or (B) there is a failure to comply with Section 9.01(b), the Required Alternative Tranche Line of Credit Lenders (or their duly appointed representative) may, without any consent of, notice to or other action by the Agent or any other Lender, (i) declare the Alternative Tranche Line of Credit Loans, all interest thereon and all other amounts payable in respect thereof under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Alternative Tranche Line of Credit Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Loan Parties, and (ii) initiate and prosecute an independent action to collect any such amount from the Loan Parties.

It is understood and agreed that if the Term Loans are accelerated pursuant to this Section 7.01 for any reason, including without limitation because of the commencement of any insolvency proceeding or other proceeding pursuant to any debtor relief laws, the premium payable pursuant to Section 2.05(b) (the “Term Loan Prepayment Premium”) determined as of the date of acceleration will also be due and payable as though the ~~2016~~ Term Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations in respect of the Term Loans, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Term Lender’s lost profits as a result thereof. Any Term Loan Prepayment Premium payable in accordance with the immediately preceding sentence shall be presumed to be the liquidated damages sustained by each Term Lender as the result of the early termination and the Loan Parties agree that it is reasonable under the circumstances currently existing. The Term Loan Prepayment Premium shall also be payable in the event the Term Loans are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure. EACH LOAN PARTY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE TERM LOANS PURSUANT TO ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY DEBTOR RELIEF LAWS. Each Loan Party expressly agrees that: (A) the

Term Loan Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Term Loan Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Term Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Term Loan Prepayment Premium; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Loan Party expressly acknowledges that its agreement to pay the Term Loan Prepayment Premium to the Term Lenders as herein described is a material inducement for the Term Lenders to provide the Term Commitment and provide the Term Loans.

ARTICLE VIII

THE AGENT

SECTION 8.01. Appointment. ~~Each~~Subject to the second paragraph of Section 7.01 with respect to the independent rights of the Alternative Tranche Line of Credit Lenders, each Lender hereby irrevocably designates and appoints JPP, LLC, a Delaware limited liability company, as Agent, under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. For clarity, and notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, no consent of the Lenders shall be required to amend this Agreement or the Loan Documents to (i) cause additional assets to become Collateral or to add additional Subsidiaries as guarantors of the Obligations, or (ii) implement the provisions of Sections 2.18, 8.12 or 9.13(c), and the Agent and the Loan Parties shall be entitled to execute any and all amendments necessary or desirable to accomplish any of the foregoing and such amendments shall be binding on the other parties hereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement and the other Loan Documents to which it is a party, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

SECTION 8.02. Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03. Exculpatory Provisions. No Agent (for purposes of this Article VIII, “Agent” and “Agents” shall mean the collective reference to the Agent and any other Lender designated as an “Agent” for purposes of this Agreement nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party that is a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by them to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrowers), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as they deem appropriate or they shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of Loans.

SECTION 8.05. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender, Holdings or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make the Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Agent or the Collateral Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07. Reports and Financial Statements. By signing this Agreement, each Lender:

(a) Reserved;

(b) is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all financial statements and reports required to be delivered by the Loan Parties hereunder and all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”) (which the Agent agrees to so deliver);

(c) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of this Agreement; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) reserved; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender or Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney costs) incurred by the Agent and any such other Lender or Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.08. Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrowers and without limiting the obligation of Holdings or the Borrowers to do so), ratably according to their respective Pro Rata Shares in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, in accordance with such Pro Rata Shares immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.09. Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

SECTION 8.10. Successor Agent.

(a) The Agent may resign as Agent upon 30 days’ notice to the Lenders and the Borrowers. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrowers (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of Loans. If no successor agent has accepted appointment as Agent by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder, until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

SECTION 8.11. Reserved.

SECTION 8.12. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and this Section 8.12.

(b) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Extension of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Extensions of Credit under this Agreement; fourth, to the payment of any amounts owing to the Non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(c) Consents. If a Lender becomes a Defaulting Lender, then, in addition to the rights and remedies that may be available to the other Credit Parties, the Loan Parties or any other party at law or in equity, and not in limitation thereof, except as set forth in the last sentence hereof, such Defaulting Lender’s right to participate in decision-making rights related to the Obligations in respect of Required Lender or Required Term Lender votes, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal. Notwithstanding anything else provided herein, any amendment, waiver determination, consent or notification under Section 9.01 that would (i) reduce the principal amount of the Loan made by such Defaulting Lender, (ii) alter the terms and conditions of this sentence or (iii) otherwise disproportionately affect a Defaulting Lender, will require the consent of such Defaulting Lender.

(d) Defaulting Lender Cure. If the Borrowers and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Borrower or any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (a) unless in writing and also signed by each Lender directly affected thereby, do any of the following: (i) increase the amount or extend the expiration date of any Lender’s Commitment or otherwise commit such lender to make Loans hereunder, (ii) reduce the principal of, or interest on, any Loan or any fees or other amounts payable hereunder or (iii) postpone any date fixed for any payment of principal of, or interest on, any Loan or any fees or other amounts payable hereunder; provided that any waiver or reduction of any payment of the Term Loan from any Excess Cash Flow may be waived or modified solely with the written consent of the Required Term Lenders; (b) unless in writing and signed by all of the Lenders, do any of the following: (i) [reserved], (ii) other than in accordance with Section 9.13, release all or substantially all of the Collateral or release all or substantially all of the guarantors from their obligations under the Article X hereof, (iii) except as expressly permitted herein or in any other Loan Document, subordinate the Liens granted hereunder or under the other Loan Documents, to any other Lien, (iv) amend this Section 9.01, (v) amend the definition of “Required Lenders” or (vi) other than in accordance with Section 6.01(d), release either ~~Borrower~~SRAC or Kmart Corp. as Borrowers from all of its obligations hereunder, (c) unless in writing and signed by all of the Term Lenders, do any of the following: (i) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Term Loan, or the number of Term Lenders, that shall be required for the Term Lenders or any of them to take any action hereunder or (ii) amend the definition of “Required Term Lenders”; (d) unless in writing and signed by the Agent (in addition to the Lenders required above to take such action), amend, modify or waive any provision of Article VIII or affect the rights or duties of the Agent under this Agreement or any other Loan Document; (e) reserved, (f) reserved, or (g) unless in writing signed by members of any Class holding a majority in amount of such Class, have a materially disproportionate adverse effect on such Class.

(b) Notwithstanding anything to the contrary in this Agreement, while any Alternative Tranche Line of Credit Loans are outstanding, without the consent of the Required Alternative Tranche Line of Credit Lenders, Holdings and its Subsidiaries shall not directly or indirectly (whether in one or a series of related actions): (A) enter into any amendment to this Agreement or any other Loan Document which adversely affects (or would permit the adverse affecting of) the ranking (as to contractual right of payment, payment priority or priority of Liens on the Collateral) of the Alternative Tranche Line of Credit Loan Obligations; (B) (i) enter into any amendment to this Agreement or any Loan Document which increases the amount of Senior Debt that is permitted to be incurred under the terms of this Agreement or (ii) permit any Non-Senior Debt to be exchanged for or converted into or otherwise refinanced or replaced by, Senior Debt, provided that this clause (B)(ii) shall not prohibit Permitted Senior Debt Refinancings or any repayment or prepayment in cash (or Cash Equivalents) of any Term Loans or New Second Lien Notes that is not prohibited by clause (E) below; (C) (i) permit any Collateral to be held by any Subsidiary of Holdings that is not a Loan Party, if such Subsidiary is or becomes an obligor (including, without limitation, as a direct obligor, guarantor or pledgor of assets) on any Debt or Preferred Stock owed to, or held by, any Person other than Holdings or any of its subsidiaries with an aggregate outstanding principal amount or liquidation preference, as applicable, exceeding $10.0 million or (ii) permit any transfers or Dispositions of Collateral that constitute Restricted Payments payable to any Person other than Holdings or any of its Subsidiaries; (D) increase the aggregate principal amount of Alternative Tranche Line of Credit Loans; (E) repay or prepay in cash (or Cash Equivalents) any Term Loans or New Second Lien Notes without prepaying the Alternative Tranche Line of Credit Loans in cash on a pro rata basis (based on the outstanding principal amount of such Term Loans and/or New Second Lien Notes) in accordance with the terms of this Agreement; (F) enter into any amendment that has a materially disproportionate adverse effect on the Alternative Tranche Line of Credit Loans relative to any of the Term Loans or Line of Credit Loans; (G) release Holdings as a Borrower of the Alternative Tranche Line of Credit Loans; (H) release all or substantially all of the Collateral from the Liens securing the Alternative Tranche Line of Credit Loans; or (I) amend (i) the definition of “Required Alternative Tranche Line of Credit Lenders,” (ii) this Section 9.01(b), (iii) Section 7.01(a) or (iv) the second paragraph of Section 7.01. No (i) amendment of (or waiver of any Event of Default under) Section 7.01(a) (solely with respect to the Alternative Tranche Line of Credit Loans) or (ii) waiver of any Event of Default arising from, in connection with or relating to, the failure by Holdings or its Subsidiaries to comply with this Section 9.01(b) or the second paragraph of Section 7.01, shall be effective without the consent of the Required Alternative Tranche Line of Credit Lenders. Nothing in this Section 9.01(b) shall prohibit or restrict any of (x) the incurrence by Holdings or any of its Subsidiaries of Debt permitted to be incurred under the terms of this Agreement as in effect on the Fifth Amendment Effective Date (even if such Debt is Senior Debt) and the making of any conforming amendments to the Loan Documents in connection with such incurrence (except as prohibited by clause (B)(ii), above), (y) any amendment to this Agreement or any other Loan Document to permit the incurrence of any Pari Passu Debt or Junior Debt or (z) the incurrence of any Pari Passu Debt or Junior Debt.

SECTION 9.02. Notices, Etc. ~~(a)~~(a) All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, (i) if to Holdings, any Borrower or any Subsidiary Guarantor, at its address at 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attention: General Counsel, with a copy to Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attention: Scott Charles; (ii) if to any Lender, at its address set forth in its completed administrative questionnaire delivered to the Agent; and (iii) if to the Agent, at its address at ESL Investments, Inc., 1170 Kane Concourse, Suite 200 Bay Harbor Islands, FL 33154, Attention: Edward S. Lampert, CEO; provided that notices required to be delivered pursuant to Section 6.01(j)(i), (ii), (iii), and (v) shall be delivered to the Agent and the Lenders as specified in Section 9.02(b). All such notices and communications shall, when mailed, telecopied, telegraphed or emailed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by email, respectively, except that notices and communications to the Agent pursuant to Article II or VIII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Loan Document or of any exhibit hereto or thereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Holdings and the Borrowers agree that materials required to be delivered pursuant to Sections 6.01(j)(i), (ii), (iii) and (v), shall be deemed delivered to the Agent on the date on which Holdings causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by the Borrowers in a written notice to the Agent and the Lenders and that is accessible by the Lenders without charge or if not so posted, may be delivered to the Agent in an electronic medium in a format acceptable to the Agent by email to eslaccounting@eslinvest.com. Holdings and the Borrowers agree that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to Holdings, the Borrowers, any of their Subsidiaries or any other materials or matters relating to this Agreement, the Loan Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). Holdings and the Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(c) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. ~~(a)~~(a) Holdings and the Borrowers jointly and severally agree to pay promptly all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, distribution (including via the internet or through a service such as Intralinks), administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses, (B) reserved, and (C) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to their rights and responsibilities under this Agreement and the other Loan Documents. Holdings and the Borrowers further jointly and severally agree to pay on demand all costs and expenses of the Agent and the Lenders, if any (including reasonable counsel fees and expenses), in connection with the enforcement of, or protection of their rights under, (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including reasonable fees and expenses of one counsel for the Agent, and one counsel for the Lenders in connection with the enforcement of or protection rights under this Section 9.04(a).

(b) Holdings and the Borrowers jointly and severally agree to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, the other Loan Documents, any of the transactions contemplated herein or therein or the actual or proposed use of the Loans, and (ii) the actual or alleged presence of Hazardous Materials on any property of Holdings, the Borrowers or any of their Subsidiaries or any Environmental Action relating in any way to Holdings, the Borrowers or any of their Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Holdings, any Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Holdings and the Borrowers also agree not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

(c) If (i) any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d) or (e), 2.11 or 2.13, acceleration of the maturity of the Term Loan pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by any Borrower pursuant to Section 9.07(a), or (ii) any Borrower fails to prepay, borrow, continue or convert any Eurodollar Rate Advance on the date or in the amount notified by any Borrower; the applicable Borrower shall, promptly after notice by such Lender setting forth in reasonable detail the calculations used to quantify such amount (with a copy of such notice to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 9.04(c), each Lender shall be deemed to have funded each Eurodollar Rate Advance made by it at the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Advance was in fact so funded.

(d) Without prejudice to the survival of any other agreement of Holdings or any Borrower hereunder, the agreements and obligations of Holdings and the Borrowers contained in Sections 2.12, 2.15 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

(e) If (i) any payment of principal of any Eurodollar Rate Line of Credit Loan is made by any Borrower to or for the account of any Line of Credit Lender other than on the applicable Line of Credit Loan Maturity Date for such Line of Credit Loan, as a result of a payment pursuant to Section 2.11 or 2.13, acceleration of the maturity of such Line of Credit Loan pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Line of Credit Lender other than on the last day of the applicable Line of Credit Loan Maturity Date for such Line of Credit Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by any Borrower pursuant to Section 9.07(a), or (ii) any Borrower fails to prepay or borrow any Eurodollar Rate Line of Credit Loan on the date or in the amount notified by any Borrower; the applicable Borrower shall, promptly after notice by such Line of Credit Lender setting forth in reasonable detail the calculations used to quantify such amount (with a copy of such notice to the Agent), pay to the Agent for the account of such Line of Credit Lender any amounts required to compensate such Line of Credit Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Line of Credit Lender to fund or maintain such Line of Credit Loan. For purposes of calculating amounts payable by the Borrowers to the Line of Credit Lenders under this Section 9.04(e), each Line of Credit Lender shall be deemed to have funded each Eurodollar Rate Line of Credit Loan made by it at the Eurodollar Rate for such Line of Credit Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Line of Credit Loan was in fact so funded.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Agent to declare the Extensions of Credit due and payable pursuant to the provisions of Section 7.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of Holdings or any Loan Party against any and all of the obligations of Holdings and the Loan Parties now or hereafter existing under this Agreement, the other Loan Documents and the Extensions of Credit of such Lender, whether or not such Lender shall have made any demand under this Agreement or the other Loan Documents. Each Lender agrees promptly to notify Holdings or the applicable Loan Party (with a copy to the Agent) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliate under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliate may have.

SECTION 9.06. Binding Effect; Effectiveness. When this Agreement has been executed by Holdings, the Borrowers, the Agent, and the Lenders, this Agreement shall thereafter be binding upon and inure to the benefit of Holdings, the Borrowers, the Agent, each Lender and their respective successors and assigns; provided, that, except with respect to Sections 9.07 and 9.08, this Agreement shall only become effective upon satisfaction of the conditions precedent set forth in Section 4.01 and none of the provisions of this Agreement, including without limitation provisions in respect of Loans to be made by or issued by any Lender, and in respect of any covenant, fee, indemnity, default, and expense reimbursement made by any Loan Party or for which any Loan Party is liable hereunder, shall become effective, nor shall any representation herein be deemed to be made, until the satisfaction of such conditions.

SECTION 9.07. Assignments and Participations. ~~(a)~~(a) Each Lender may, upon notice to the Borrowers and the Agent and with the consent, not to be unreasonably withheld or delayed, of the Agent, and, unless an Event of Default has occurred and is continuing, the Borrowers (which consent shall be deemed given by the Borrowers if the Borrowers have not responded to a request for such consent within ten (10) Business Days), assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans and other amounts owing to it and any Note or Notes held by it); provided, however, that (i) ~~reserved~~no consent by the Agent or the Borrowers under this paragraph (a) shall be required for the assignment of an Alternative Tranche Line of Credit Loan; (ii) reserved, (iii) each such assignment with respect to any Class of rights and obligations shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement with respect to such Class, (iv) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Loan of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (~~or, if~~

~~less~~provided that (A) Alternative Tranche Line of Credit Loans may be assigned in amounts not less than $1,000,000 and an integral multiple of $500,000 in excess thereof, and (B) in any event, the entire outstanding amount of ~~the~~a Loan held by such Lender may always be assigned without being subject to any minimum size requirements) unless the Borrowers and the Agent otherwise agree, (v) each such assignment (other than an assignment of Alternative Tranche Line of Credit Loans) shall be to an Eligible Assignee, (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and the parties to such assignment (other than the Borrowers and the Agent) shall deliver together therewith any Note subject to such assignment and a processing and recordation fee of $3,500 (except no such fee shall be payable for assignments to a Lender, an Affiliate of a Lender or an Approved Fund), and (vii) any Lender may, without the approval of the Borrowers, but with notice to the Borrowers, assign all or a portion of its rights and obligations to any of its Affiliates or to another Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.12, 2.15 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Loan Parties or the performance or observance by the Borrowers of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(e) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Each Lender may, without the consent of the Agent or any Loan Party, sell participations to one or more banks or other entities (other than the Borrowers or any of their Affiliates that is not a Permitted Holder) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it and any Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Loan Document, or consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would require the affirmative vote of the Lender from which it purchased its participation pursuant to Section 9.01(a).

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to Holdings, the Borrowers or their Subsidiaries furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Borrower Information relating to Holdings, the Borrowers or their Subsidiaries received by it from such Lender in accordance with Section 9.08.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including the portion of any Loan owing to it and any Notes held by it), including, without limitation, in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(i) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Term Lender to facilitate transactions of the type described in paragraph (g) above.

(j) Neither Holdings nor any Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each of the Lenders (except, in the case of SRAC, pursuant to Section 6.01(d)).

SECTION 9.08. Confidentiality. Neither the Agent nor any Lender may disclose to any Person any confidential, proprietary or non-public information of Holdings or the Borrowers furnished to the Agent or the Lenders by Holdings or the Borrowers (such information being referred to collectively herein as the “Borrower Information”), except that each of the Agent and each of the Lenders may disclose Borrower Information (i) to its and its Affiliates’ employees, officers, directors, agents and advisors to whom disclosure is required to enable the Agent or such Lender to perform its obligations under this Agreement and the other Loan Documents or in connection with the administration or monitoring of this Agreement and the other Loan Documents by the Agent or such Lender (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential on substantially the same terms as provided herein), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement and the other Loan Documents, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement and the other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.08, to any assignee or participant, or any prospective assignee or participant, (vii) to the extent such Borrower Information (A) is or becomes generally available to the public on a non-confidential basis other than as a result of a breach of this Section 9.08 by the Agent or such Lender, as the case may be, or (B) is or becomes available to the Agent or such Lender on a non-confidential basis from a source other than Holdings, the Borrowers or any of their Subsidiaries and (viii) with the consent of the Borrowers.

SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof but including Section 5-1401 and 5-1402 of the New York General Obligations Law.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Jurisdiction, Etc. ~~(a)~~(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Holdings and each of the Borrowers hereby irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to Holdings or such Borrower at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.12. WAIVER OF JURY TRIAL. EACH OF HOLDINGS, THE BORROWERS, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE ACTIONS OF THE AGENT, OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.13. Release of Collateral or Guarantee Obligation. ~~(a)~~(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Agent is hereby irrevocably authorized by each Lender (without requirement of consent of or notice to any Lender) to take (or request that the Collateral Agent take), and hereby agrees to take (or request that the Collateral Agent take), any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, without limitation, any Permitted Disposition) or that has been consented to in accordance with Section 9.01; provided that the guarantee obligations of Sears may not be released without the consent of the Required Lenders, or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and all other Obligations shall have been paid in full in cash and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Each of the Lenders irrevocably authorizes and directs the Agent to, and upon the request of the Borrower the Agent shall, take (or request that the Collateral Agent take) such actions and enter into such agreements or instruments as may be necessary or appropriate to subordinate, or make pari passu or senior, as the case may be, any Lien on any Collateral or other property granted to or held by the Agent or Collateral Agent under or in connection with any Loan Document to the Liens securing any First Lien Credit Agreement, other Priority Obligations or other Debt not constituting Priority Obligations, in each case to the extent such Debt and Liens are otherwise permitted to be incurred hereunder.

SECTION 9.14. PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act. Each Borrower hereby agrees to provide such information promptly upon the request of any Lender or the Agent.

SECTION 9.15. Integration. This Agreement and the other Loan Documents represent the agreement of Holdings, the Borrowers, the Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent, the Collateral Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 9.16. Replacement of Lenders. If any Lender requests compensation under Section 2.12 or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, if any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender (or each Lender of a Class) and that has been approved by the Required Lenders (or a majority of such Class) or any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Agent the assignment fee specified in Section 9.07;

(b) such Lender shall have received payment of an amount equal to (i) the outstanding principal of its ratable share of the Term Loan ~~or~~, (ii) the outstanding principal of its Line of Credit Loans or (iii) the outstanding principal of its Alternative Tranche Line of Credit Loans, as applicable, in each case plus accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(d) with respect to the replacement of any Non-Consenting Lender, such amendment, waiver or consent can be effected as a result of such assignment (together with all other assignments required by the Agent to be made pursuant to this paragraph); and

(d) such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 9.17. No Advisory or Fiduciary Capacity. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

ARTICLE X

GUARANTEE

SECTION 10.01. Guarantee.

(a) Each of the Guarantors (other than the Borrowers but, for the avoidance of doubt, including SRAC and Kmart Corp. as to the Obligations in respect of the Alternative Tranche Line of Credit Loan and Holdings as to all other Obligations) hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Agent, for the ratable benefit of the Credit Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Borrower. Each Borrower hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Agent, for the ratable benefit of the Credit Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each other Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of each such other Borrower.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor (other than, as to their respective Obligations, the Borrowers) hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 10.02).

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article X or affecting the rights and remedies of any Agent or any other Credit Party hereunder.

(d) The guarantee contained in this Article X shall remain in full force and effect until all the Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) and the obligations of each Guarantor under the guarantee contained in this Article X shall have been satisfied by payment in full, notwithstanding that from time to time during the term of this Agreement any of the Borrowers may be free from any Obligations.

(e) No payment made by any of the Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by the Agent or any other Credit Party from any of the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of any of the Obligations or any payment received or collected from such Guarantor in respect of any of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until each of the Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) are paid in full.

SECTION 10.02. Right of Contribution. Each Guarantor (other than Holdings) hereby agrees that to the extent that a Guarantor (other than Holdings) shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor (other than Holdings) hereunder which has not paid its proportionate share of such payment. Each Guarantor’s (other than Holdings’) right of contribution shall be subject to the terms and conditions of Section 10.03. The provisions of this Section 10.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Agent and the other Credit Parties, and each Guarantor shall remain liable to the Agent and the other Credit Parties for the full amount guaranteed by such Guarantor hereunder. This Section 10.02 shall not apply to Sears in its capacity as a Guarantor of the Obligations of SRAC, or to Kmart in its capacity as a Guarantor of the Obligations of Kmart Corp.

SECTION 10.03. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Agent or any other Credit Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Agent or any other Credit Party against any Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Agent or any other Credit Party for the payment of any of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution, reimbursement or indemnification from any Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, and notwithstanding the foregoing, in the event that any Guarantor possesses any such rights of subrogation, contribution, reimbursement or indemnification, all such rights shall in all respects be subordinated and junior in right of payment, until (other than with respect to subrogation claims that would otherwise be held by Holdings) all amounts owing to the Agent and the other Credit Parties by each of the Borrowers on account of its Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation, contribution, reimbursement or indemnification rights at any time when any of the Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Agent and the other Credit Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be transferred as the Agent directs in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine.

SECTION 10.04. Amendments, etc. with Respect to Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Agent or any other Credit Party may be rescinded by the Agent or such other Credit Party and any of the Obligations continued, and any of the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agent, the Collateral Agent or any other Credit Party, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Agent (or the Required Lenders or all Lenders, as the case may be) or any other Credit Party, if applicable, may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agent or any other Credit Party for the payment of any of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Agent nor any other Credit Party shall have any obligation to any Loan Party or other Person, to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Obligations or for the guarantee contained in this Article X or any property subject thereto.

SECTION 10.05. Guarantee Absolute and Unconditional.

(a) Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Agent or any other Credit Party upon the guarantee contained in this Article X or acceptance of the guarantee contained in this Article X; each of the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article X; and all dealings between any of the Borrowers and any of the Guarantors, on the one hand, and the Agent and the other Credit Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article X. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers or any of the Guarantors with respect to any of the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Article X shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of this Agreement, any other Loan Document or any other document made, delivered or given in connection with any of the foregoing, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Agent or any other Credit Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against the Agent or any other Credit Party, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Borrowers for the Obligations, or of such Guarantor under the guarantee contained in this Article X, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Agent or any other Credit Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for any of the Obligations or any right of offset with respect thereto, and any failure by the Agent or any other Credit Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any of the Borrowers, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agent or any other Credit Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(b) The obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other document made, delivered or given in connection with any of the foregoing or any other agreement, by any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than upon a written release of such Guarantor from the Agent or upon the indefeasible payment in full in cash of all the Obligations).

(c) The Agent and the other Credit Parties may, at their election upon the occurrence and during the continuance of an Event of Default, foreclose on any Collateral held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such Collateral in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any Guarantor, or exercise any other right or remedy available to them against any Guarantor, without affecting or impairing in any way the liability of any other Guarantor hereunder except to the extent that all the Obligations (other than contingent indemnification obligations for which no claim shall have then been asserted) have been indefeasibly paid in full in cash. Each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Guarantor, as the case may be, or any Collateral.

SECTION 10.06. Reinstatement. The guarantee contained in this Article X shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Agent or any other Credit Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 10.07. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid without set-off or counterclaim in Dollars, to such account as the Agent may designate in accordance with Section 9.02 of this Agreement.

SECTION 10.08. Additional Guarantors. Each Subsidiary of the Borrowers that is required to become a party to this Agreement pursuant to Section 6.01(i) shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of a joinder to this Agreement substantially in the form of Exhibit J hereto.

SECTION 10.09. Releases. At the request and sole expense of the Borrowers, the Agent shall release any Guarantor from its obligations hereunder, including, without limitation, its obligations pursuant to Article X hereof, and shall execute and deliver to the Borrowers all releases or other documentation reasonably necessary or desirable to evidence such release, in the event that all the equity interest of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by this Agreement and/or in the event that such Guarantor shall dispose of all or substantially all of its assets and shall cease to own any Collateral.

SECTION 10.10. Additional Line of Credit Lenders. Each Person that desires to become a party to this Agreement in order to make a Line of Credit Loan shall become a Line of Credit Lender for all purposes of this Agreement upon execution and delivery by such prospective Line of Credit Lender of a joinder to this Agreement substantially in the form of Exhibit K hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SEARS HOLDINGS CORPORATION

By:
Name:	Robert A. Riecker
Title:	Vice President, Controller and
Chief Accounting Officer

KMART CORPORATION

By:
Name:	Robert A. Riecker
Title:	Vice President, Controller and
Chief Accounting Officer

SEARS ROEBUCK ACCEPTANCE CORPORATION

By:
Name:	Robert A. Riecker
Title:	Vice President, Finance

[Signature Page ~~–~~– Second Lien Credit Agreement]

A&E HOME DELIVERY, LLC

By:
Name:	Robert A. Riecker
Title:	Vice President

A&E LAWN & GARDEN, LLC

By:
Name:	Robert A. Riecker
Title:	Vice President

A&E SIGNATURE SERVICE, LLC

By:
Name:	Robert A. Riecker
Title:	Vice President

CALIFORNIA BUILDER APPLIANCES, INC.

By:
Name:	Robert A. Riecker
Title:	Vice President

FLORIDA BUILDER APPLIANCES, INC.

By:
Name:	Robert A. Riecker
Title:	Vice President

KLC, INC.

By:
Name:	Robert A. Riecker
Title:	Vice President

KMART HOLDING CORPORATION

By:
Name:	Robert A. Riecker
Title:	Vice President, Controller and
Chief Accounting Officer

KMART OF MICHIGAN, INC.

By:
Name:	Robert A. Riecker
Title:	Vice President

[Signature Page ~~–~~– Second Lien Credit Agreement]

KMART OF WASHINGTON LLC
By: Kmart Corporation, as Sole Member

By:
Name:	Robert A. Riecker
Title:	Vice President, Controller and
Chief Accounting Officer

KMART OPERATIONS LLC

By:
Name:	Robert A. Riecker
Title:	Vice President, Controller and
Chief Accounting Officer

KMART STORES OF ILLINOIS LLC
By: Kmart Corporation, as Sole Member

By:
Name:	Robert A. Riecker
Title:	Vice President, Controller and
Chief Accounting Officer

KMART STORES OF TEXAS LLC
By: Kmart Corporation, as Sole Member

By:
Name:	Robert A. Riecker
Title:	Vice President, Controller and
Chief Accounting Officer

KMART.COM LLC
By: BlueLight.com, as Sole Member

By:
Name:	Lawrence J. Meerschaert
Title:	Vice President

[Signature Page ~~–~~– Second Lien Credit Agreement]

MYGOFER LLC
By: Kmart Corporation, as Sole Member

By:
Name:	Robert A. Riecker
Title:	Vice President, Controller and
Chief Accounting Officer

PRIVATE BRANDS, LTD.

By:
Name:	Robert A. Riecker
Title:	Vice President

SEARS BRANDS MANAGEMENT CORPORATION

By:
Name:	Robert A. Riecker
Title:	Vice President

SEARS HOLDINGS MANAGEMENT CORPORATION

By:
Name:	Robert A. Riecker
Title:	Vice President, Controller and
Chief Accounting Officer

SEARS HOME IMPROVEMENT PRODUCTS, INC.

By:
Name:	Robert A. Riecker
Title:	President

SEARS OPERATIONS LLC

By:
Name:	Robert A. Riecker
Title:	Vice President, Controller and
Chief Accounting Officer

SEARS PROTECTION COMPANY

By:
Name:	Robert A. Riecker
Title:	Vice President

[Signature Page ~~–~~– Second Lien Credit Agreement]

SEARS PROTECTION COMPANY (FLORIDA), L.L.C.

By:
Name:	Robert A. Riecker
Title:	Vice President

SEARS, ROEBUCK AND CO.

By:
Name:	Robert A. Riecker
Title:	Vice President, Controller and
Chief Accounting Officer

SEARS, ROEBUCK DE PUERTO RICO, INC.

By:
Name:	Robert A. Riecker
Title:	Vice President

SOE, INC.

By:
Name:	Robert A. Riecker
Title:	Vice President

STARWEST, LLC

By:
Name:	Robert A. Riecker
Title:	Vice President

A&E FACTORY SERVICE, LLC

By:
Name:	Robert A. Riecker
Title:	Vice President

[Signature Page ~~–~~– Second Lien Credit Agreement]

JPP, LLC,
as Agent and as a Lender

By:
Name:
Title:

JPP II, LLC, as a Lender

By:
Name:
Title:

[Signature Page ~~–~~– Second Lien Credit Agreement]

EXHIBIT B

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [each, the] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) the portion of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a [Term Lender][Line of Credit Lender][Alternative Tranche Line of Credit Lender]][their respective capacities as [Term Lenders][Line of Credit Lenders][Alternative Tranche Line of Credit Lenders]] under the Credit Agreement and any other documents or instruments delivered pursuant thereto identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a [Term Lender][Line of Credit Lender][Alternative Tranche Line of Credit Lender])][the respective Assignors (in their respective capacities as [Term Lenders][Line of Credit Lenders][Alternative Tranche Line of Credit Lenders])] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

3.	Borrowers: Sears Roebuck Acceptance Corp., a Delaware corporation, and Kmart Corporation, a Michigan corporation.

4.	Agent: JPP, LLC, a Delaware limited liability company, as the Agent under the Credit Agreement.

5.	Credit Agreement: Second Lien Credit Agreement dated as of September 1, 2016 (as such may be amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by, among others, Sears Holdings Corporation, the Borrowers, certain subsidiaries of Sears Holding Corporation, the Lenders party thereto and JPP, LLC, as Agent.

6.	Assigned Interest[s]:

Assig nor[s][5]	Assig nee[s] [6]	Aggregate Amount of [Term Loan][Lin e of Credit Loan][Alte rnative Tranche Line of Credit Loan] for all [Term Lenders][L ine of Credit Lenders][ Alternative Tranche Line of Credit Lenders][7]	Amount of [Term Loan][ Line of Credit Loan][ Altern ative Tranch e Line of Credit Loan] Assign ed8	~~Percenta ge Assigne d of Term Loan[9]~~	~~Aggregate Amount of Line of Credit Loans for all Line of Credit Lenders[10]~~	~~Amount of Line of Credit Loans Assign ed11~~	Percentage Assigne d of [Term Loan][L ine of Credit Loan~~12~~ ][Altern ative Tranche Line of Credit Loan][9]
		$	$	 ~~%~~	~~$~~	~~$~~	%
		$	$	 ~~%~~	~~$~~	~~$~~	%

[7.	Trade Date: ]~~[13]~~[10]

Effective Date: [                                    ] [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE DATE OF DELIVERY OF THIS ASSIGNMENT AND ACCEPTANCE FOR RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Subject to minimum amount requirements pursuant to Section 9.07(a) of the Credit Agreement.
~~[9]~~	~~Set forth, to at least 4 decimals, as a percentage of the Loan of all applicable Lenders thereunder.~~
~~[10]~~ 	~~Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.~~
~~[11]~~ 	~~Subject to minimum amount requirements pursuant to Section 9.07(a) of the Credit Agreement.~~
~~[12]~~	~~Set forth, to at least 4 decimals, as a percentage of the Loan of all applicable Lenders thereunder.~~
[9]	Set forth, to at least 4 decimals, as a percentage of the Loan of all applicable Lenders thereunder.
~~13~~10	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]~~14~~11 Accepted:

JPP, LLC, as
Agent

By:
Name:
Title:

~~14~~11	To the extent that the Agent’s consent is required under Section 9.07(a) of the Credit Agreement.

[Consented to:]~~15~~[12]

SEARS ROEBUCK ACCEPTANCE CORP., as a Borrower

By:
Name:
Title:

KMART CORPORATION, as a Borrower

By:
Name:
Title:

~~15~~12 To the extent required under Section 9.07(a) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(a) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(j) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are residents for tax purposes, to the extent reasonably requested by the Agent, attached hereto are duly completed and executed by [the][such] Assignee, any U.S. Internal Revenue Service forms required under Section 2.15 of the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. [From and after the First Amendment Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued up to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.]~~16~~13 [Unless the Assignor[s] and Assignee[s] otherwise agree, [the][each] Assignee shall pay to [the][each] Assignor the interest payment amounts indicated below on the Effective Date. Once such payments are received by [the][each] Assignor, after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][each] Assignee for all accrued amounts. ]~~17~~14

Assignor[s]~~[18]~~[15]	Assignee[s]~~[19]~~ [16]	Aggregate Amount of Term Loan for all Term Lenders	Amount of Term Loan Assigned	Interest Payment from Assignee to Assignor
		$	$	%
		$	$	%

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

4. Fees. This Assignment and Acceptance shall be delivered to the Agent with a processing and recordation fee of $3,500, to the extent required by the terms of the Credit Agreement, unless such fee has been waived by the Agent in its sole discretion.

~~16~~13 Choose if cash interest has been Elected.

~~17~~14 Choose if PIK Payments have been Elected or if no Election has been made with respect to such interest.

~~18List each Assignor, as appropriate.~~

15 List each Assignor, as appropriate.

~~19 List each Assignee, as appropriate.~~

16 List each Assignee, as appropriate.

EXHIBIT I

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Date of Certificate: ______, 20__

To:	JPP, LLC, as Agent

c/o ESL Investments, Inc.,

1170 Kane Concourse, Suite 200

Bay Harbor Islands, FL 33154

Attention: Edward S. Lampert, CEO

Ladies and Gentlemen:

Reference is made to a certain Second Lien Credit Agreement, dated as of September 1, 2016 (as modified, amended, supplemented or restated and in effect from time to time, the “Credit Agreement”) by, among others, Sears Holdings Corporation, a Delaware corporation (“Holdings”), Sears Roebuck Acceptance Corp., a Delaware corporation, and Kmart Corporation, a Michigan corporation (individually, a “Borrower”, and collectively, the “Borrowers”), the lenders from time to time party thereto and JPP, LLC, a Delaware limited liability company, as administrative agent and collateral administrator (the “Agent”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned, as a duly authorized and acting Authorized Officer of Holdings, hereby certifies on behalf of Holdings and each of the other Loan Parties as of the date hereof the following:

1.	No Defaults or Events of Default.

(a)	Since (the date of the last similar certification), and except as set forth in Appendix I, no Default or Event of Default has occurred.

(b)	If a Default or Event of Default has occurred since (the date of the last similar certification), the Loan Parties have taken or propose to take those actions with respect to such Default or Event of Default as described on said Appendix I.

2.	Financial Calculations.

(a)	Attached hereto as Appendix IIA are reasonably detailed calculations necessary to determine the Fixed Charge Ratio as of the last day of the [fiscal quarter][fiscal year] ended (whether or not compliance therewith is then required under Section 6.03 of the Credit Agreement).

(b)	Attached hereto as Appendix IIB are reasonably detailed calculations necessary to determine Excess Cash Flow for the fiscal year ended .~~[20]~~[17]

~~20~~ 17 Include only with fiscal year-end financial statements

3.	Financial Statements.

[Use following paragraph (a) for fiscal quarter-end financial statements]

(a)	Attached hereto as Appendix III are the unaudited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal quarter ended , and the consolidated balance sheet of Holdings and its domestic Subsidiaries as of the end of such fiscal quarter, and the consolidated statements of income and cash flows of Holdings and its Subsidiaries and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter (or if not attached, a copy of the quarterly report filed with the SEC on form 10-Q, reflecting such consolidated balance sheets and consolidated statements of income and cash flows, has been delivered to the Agent in accordance with Section 9.02(b) of the Credit Agreement).

[Use following paragraphs (b) and (c) for fiscal year-end financial statements]

(b)	Attached hereto as Appendix III are the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended , and the consolidated statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year, accompanied by a report without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, which report has been prepared by a Board-appointed auditor of national standing (or if not attached, a copy of the annual report filed with the SEC on form 10-K, reflecting such consolidated balance sheet and consolidated statements of income and cash flows of Holdings and its Subsidiaries, has been delivered to the Agent in accordance with Section 9.02(b) of the Credit Agreement).

(c)	Attached hereto as Appendix IV are the unaudited consolidated balance sheet of Holdings and its domestic Subsidiaries for the fiscal year ended , and the consolidated statements of income and cash flows of Holdings and its domestic Subsidiaries for such fiscal year.

4.	No Material Accounting Changes, Etc.

(a)	The financial statements furnished to the Agent for the [fiscal quarter/fiscal year] ended were prepared in accordance with GAAP.

(b)	Except as set forth in Appendix V, there has been no change in GAAP used in the preparation of the financial statements furnished to the Agent for the [fiscal quarter/fiscal year] ended . If any such change has occurred, a statement of reconciliation conforming such financial statements to GAAP is attached hereto in Appendix V if necessary for the calculation of the Fixed Charge Ratio.

5.	Collateral Coverage.

(a)	Set forth below are the Borrowing Base and the Total Extensions of Credit as of the last day of the [fiscal quarter][fiscal year] ended .

Borrowing Base:

Total Extensions of Credit:

[Signature page follows]

IN WITNESS WHEREOF, a duly authorized and acting Authorized Officer of Holdings, on behalf of Holdings and each of the other Loan Parties, has duly executed this Compliance Certificate as of             , 20    .

HOLDINGS:

SEARS HOLDINGS CORPORATION

By:
Name:
Title:

APPENDIX I

Except as set forth below, no Default or Event of Default has occurred. [If a Default or Event of Default has occurred, the following describes the nature of the Default or Event of Default in reasonable detail and the steps, if any, being taken or contemplated by the Loan Parties to be taken on account thereof.]

APPENDIX IIA

A. Calculation of Fixed Charge Ratio: Required whether or not compliance under Section 6.03 of the Credit Agreement is then required. Calculated for the most recently ended four fiscal quarters.

1.	Adjusted Consolidated EBITDA~~21~~[18] for such period (all calculated on a Consolidated basis in accordance with GAAP (excluding any non-cash income already deducted from Consolidated Net Income in the calculation of Adjusted Consolidated EBITDA in a prior period)):

(a)	Consolidated Net Income for such period:

Plus the following, without duplication and to extent deducted in determining Consolidated Net Income for such period:

(b)	Consolidated Interest Expense for such period:

(c)	income tax expense for such period:

(d)	all amounts attributable to depreciation and amortization expense for such period:

(e)	any items of loss resulting from the sale of assets other than in the ordinary course of business for such period:

(f)	any non-cash charges for tangible or intangible impairments or asset write downs for such period (excluding any write downs or write-offs of Inventory other than write-downs or write-offs of Inventory related to up to 100 store closings in any four consecutive fiscal quarters):

~~21~~18	For the purposes of calculating Adjusted Consolidated EBITDA in connection with any determination of the Fixed Charge Ratio, (i) if at any time during the applicable four-quarter period, Holdings or any of its Subsidiaries shall have made any Material Disposition, the Adjusted Consolidated EBITDA for such fiscal quart er shall be reduced by an amount equal to the Adjusted Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such period or increased by an amount equal to the Adjusted Consolidated EBITDA (if negative) attributable thereto for such fiscal period and (ii) if at any time during the applicable four-quarter period, Holdings or any of its Subsidiaries shall have made a Material Acquisition, Adjusted Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by Holdings and its Subsidiaries in excess of $100,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $100,000,000.

	(g)	any other non-cash charges for such period (including non-cash charges arising from share-based payments to employees or directors, but excluding (1) any non-cash charge already added back to Consolidated Net Income in the calculation of Adjusted Consolidated EBITDA in a prior period, (2) any non-cash charge that relates to the write-down or write-off of Inventory other than write-downs or write-offs of Inventory related to up to 100 store closings in any four consecutive fiscal quarters, and (3) non-cash charges for which a cash payment is required to be made in that or any other period):

Minus the following, without duplication and to the extent included in Consolidated Net Income for such period:

	(h)	any items of gain resulting from the sale of assets other than in the ordinary course of business for such period:

	(i)	any cash payments made during such period in respect of non-cash charges described in Line 1(g) above taken in a prior period:

	(j)	any non-cash items of income for such period:

	(k)	Adjusted Consolidated EBITDA [Line 1(a), plus the sum of Lines 1(b) through 1(g), minus the sum of Lines 1(h) through 1(j)]:

2.	Minus the following:

	(a)	the unfinanced portion of Capital Expenditures made during such period (but including Capital Expenditures financed with proceeds of the revolving facility under the First Lien Credit Agreement):

	(b)	taxes paid in cash net of refunds during such period (but in no event less than zero):

3.	Line 1(k), minus Lines 2(a) and 2(b):

4.	Fixed Charges for such period (all calculated on a Consolidated basis):

	(a)	Consolidated Interest Expense paid or payable in cash:

Plus

	(b)	scheduled principal payments on Debt made during such period:

Plus

	(c)	Capital Lease Obligation payments made during such period:

	(d)	Fixed Charges [The sum of Lines 4(a) through 4(c)]:

5.	FIXED CHARGE RATIO AS OF THE FISCAL [QUARTER] [YEAR] ENDED [Line 3 divided by Line 4(d)]:

B. Fixed Charge Ratio Covenant: During the continuance of a Covenant Compliance Event, each of Holdings and the Borrowers will not permit the Fixed Charge Ratio as of the last day of any fiscal quarter of Holdings to be less than 1.0 to 1.0.

1.	Is covenant required to be tested?	Yes	No
2.	If covenant is required to be tested, in compliance?	Yes	No

APPENDIX IIB
A. Calculation of Excess Cash Flow: The sum, without duplication, of:

1.	Consolidated Net Income for such fiscal year (excluding gains and losses from the sale of assets or businesses outside the ordinary course of business included in the calculation of such Consolidated Net Income):	$

Plus

2.	expenses reducing Consolidated Net Income incurred or made with respect to any Plan:	$

Plus

3.	depreciation, amortization and other non-cash charges reducing Consolidated Net Income (excluding any non-cash charges to the extent they represent an accrual or reserve for potential cash charges in any future period or amortization of a prepaid cash gain that was paid in a prior period and excluding any such charges which were excluded in the calculation of Consolidated Net Income as set forth in Line A.1. above):	$

4.	The sum of Lines 1-3:	$

Minus the sum, without duplication, of the following:

5.	contributions made in cash to any Plan:	$

Plus

6.	non-cash gains and other non-cash items increasing Consolidated Net Income (other than any such gains and items which were excluded in the calculation of Consolidated Net Income as set forth in Line A.1. above):	$

Plus

7.	the amount of scheduled payments and mandatory prepayments of principal, interest, fees, premiums and make whole or prepayment payments on account of Debt for borrowed money made in cash (excluding any repayments of Obligations and of prepayments of any revolving credit facility (unless there is an equivalent permanent reduction in the commitments thereunder and excluding any such payments or prepayments to the extent financed with the proceeds of Debt)), and scheduled payments and mandatory prepayments of Capital Lease Obligations (excluding any interest expense portion thereof deducted in the calculation of Consolidated Net Income and excluding any such payments or prepayments to the extent financed with the proceeds of Debt):	$

Plus

8.	the amount of optional prepayments of principal on account of Priority Obligations or the Term Loan made in cash during such fiscal year (as a result of which, in the case of the repayments under any revolving credit facility, the revolving credit commitments have been permanently reduced correspondingly), except to the extent that such prepayments are funded with Debt:	$

Plus

9.	Capital Expenditures made in cash during such fiscal year, except to the extent financed with the proceeds of Debt:	$

Plus

10.	the amount of Permitted Acquisitions and Permitted Investments (pursuant to clauses (d), (i), (o), (q) and (r) of the definition thereof) made in cash during such fiscal year, except to the extent financed with the proceeds of Debt:	$

11.	The sum of Lines 5-10:	$

12.	Excess Cash Flow (Line 4 minus Line 11):	$

APPENDIX III

APPENDIX IV

APPENDIX V

Exhibit J

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of [                    , 20        ], made by [                    ] (the “Additional Guarantor”), in favor of [        ], as agent (in such capacity, the “Agent”), for the banks, financial institutions and other institutional lenders (the “Lenders”) parties to the Second Lien Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Second Lien Credit Agreement.

W I T N E S S E T H :

WHEREAS, Sears Holdings Corporation (“Holdings”), Sears Roebuck Acceptance Corp. (“SRAC”), Kmart Corporation (“Kmart Corp.” and, together with SRAC, the “Borrowers”), the Lenders and JPP, LLC, as administrative agent and collateral administrator, have entered into a certain Second Lien Credit Agreement, dated as of September 1, 2016 (as amended, supplemented or otherwise modified from time to time, the “Second Lien Credit Agreement”);

WHEREAS, the Second Lien Credit Agreement requires the Additional Guarantor to become a party to the Second Lien Credit Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Joinder Agreement in order to become a party to the Second Lien Credit Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Second Lien Credit Agreement. By executing and delivering this Joinder Agreement, the Additional Guarantor, as provided in Section 10.08 of the Second Lien Credit Agreement, hereby becomes a party to the Second Lien Credit Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.

2. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW BUT INCLUDING SECTIONS 5-1401 and 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[Remainder of Page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]
By:
Name:
Title:

EXHIBIT K

FORM OF LINE OF CREDIT LENDER JOINDER AGREEMENT

This Joinder Agreement (this “Joinder”) is made as of [                     , 20[        ]], by and among the undersigned (the “New Line of Credit Lender”), Sears Holdings Corporation, a Delaware corporation (“Holdings”), Sears Roebuck Acceptance Corp., a Delaware corporation (“SRAC”), and Kmart Corporation, a Michigan corporation (“Kmart”, and together with SRAC, the “Borrowers”), and JPP, LLC, a Delaware limited liability company, as administrative agent and collateral administrator under the Credit Agreement referred to below (the “Agent”), in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H :

A.	Reference is made to that certain Second Lien Credit Agreement, dated as of September 1, 2016, as amended by that certain First Amendment to Second Lien Credit Agreement, dated as of July 7, 2017 (as such may have been further amended, modified, supplemented or restated, the “Credit Agreement”), by and among, among others, Holdings, the Borrowers and the Agent. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

B.	The undersigned New Line of Credit Lender desires to become a party to the Credit Agreement, and to be bound by the terms of the Credit Agreement and the other Loan Documents, so that it may from time to time make Line of Credit Loans to the Borrowers on the terms set forth in the applicable Line of Credit Loan Proposal.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Joinder and Assumption of Obligations. Effective as of the Joinder Effective Date (as defined below) and subject to the terms and conditions set forth in this Joinder and in the Credit Agreement, the New Line of Credit Lender acknowledges and agrees:

a.	to join in the execution of, and become a party to, the Credit Agreement as a Line of Credit Lender, as indicated with its signature below;

b.	to be bound by all representations, warranties, covenants, agreements, liabilities and acknowledgments of a Line of Credit Lender under the Credit Agreement and the other Loan Documents, in each case, with the same force and effect as if such New Line of Credit Lender was a signatory to the Credit Agreement and the other Loan Documents and was expressly named as a Line of Credit Lender therein;

c.	to have all rights and obligations of a Line of Credit Lender under the Credit Agreement and other Loan Documents.

2.	New Line of Credit Lender Acknowledgement.

a.	The New Line of Credit Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder; (ii) agrees that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, including making or not making Line of Credit Loans from time to time; (iii) effective as of the date hereof, appoints and authorizes the Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent and the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) effective as of the date hereof, agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement, are required to be performed by it as a Line of Credit Lender; and (v) specifies as its lending office (and address for notices) the office set forth beneath its signature below.

b.	The New Line of Credit Lender further acknowledges and agrees that the Agent and the other Credit Parties: (i) make no representations or warranties and assume no responsibility with respect to any statements, warranties or representations made in, or in connection with, the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (ii) make no representation or warranty and assume no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto.

3.	Conditions Precedent to Effectiveness. This Joinder shall become effective on the date (the “Joinder Effective Date”) when it has been duly executed by each of the parties hereto and the Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

4.	Miscellaneous.

a.	This Joinder may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Joinder by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Joinder.

b.	This Joinder expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

c.	Any determination that any provision of this Joinder or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Joinder.

d.	The New Line of Credit Lender confirms that it has consulted with independent legal counsel of its selection in connection with this Joinder and is not relying on any representations or warranties of the Agent or the Lenders or their counsel in entering into this Joinder.

e.	THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF BUT INCLUDING SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder to be duly executed and delivered by its proper and duly authorized officer as of the date first set forth above.

[NEW LINE OF CREDIT LENDER], as Line of Credit Lender
By:
Name:
Title:

[INSERT ADDRESS]

HOLDINGS:
SEARS HOLDINGS CORPORATION
By:
Name:
Title:
BORROWERS:
KMART CORPORATION
By:
Name:
Title:
SEARS ROEBUCK ACCEPTANCE CORPORATION
By:
Name:
Title:

EXHIBIT L

FORM OF LINE OF CREDIT LOAN PROPOSAL

LINE OF CREDIT LOAN PROPOSAL

Date: [            ], 20[        ]

To:	[ ], as [potential][existing] Line of Credit Lender

Ladies and Gentlemen:

Reference is made to that certain Second Lien Credit Agreement, dated as of September 1, 2016, as amended by that certain First Amendment to Second Lien Credit Agreement, dated as of July [        ], 2017 (as such may have been further amended, modified, supplemented or restated, the “Credit Agreement”), by and among, among others, Sears Holdings Corporation, a Delaware corporation, Sears Roebuck Acceptance Corp., a Delaware corporation (“SRAC”), and Kmart Corporation, a Michigan corporation (“Kmart”), the lenders from time to time party thereto and JPP, LLC, a Delaware limited liability company, as administrative agent and collateral administrator thereunder. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

In accordance with Section 2.02 of the Credit Agreement, [Kmart][SRAC]~~22~~19

hereby requests a Line of Credit Loan as follows:

1.	On__ (a Business Day).~~23~~20

2.	In an aggregate principal amount of $_____________________.~~24~~21

3.	With a maturity of ________, 20[__].~~25~~22

4.	With a [fixed interest rate of __% per annum][floating interest rate equal to a Eurodollar Rate of __% per annum, plus a margin of __% per annum].

~~22~~19	Identify Borrower proposing the Line of Credit Loan herein.
~~23~~20	Each Line of Credit Loan Proposal (other than any Line of Credit Loan to be made on the First Amendment Effective Date) must be delivered to the existing or prospective Line of Credit Lender at least one Business Day prior to the date of on which the proposed Line of Credit Loan is proposed to be made.
~~24~~21	Each Line of Credit Loan shall be in a principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess thereof.
~~25~~22	Not to exceed 270 days from the date on which any Line of Credit Loan is made.

5.	Such interest shall be payable in arrears [on the Line of Credit Loan Maturity Date][each month that such Line of Credit Loan remains outstanding][each third month that such Line of Credit Loan remains outstanding]~~26~~23

6.	[Such interest shall be in the form of original issuance discount in an amount equal to % of the amount of the proposed Line of Credit Loan.]~~27~~24

7.	The proposed Line of Credit Loan is to be [funded in cash in an amount equal to $ ][set off against the Line of Credit Loan made by such Line of Credit Lender to [Kmart][SRAC] pursuant to that certain Line of Credit Loan Proposal, dated as of , 20[ ]]~~28~~25

[Kmart][SRAC]~~29~~ 26

hereby represents and warrants as follows:

•	The representations and warranties made by each Loan Party in or pursuant to the Loan Documents are true and correct on and as of the date of the Line of Credit Loan requested herein in all material respects, before and after giving effect to such Line of Credit Loan and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that (A) such representations or warranties are qualified by a materiality standard, in which case they are true and correct in all respects, (B) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date), and (C) such representations relate to Section 5.01(f) of the Credit Agreement, in which case the representation is limited to clause (c) of the definition of “Material Adverse Effect”;

•	No event has occurred and is continuing, or would result from the Line of Credit Loan requested herein or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default; and

•	The incurrence of the proposed Line of Credit Loan will not conflict with, constitute a default under or violate any of the terms, conditions or provisions of

~~26~~23	Election to have interest payable monthly or quarterly available only for Line of Credit Loans with a Line of Credit Loan Maturity Date that is more than 30 days from the Line of Credit Loan Date.
~~27~~24	Election for Fixed Rate Line of Credit Loans only.
~~28~~25	May set off the proceeds from any Line of Credit Loan against the amount of any Line of Credit Loan obligation of the Borrowers to the applicable Line of Credit Lender with a Line of Credit Loan Maturity Date equal to the proposed Line of Credit Loan Date.
~~29~~26	Identify Borrower requesting the Line of Credit Loan herein.

(i) the Indenture for the Existing Second Lien Notes, (ii) the Security Agreement, (iii) the Existing Intercreditor Agreement, (iv) the First Lien Credit Agreement, (v) the Letter of Credit Reimbursement Agreement, dated as of December 28, 2016, by and among Holdings, the Borrowers, certain financial institutions and Citibank, N.A. as administrative agent and issuing bank, as amended, modified, supplemented or restated and in effect from time to time, (vi) that certain Loan Agreement, dated as of January 3, 2017, by and among JPP, LLC, JPP II, LLC, the Borrowers and the other borrower parties thereto, as amended, modified, supplemented or restated and in effect from time to time, and (vii) that certain Receivables and Participation Purchase Agreement, dated as of June 15, 2017, by and among JPP, LLC, JPP II, LLC, Holdings, Kmart Operations LLC and Sears Operations LLC, as amended, modified, supplemented or restated and in effect from time to time.

•	After giving effect to the proposed Line of Credit Loan requested herein, (A) the sum of the Total Extensions of Credit will not exceed the Borrowing Base, and (B) no Collateral Coverage Event (as defined in the Indenture for the Existing Second Lien Notes) shall result therefrom.

•	Set forth below are the Borrowing Base and the Total Extensions of Credit as of [ ], in each case after giving effect to the proposed Line of Credit Loan .

Borrowing Base: _____________

Total Extensions of Credit: _____________

[Remainder of page intentionally blank]

Very truly yours,
[KMART CORPORATION][SEARS ROEBUCK
ACCEPTANCE CORPORATION], as a Borrower
By:
Name:
Title:

FORM OF NOTICE OF CONVERSION

To:	Sears Holdings Corporation
3333 Beverly Road
Hoffman Estates, Illinois 60179
Facsimile: (847) 286-2055
Attention: Treasurer

[CONVERSION AGENT]
[ADDRESS]

Reference is made to that certain Second Lien Credit Agreement, dated as of September 1, 2016 (as amended, supplemented or otherwise modified, the “Credit Agreement”), by and among Sears Holdings Corporation (“Holdings”), Sears Roebuck Acceptance Corp. and Kmart Corporation, certain subsidiaries of Holdings, the lenders from time to time party thereto and JPP, LLC, as administrative agent and collateral administrator. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

The undersigned Term Lender hereby irrevocably exercises the option to convert its Term Loan, or a portion thereof (if the portion to be converted would result in the issuance of at least one whole share of Common Stock upon conversion) below designated, into a number of shares of Common Stock in accordance with the terms of the Credit Agreement, and directs that any shares of Common Stock deliverable upon conversion be delivered to such Term Lender unless a different name is indicated below.

If any shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect to such issuance and transfer as set forth in the Indenture.

Principal amount of Term Loan to be converted:	Beneficial ownership of Common Stock (prior to conversion):

$	shares

(if the portion to be converted would result in the issuance of at least one whole share of Common Stock upon conversion)

If you want the share certificate representing the Common Stock, if any, issuable upon conversion made out in another person’s name, fill in the form below:

(Insert other person’s social security or tax I.D. number)

(Print or type other person’s name, address and zip code)

Dated:	Signed:

(Sign exactly as your name(s)
appear(s) on the other side of this
Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Annex B

Schedule 2.03(c) to Amended Second Lien Credit Agreement

Alternative Tranche Line of Credit Loans

Lender	Amount
Och-Ziff Capital Structure Arbitrage Master Fund Ltd.	$44,967,000.00

Total:	$44,967,000.00